Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

FISERV, INC.,

300 HOLDINGS, INC.

and

FIRST DATA CORPORATION

Dated as of January 16, 2019

TABLE OF CONTENTS

ARTICLE I

THE MERGER

1.1	The Merger	2
1.2	Closing	2
1.3	The Effective Time	2
1.4	Effects of the Merger	2
1.5	Conversion of Company Common Stock	2
1.6	Parent Common Stock	3
1.7	Merger Sub Common Stock	3
1.8	Treatment of Company Equity Awards	3
1.9	Certificate of Incorporation of the Surviving Corporation	7
1.10	Bylaws of the Surviving Corporation	7
1.11	Directors of the Surviving Corporation	7
1.12	Officers of the Surviving Corporation	7

	ARTICLE II

	EXCHANGE OF SHARES

2.1	Parent to Make Shares Available	7
2.2	Exchange of Shares	8
2.3	Dissenting Shares	10

	ARTICLE III

	REPRESENTATIONS AND WARRANTIES OF THE COMPANY

3.1	Corporate Organization	11
3.2	Capitalization	12
3.3	Authority; No Violation	14
3.4	Consents and Approvals	15
3.5	Reports	16
3.6	Financial Statements	17
3.7	Broker’s Fees	19
3.8	Absence of Certain Changes or Events	19
3.9	Legal Proceedings	19
3.10	Taxes and Tax Returns	20
3.11	Employees and Employee Benefit Plans	21
3.12	Compliance with Applicable Law	25
3.13	Certain Contracts	26
3.14	Agreements with Regulatory Agencies	28
3.15	Customers	28

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3.16	Environmental Matters	28
3.17	Real Property	29
3.18	Intellectual Property; Data Privacy and Technology; Information Security	30
3.19	Related Party Transactions	32
3.20	State Takeover Laws	32
3.21	Reorganization	32
3.22	Opinions	32
3.23	Company Information	33
3.24	Insurance	33

	ARTICLE IV

	REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

4.1	Corporate Organization	34
4.2	Capitalization	34
4.3	Authority; No Violation	36
4.4	Consents and Approvals	37
4.5	Reports	37
4.6	Financial Statements	38
4.7	Broker’s Fees	40
4.8	Absence of Certain Changes or Events	40
4.9	Legal Proceedings	40
4.10	Taxes and Tax Returns	41
4.11	Employees and Employee Benefit Plans	42
4.12	Compliance with Applicable Law	45
4.13	Certain Contracts	46
4.14	Agreements with Regulatory Agencies	47
4.15	Customers	47
4.16	Environmental Matters	48
4.17	Real Property	48
4.18	Intellectual Property; Data Privacy and Technology; Information Security	49
4.19	Related Party Transactions	50
4.20	State Takeover Laws	50
4.21	Reorganization	50
4.22	Opinion	50
4.23	Parent Information	51
4.24	Insurance	51
4.25	Sufficient Funds	51

	ARTICLE V

	COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1	Conduct of Business Prior to the Effective Time	53
5.2	Company Forbearances	53
5.3	Parent Forbearances	57

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	ARTICLE VI

	ADDITIONAL AGREEMENTS

6.1	Regulatory Matters	60
6.2	Access to Information	63
6.3	Shareholder Approval and Stockholder Approval	65
6.4	Stock Exchange Listing	70
6.5	Employee Matters	70
6.6	Indemnification; Directors’ and Officers’ Insurance	72
6.7	Advice of Changes	73
6.8	Corporate Governance	74
6.9	Acquisition Proposals	75
6.10	Public Announcements	77
6.11	Change of Method	77
6.12	Takeover Statutes	78
6.13	Exemption from Liability Under Section 16(b)	78
6.14	Litigation and Claims	78
6.15	Financing	79
6.16	Transition	85
6.17	Stock Exchange Delisting	86
6.18	Employee Cooperation	86
6.19	Tax Matters	86
6.20	Parent 10b5-1 Plan	86
6.21	Voting and Support Agreement	87

	ARTICLE VII

	CONDITIONS PRECEDENT

7.1	Conditions to Each Party’s Obligation to Effect the Merger	87
7.2	Conditions to Obligations of Parent and Merger Sub	88
7.3	Conditions to Obligations of the Company	89

	ARTICLE VIII

	TERMINATION AND AMENDMENT

8.1	Termination	90
8.2	Effect of Termination	91

	ARTICLE IX

	GENERAL PROVISIONS

9.1	Nonsurvival of Representations, Warranties and Agreements	94
9.2	Amendment	94

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9.3	Extension; Waiver	95
9.4	Expenses	95
9.5	Notices	95
9.6	Interpretation	96
9.7	No Other Representations or Warranties	97
9.8	Counterparts	98
9.9	Entire Agreement	98
9.10	Waiver of Jury Trial	98
9.11	Governing Law; Jurisdiction	99
9.12	Assignment; Third-Party Beneficiaries	99
9.13	Specific Performance	100
9.14	Severability	100
9.15	Delivery by Facsimile or Electronic Transmission	100
9.16	No Recourse	101

Exhibit

Exhibit A        Amended Parent Bylaws

-iv-

INDEX OF DEFINED TERMS

Page

Acquisition Proposal	76
Action	19
Adjusted Target Price	4
affiliate	97
Agreement	1
Alternative Financing	79
Amended Parent Bylaws	75
Board	1
business day	97
Certificate of Merger	2
Change in Company Recommendation	69
Change in Parent Recommendation	69
Chosen Courts	99
Closing	2
Closing Date	2
Code	1
Commitment Letter	52
Company	1
Company 401(k) Plan	71
Company Benefit Plans	22
Company Board	1
Company Bylaws	12
Company CEO	74
Company Charter	12
Company Class A Common Stock	2
Company Class B Common Stock	2
Company Common Stock	2
Company Compensation Committee	6
Company Consent Solicitation	66
Company Contract	27
Company Covered Customer	28
Company Credit Agreement	85
Company Designated Director	74
Company Disclosure Schedule	10
Company Employees	23
Company Equity Awards	13
Company ERISA Affiliate	23
Company ESPP	6
Company Indemnified Parties	72
Company Indentures	85
Company Insiders	78
Company Intervening Event	69
Company IP Contract	27

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Company JV	12
Company Labor Agreements	24
Company Leased Properties	29
Company Meeting	66
Company Meeting Election	66
Company Owned Properties	29
Company Parties	101
Company Preferred Stock	12
Company Real Property	29
Company Receivables Financing Agreement	85
Company Recommendation	69
Company Registered IP	30
Company Regulatory Agreement	28
Company Related Party Contract	32
Company Reports	17
Company Restricted Share	5
Company RSU	5
Company Stock Option	4
Company Stock Plans	4
Company Subsidiary	12
Confidentiality Agreement	64
Continuing Employees	70
Controlled Group Liability	23
Converted Parent RSU	5
Converted Restricted Share	5
Covered Company Employees	56
Covered Parent Employees	59
Covered Termination	4
Delaware Secretary	2
DGCL	2
Dissenting Shares	10
Effective Time	2
Election Notice	66
Enforceability Exceptions	14
Environmental Laws	29
ERISA	22
Exception Shares	2
Exchange Act	16
Exchange Agent	7
Exchange Fund	7
Exchange Ratio	2
FCPA	26
Final Offering	6
Financing	52
Financing Parties	85
Financing Sources	85

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FINRA	25
First Extended Termination Date	90
GAAP	11
Governmental Entity	16
Hazardous Substance	29
HSR Act	15
HSR Clearance	87
Initial Termination Date	90
Intellectual Property Rights	30
IRS	20
IT Assets	31
Joint Proxy Statement	15
Joint Proxy/Consent Solicitation Statement	15
Joint Statement	15
Key Employees	86
knowledge	96
Laws	25
Liens	13
made available	97
Malicious Code	31
Material Adverse Effect	11
Merger	1
Merger Consideration	2
Merger Sub	1
Merger Sub Board	1
Merger Sub Bylaws	7
Merger Sub Certificate	34
Multiemployer Plan	23
Multiple Employer Plan	23
NACHA	26
NASDAQ	9
Networks	26
New Certificates	3
New Plans	70
Non-Recourse Party	102
Non-U.S. Company Benefit Plan	22
Non-U.S. Parent Benefit Plan	43
Non-U.S. Statutory Company Benefit Plans	22
Non-U.S. Statutory Parent Benefit Plans	42
notice period	68
NYSE	15
OFAC	25
Old Certificate	3
Original Company Meeting Date	67
Original Parent Meeting Date	65
Parent	1

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Parent 10b5-1 Plan	35
Parent 401(k) Plan	71
Parent Articles	34
Parent Benefit Plan	42
Parent Board	1
Parent Business	56
Parent Bylaws	34
Parent CEO	74
Parent Common Stock	3
Parent Contract	47
Parent Covered Customer	48
Parent Designated Director	74
Parent Designated Independent Director	74
Parent Disclosure Schedule	33
Parent Employee Stock Purchase Plan	35
Parent Employees	44
Parent Equity Awards	35
Parent ERISA Affiliate	43
Parent Intervening Event	68
Parent Labor Agreements	44
Parent Leased Properties	48
Parent Meeting	65
Parent Owned Properties	48
Parent Preferred Stock	34
Parent PSUs	35
Parent Real Property	48
Parent Recommendation	69
Parent Registered IP	49
Parent Regulatory Agreement	47
Parent Related Party Contract	50
Parent Reports	38
Parent RSUs	35
Parent Share Issuance	16
Parent Stock Options	35
Parent Stock Plan	35
Parent Subsidiary	34
Permitted Encumbrances	29
person	97
Premium Cap	72
Processing Matters	25
Registration Rights Agreement	1
Regulatory Agencies	16
Relevant Governmental Entity	87
Representatives	75
Required Information	81
Requisite Company Vote	14

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Requisite Parent Vote	36
Requisite Regulatory Approvals	87
S-4	15
Sarbanes-Oxley Act	17
SEC	15
Second Extended Termination Date	90
Securities Act	17
Sensitive Data	31
Shareholder Agreement	1
Significant Subsidiaries	57
Specified Company Subsidiary	12
SRO	16
Standing Committee	74
Stockholder	1
Stockholder Written Consent	66
Subsidiary	12
Superior Proposal	76
Surviving Corporation	1
Tail Period	72
Takeover Statutes	32
Target Price	4
Target Price Option	4
Target Price Restricted Share	5
Target Price RSU	6
Tax	21
Tax Return	21
Taxes	21
Termination Date	90
Termination Fee	92
Transaction Agreements	1
Trigger Acquisition	76
Voting and Support Agreement	1

-ix-

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of January 16, 2019 (this “Agreement”), by and among Fiserv, Inc., a Wisconsin corporation (“Parent”), 300 Holdings, Inc., a Delaware corporation and direct, wholly owned Subsidiary of Parent (“Merger Sub”), and First Data Corporation, a Delaware corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, the Board of Directors of Parent (the “Parent Board”), the Board of Directors of the Company (the “Company Board”) and the Board of Directors of Merger Sub (the “Merger Sub Board” and, together with the Parent Board and the Company Board, the “Boards” and, each, a “Board”) have approved and declared advisable this Agreement and the transactions contemplated hereby and determined that it is in the best interests of their respective companies and their shareholders and stockholders, as applicable, to enter into this Agreement and consummate the strategic business combination transaction provided for herein, pursuant to which Merger Sub will, subject to the terms and conditions set forth herein, merge with and into the Company (the “Merger”), so that the Company is the surviving entity (hereinafter sometimes referred to in such capacity as the “Surviving Corporation”) in the Merger;

WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986 (the “Code”), and this Agreement is intended to be and is adopted as a plan of reorganization for purposes of Sections 354 and 361 of the Code;

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to Parent’s and the Company’s willingness to enter into this Agreement, New Omaha Holdings L.P., a Delaware limited partnership, as stockholder of the Company (the “Stockholder”), is entering into a voting and support agreement with Parent (the “Voting and Support Agreement”);

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to Parent’s and the Company’s willingness to enter this Agreement, the Stockholder is entering into a shareholder agreement (the “Shareholder Agreement”) and a registration rights agreement (the “Registration Rights Agreement” and, together with this Agreement, the Voting and Support Agreement and the Shareholder Agreement, the “Transaction Agreements”) with Parent, each effective as of the Effective Time; and

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

THE MERGER

1.1    The Merger. Subject to the terms and conditions of this Agreement, in accordance with the Delaware General Corporation Law (the “DGCL”), at the Effective Time, Merger Sub shall merge with and into the Company. The Company shall be the Surviving Corporation in the Merger, and shall continue its corporate existence under the laws of the State of Delaware as a wholly owned subsidiary of Parent. Upon consummation of the Merger, the separate corporate existence of Merger Sub shall terminate.

1.2    Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will take place at 10:00 a.m., New York City time, at the offices of Sullivan & Cromwell LLP, 125 Broad Street, New York, NY 10004, on a date which shall be no later than four (4) business days after the satisfaction or waiver (subject to applicable Law) of the latest to occur of the conditions set forth in Article VII hereof (other than those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver thereof), unless another date, time or place is agreed to in writing by Parent and the Company. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

1.3    The Effective Time. Subject to the terms and conditions of this Agreement, on the Closing Date, Parent shall cause to be filed a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware (the “Delaware Secretary”). The Merger shall become effective as of the date and time specified in the Certificate of Merger (such date and time, the “Effective Time”).

1.4    Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in the applicable provisions of the DGCL.

1.5    Conversion of Company Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of any of Parent, Merger Sub, the Company or the holder of any of the following securities:

(a)    Subject to Section 2.2(d), each share of the Class A common stock, par value $0.01 per share, of the Company issued and outstanding immediately prior to the Effective Time (the “Company Class A Common Stock”) and each share of the Class B common stock, par value $0.01 per share, of the Company issued and outstanding immediately prior to the Effective Time (the “Company Class B Common Stock” and, together with the Company Class A Common Stock, the “Company Common Stock”), except for shares of Company Common Stock owned by the Company as treasury stock or otherwise owned by the Company, Parent or any of their respective direct or indirect Subsidiaries (in each case, other than shares of Company Common Stock held in any Company Benefit Plans or otherwise held on behalf of a third party (collectively, the “Exception Shares”)), Dissenting Shares (to the extent provided in Section 2.3) or Company Restricted Shares (which shall be treated in accordance with Section 1.8(b)), shall be converted, in accordance with the procedures set forth in this Agreement, into the right to receive, without interest, 0.303 of a share (the “Exchange Ratio”) of the common stock, par value $0.01 per share, of Parent (the “Parent Common Stock”) (the “Merger Consideration”).

(b)    All of the shares of Company Common Stock converted into the right to receive the Merger Consideration pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate (each, an “Old Certificate,” it being understood that any reference herein to “Old Certificate” shall be deemed to include reference to book-entry account statements relating to the ownership of shares of Company Common Stock) previously representing any such shares of Company Common Stock shall thereafter represent only the right to receive (i) the Merger Consideration and (ii) cash in lieu of a fractional share which the shares of Company Common Stock represented by such Old Certificate have been converted into the right to receive pursuant to this Section 1.5 and Section 2.2(d), without any interest thereon. Old Certificates previously representing shares of Company Common Stock shall be exchanged for certificates or, at Parent’s option, evidence of shares in book entry form (collectively referred to herein as “New Certificates”), representing whole shares of Parent Common Stock as set forth in Section 1.5(a) and cash in lieu of fractional shares upon the surrender of such Old Certificates in accordance with Section 2.2, without any interest thereon. If, between the date of this Agreement and the Effective Time, the outstanding shares of Parent Common Stock or Company Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities, in any such case as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in capitalization, or there shall be any extraordinary dividend or distribution, an appropriate and proportionate adjustment shall be made to the Merger Consideration to give holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such event; provided that nothing in this sentence shall be construed to permit Parent or the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

(c)    Notwithstanding anything in this Agreement to the contrary, at the Effective Time, all shares of Company Common Stock that are owned by the Company, Parent or any of their respective direct or indirect Subsidiaries (in each case, other than the Exception Shares) immediately prior to the Effective Time, shall be cancelled and shall cease to exist, and neither the Merger Consideration nor any other consideration shall be delivered in exchange therefor.

1.6    Parent Common Stock. At and after the Effective Time, each share of Parent Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall not be affected by the Merger.

1.7    Merger Sub Common Stock. At and after the Effective Time, each share of common stock of Merger Sub, par value $0.01 per share, issued and outstanding immediately prior to the Effective Time shall be converted into one issued and outstanding share of common stock, par value $0.01 per share, of the Surviving Corporation.

1.8    Treatment of Company Equity Awards. Notwithstanding anything in Section 1.8(a) through Section 1.8(c) to the contrary, but subject to Section 5.2, (i) to the extent the terms of any Company Equity Award granted on or after the date of this Agreement and not in violation of this Agreement expressly provide for treatment in connection with the occurrence of the Effective Time that is different from the treatment prescribed by this Section 1.8, or (ii) as mutually agreed by the parties hereto and a holder of any Company Equity Award, then, in each case, the terms of such Company Equity Award shall control (and the applicable provisions of this Section 1.8 shall not apply).

(a)    Treatment of Company Stock Options. Immediately after the Effective Time, each outstanding option to purchase shares of Company Common Stock (a “Company Stock Option”) granted under the Company 2015 Omnibus Incentive Plan and the 2007 Stock Incentive Plan for Key Employees of the Company and its affiliates (collectively, the “Company Stock Plans”), whether vested or unvested, shall, automatically and without any required action on the part of the holder thereof, cease to represent an option to purchase shares of Company Common Stock and shall be converted into an option to purchase a number of shares of Parent Common Stock (such option, a “Converted Stock Option”) equal to the product (with the result rounded down to the nearest whole number) of (i) the number of shares of Company Common Stock subject to such Company Stock Option immediately prior to the Effective Time and (ii) the Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to (A) the exercise price per share of Company Common Stock of such Company Stock Option immediately prior to the Effective Time divided by (B) the Exchange Ratio; provided, however, that the exercise price and the number of shares of Parent Common Stock purchasable pursuant to the Converted Stock Option shall be determined in a manner consistent with the requirements of Section 409A of the Code. Except as specifically provided above, following the Effective Time, each Converted Stock Option shall continue to be governed by the same terms and conditions (including vesting (and acceleration thereof upon the Closing, to the extent provided therein), forfeiture and exercisability terms) as were applicable to the corresponding Company Stock Option at the Effective Time; provided, however, that (1) to the extent that any Company Stock Option that is subject to vesting solely upon achievement of a target price per share of Company Common Stock (such price, the “Target Price” and such Company Stock Option, a “Target Price Option”)) would, by its terms, expire as of the Effective Time, such Target Price Option shall be amended such that it will not expire upon the Effective Time and shall instead become a Converted Stock Option, and remain eligible to vest upon satisfaction of the applicable Target Price, as adjusted to equal the initial Target Price divided by the Exchange Ratio (the “Adjusted Target Price”), (2) all Converted Stock Options held by a Company Employee (other than any Converted Stock Option with an Adjusted Target Price) shall vest in their entirety to the extent such Company Employee undergoes a Covered Termination and (3) all Converted Stock Options with an Adjusted Target Price held by a Company Employee shall be cancelled for no consideration or payment to the extent such Company Employee undergoes any termination of employment (including a Covered Termination) and at the time of such termination, the Adjusted Target Price is not achieved. For purposes hereof, a “Covered Termination” means, with respect to a Company Employee, (A) an involuntary termination of such Company Employee’s employment initiated by the Company that would result in the payment of severance benefits under the applicable Company Benefit Plan under which such Company Employee is eligible for severance benefits or (B) such Company Employee resigns from employment as a result of a material diminution in (I) the duties or responsibilities of such Company Employee as of the date of this Agreement, or (II) the base salary or annual incentive compensation opportunity afforded to such Company Employee as of the date of this Agreement, in each case, to the extent that such termination or resignation occurs on or following the date of this Agreement and on or prior to the second (2nd) anniversary of the Closing Date; provided that, in the case of a Company Employee resigning under clause (B) above, (x) the Company Employee shall provide the Surviving Corporation with written notice specifying the circumstances alleged to constitute the applicable material diminution within sixty (60) days following the first (1st) occurrence of such circumstances, (y) the Surviving Corporation shall have thirty (30) days following receipt of such notice to cure such circumstances and (z) if the Surviving Corporation has not cured such circumstances within such thirty (30)-day period, the Company Employee shall terminate his or her employment not later than thirty (30) days after the end of such thirty (30) day period; provided further that any such resignation under clause (B) above shall constitute a Covered Termination with respect to a Company Employee who is not a Covered Company Employee solely if so determined by the Company CEO (subject to his continued employment with the Company, or, following the Closing, with Parent, through such date).

(b)    Treatment of Company Restricted Shares. Immediately after the Effective Time, each outstanding restricted share award granted under the Company Stock Plans (a “Company Restricted Share”) shall, automatically and without any required action on the part of the holder thereof, cease to represent a restricted share of Company Class A Common Stock and shall be converted into a number of restricted shares of Parent Common Stock (each, a “Converted Restricted Share”) equal to the product (with the result rounded down to the nearest whole number) of (i) the number of Company Restricted Shares subject to such award multiplied by (ii) the Exchange Ratio. Except as specifically provided above, following the Effective Time, each such Converted Restricted Share shall continue to be governed by the same terms and conditions (including vesting (and acceleration thereof upon the Closing, to the extent provided therein) and forfeiture terms) as were applicable to the corresponding Company Restricted Share at the Effective Time; provided, however, that (A) to the extent that any Company Restricted Share that is subject to vesting solely upon achievement of a Target Price (a “Target Price Restricted Share”) would, by its terms, expire as of the Effective Time, such Target Price Restricted Share shall be amended such that it will not expire upon the Effective Time and shall instead become a Converted Restricted Share, and remain eligible to vest upon satisfaction of the applicable Adjusted Target Price, and (B) all Converted Restricted Shares held by a Company Employee (other than any Converted Restricted Share with an Adjusted Target Price) shall vest in their entirety to the extent such Company Employee undergoes a Covered Termination and (C) all Converted Restricted Shares with an Adjusted Target Price held by a Company Employee shall be cancelled for no consideration or payment to the extent such Company Employee undergoes any termination of employment (including a Covered Termination) and at the time of such termination, the Adjusted Target Price is not achieved.

(c)    Treatment of Company RSUs. Immediately after the Effective Time, each outstanding restricted stock unit granted under the Company Stock Plans (a “Company RSU”), shall, automatically and without any required action on the part of the holder thereof, cease to represent a restricted stock unit denominated in shares of Company Class A Common Stock and shall be converted into a restricted stock unit denominated in shares of Parent Common Stock (a “Converted Parent RSU”). The number of shares of Parent Common Stock subject to each such Converted Parent RSU shall equal to the product (with the result rounded down to the nearest whole number) of (i) the number of shares of Company Class A Common Stock subject to such Company RSU immediately prior to the Effective Time multiplied by (ii) the Exchange Ratio. Except as specifically provided above, following the Effective Time, each such

Converted Parent RSU shall continue to be governed by the same terms and conditions (including vesting (and acceleration thereof upon the Closing, to the extent provided therein), forfeiture and settlement terms) as were applicable to the corresponding Company RSU at the Effective Time; provided, however, that (A) to the extent that any Company RSU that is subject to vesting solely upon achievement of a Target Price (a “Target Price RSU”) would, by its terms, expire as of the Effective Time, such Target Price RSU shall be amended such that it will not expire upon the Effective Time and instead shall become a Converted Parent RSU, and remain eligible to vest upon satisfaction of the applicable Adjusted Target Price, (B) all Converted Parent RSUs held by a Company Employee (other than any Converted Parent RSUs with an Adjusted Target Price) shall vest in their entirety to the extent such Company Employee undergoes a Covered Termination and (C) all Converted Parent RSUs with an Adjusted Target Price held by a Company Employee shall be cancelled for no consideration or payment to the extent such Company Employee undergoes any termination of employment (including a Covered Termination) and at the time of such termination, the Adjusted Target Price is not achieved.

(d)    Treatment of Company Employee Stock Purchase Plan. As soon as reasonably practicable following the date of this Agreement and in any event prior to the Effective Time, the Company shall take all actions (including obtaining any necessary determinations and/or resolutions of the Company Board or a committee thereof and, if appropriate, amending the terms of the Company’s Employee Stock Purchase Plan (the “Company ESPP”)) that may be necessary or required under the Company ESPP and applicable Laws to ensure that (i) except for the offering period under the Company ESPP that commenced on January 1, 2019 (the “Final Offering”), no offering period shall be authorized or commenced on or after the date of this Agreement, (ii) the Company shall not take any action to reduce the applicable purchase price for a share of Company Class A Common Stock under the Company ESPP after the date of this Agreement, (iii) if the Closing shall occur prior to the end of the Final Offering, the Final Offering shall end on the Closing Date, (iv) each participant’s accumulated contributions under the Company ESPP shall be used to purchase shares of Company Class A Common Stock in accordance with the Company ESPP as of the end of the Final Offering, (v) participants in the Company ESPP are not permitted to increase deductions under the Company ESPP after the date of this Agreement and no new participants may begin participation in the Company ESPP after the date of this Agreement, and (vi) the Company ESPP shall terminate in its entirety at the Effective Time and no further rights shall be granted or exercised under the Company ESPP thereafter.

(e)    Company Actions. Prior to the Effective Time, the Company, the Company Board and the compensation committee of the Company Board (the “Company Compensation Committee”), as applicable, shall adopt any resolutions and take any actions that are necessary to (i) effectuate the treatment of the Company Stock Options, the Company Restricted Shares and the Company RSUs pursuant to Section 1.8(a) through 1.8(c) and (ii) provide for the deduction, withholding and remittance of any amounts required pursuant to Section 2.2(f). The Company shall take all actions necessary to ensure that, from and after the Effective Time, neither Parent nor the Surviving Corporation will be required to deliver shares of Company Common Stock or other capital stock of the Company to any person pursuant to or in settlement of the Company Equity Awards.

(f)    Parent Actions. Parent shall take all actions that are necessary for the treatment of the Company Stock Options, the Company Restricted Shares and the Company RSUs pursuant to Section 1.8(a) through 1.8(c), including the reservation, issuance, securities registration (including on the S-4 or a registration statement on Form S-8) and listing of Parent Common Stock as necessary to effect the transactions contemplated by this Section 1.8.

1.9    Certificate of Incorporation of the Surviving Corporation. At the Effective Time, the Certificate of Incorporation of the Company, as in effect at the Effective Time, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with applicable Law.

1.10    Bylaws of the Surviving Corporation. At the Effective Time, the Bylaws of Merger Sub (the “Merger Sub Bylaws”), as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with applicable Law; provided that the Merger Sub Bylaws shall reflect as of the Effective Time “First Data Corporation” as the name of the Surviving Corporation.

1.11    Directors of the Surviving Corporation. Subject to applicable Law, the directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or upon their earlier death, resignation or removal.

1.12    Officers of the Surviving Corporation. The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or upon their earlier death, resignation or removal.

ARTICLE II

EXCHANGE OF SHARES

2.1    Parent to Make Shares Available. At or prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with a bank or trust company designated by Parent and reasonably acceptable to the Company (the “Exchange Agent”), for the benefit of the holders of Old Certificates, for exchange in accordance with this Article II, (a) New Certificates to be issued pursuant to Section 1.5 and exchanged pursuant to Section 2.2(a) in exchange for outstanding shares of Company Common Stock and (b) cash in an amount sufficient to pay cash in lieu of any fractional shares (such New Certificates and cash described in the foregoing clauses (a) and (b) being hereinafter referred to as the “Exchange Fund”). The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Parent; provided that no such investment (or losses thereon) shall affect the amount of Merger Consideration payable to the holders of Old Certificates. Any interest and other income resulting from such investments shall be paid to Parent, and Parent shall be treated for U.S. federal, state and local income Tax purposes as the owner of any such cash and shall be subject to such Tax on all interest and other income resulting from such investments.

2.2    Exchange of Shares.

(a)    As promptly as practicable after the Effective Time, but in no event later than five (5) business days thereafter, Parent shall cause the Exchange Agent to mail to each holder of record of one (1) or more Old Certificates representing shares of Company Common Stock immediately prior to the Effective Time that have been converted at the Effective Time into the right to receive the Merger Consideration pursuant to Article I, a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Old Certificates shall pass, only upon proper delivery of the Old Certificates (or affidavits of loss in lieu thereof and, if required by Parent or the Exchange Agent, the posting of a bond in a reasonable and customary amount as indemnity pursuant to Section 2.2(g)) to the Exchange Agent and which shall be in a form reasonably acceptable to Parent and the Company) and instructions for use in effecting the surrender of the Old Certificates (or affidavits of loss in lieu thereof and, if required by Parent or the Exchange Agent, the posting of a bond in a reasonable and customary amount as indemnity pursuant to Section 2.2(g)) in exchange for certificates representing the number of whole shares of Parent Common Stock and any cash in lieu of fractional shares which the shares of Company Common Stock represented by such Old Certificate or Old Certificates shall have been converted into the right to receive pursuant to this Agreement. From and after the Effective Time, upon proper surrender of an Old Certificate or Old Certificates for exchange and cancellation to the Exchange Agent, together with such properly completed letter of transmittal, duly executed, the holder of such Old Certificate or Old Certificates, shall be entitled to receive in exchange therefor, as applicable, (i) a New Certificate representing that number of whole shares of Parent Common Stock to which such holder of Company Common Stock shall have become entitled pursuant to the provisions of Article I and (ii) a check representing the amount of any cash in lieu of a fractional share which such holder has the right to receive in respect of the Old Certificate or Old Certificates surrendered pursuant to the provisions of this Article II, and the Old Certificate or Old Certificates so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any cash in lieu of fractional shares payable to holders of Old Certificates. Until surrendered as contemplated by this Section 2.2, each Old Certificate shall be deemed at any time after the Effective Time to represent only the right to receive, upon surrender, the Merger Consideration and any cash in lieu of fractional shares.

(b)    If any New Certificate representing shares of Parent Common Stock is to be issued in a name other than that in which the Old Certificate or Old Certificates surrendered in exchange therefor is or are registered, it shall be a condition of the issuance thereof that the Old Certificate or Old Certificates so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other similar Taxes required by reason of the issuance of a New Certificate representing shares of Parent Common Stock in any name other than that of the registered holder of the Old Certificate or Old Certificates surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(c)    After the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Company Common Stock that were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Old

Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for the Merger Consideration and cash in lieu of fractional shares, as provided in this Article II.

(d)    Notwithstanding anything to the contrary contained herein, no New Certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Old Certificates, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Parent. In lieu of the issuance of any such fractional share, Parent shall pay to each former stockholder of the Company who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) determined by multiplying (i) the volume-weighted average price per share of Parent Common Stock on the NASDAQ Stock Market (the “NASDAQ”) as such daily volume-weighted average price per share is reported by Bloomberg L.P. (or, if such information is no longer reported by Bloomberg L.P., as reported by a comparable internationally recognized source mutually determined by Parent and the Company) calculated for the five (5) consecutive trading days immediately preceding (but not including) the Closing Date by (ii) the fraction of a share (with the result rounded to the nearest thousandth when expressed in decimal form) of Parent Common Stock which such holder would otherwise be entitled to receive pursuant to Section 1.5.

(e)    Any portion of the Exchange Fund that remains unclaimed by the stockholders of the Company for one (1) year after the Effective Time shall be paid to the Surviving Corporation. Any former stockholders of the Company who have not theretofore exchanged their Old Certificates pursuant to this Article II shall thereafter look only to the Surviving Corporation for payment of the Merger Consideration and cash in lieu of any fractional shares, in each case, without any interest thereon. Notwithstanding the foregoing, none of Parent, Merger Sub, the Company, the Surviving Corporation, the Exchange Agent or any other person shall be liable to any former holder of shares of Company Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar Laws.

(f)    Each of Parent and the Surviving Corporation shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from any cash in lieu of fractional shares of Parent Common Stock or any other amounts otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld by Parent, the Surviving Corporation or the Exchange Agent, as the case may be, and paid over to the appropriate governmental authority, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of which the deduction and withholding was made by Parent, the Surviving Corporation or the Exchange Agent, as the case may be.

(g)    In the event any Old Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Old Certificate to be lost, stolen or destroyed and, if required by Parent or the Exchange Agent, the posting by such person of a bond in such amount as Parent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Old Certificate, the Exchange

Agent will issue in exchange for such lost, stolen or destroyed Old Certificate the Merger Consideration and any cash in lieu of fractional shares deliverable in respect thereof pursuant to this Agreement.

2.3    Dissenting Shares.

(a)    Notwithstanding anything to the contrary set forth in this Agreement, shares of Company Class B Common Stock issued and outstanding immediately prior to the Effective Time and held by a holder who has properly exercised appraisal rights in respect of such shares in accordance with Section 262 of the DGCL (such shares being referred to collectively as the “Dissenting Shares” until such time as such holder fails to perfect, withdraws or otherwise loses such holder’s appraisal rights under applicable Law with respect to such shares) shall not be converted into a right to receive the Merger Consideration, but instead shall be entitled to payment of such consideration as may be determined to be due in accordance with Section 262 of the DGCL; provided, however, that if, after the Effective Time, such holder fails to perfect, withdraws or otherwise loses such holder’s right to appraisal pursuant to Section 262 of the DGCL, or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, such shares of Company Class B Common Stock shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration in accordance with Section 1.5 upon surrender of such shares of Company Class B Common Stock.

(b)    The Company shall give prompt notice to Parent of any demands received by the Company for appraisal, of any withdrawals of such demands and of any other instruments served pursuant to the DGCL and received by the Company relating to Section 262 of the DGCL, and Parent shall direct, in consultation with the Company, all negotiations and proceedings with respect to such demands; provided that the Company shall not be required to make any payment to holders of Dissenting Shares (i) that is not conditioned upon the occurrence of the Effective Time and (ii) unless such payment is made only after the Effective Time. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or compromise or offer to settle or compromise, any such demand, or agree to any such appraisal demands.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (a) as disclosed in the disclosure schedule delivered by the Company to Parent concurrently herewith (the “Company Disclosure Schedule”); provided that (i) the mere inclusion of an item in the Company Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by the Company that such item represents a material exception or fact, event or circumstance or that such item would reasonably be likely to result in a Material Adverse Effect on the Company and (ii) any disclosures made with respect to a section of this Article III shall be deemed to qualify (A) any other section of this Article III specifically referenced or cross-referenced and (B) other sections of this Article III to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross-reference) from a reading of the disclosure that such disclosure applies to such other sections or (b) as disclosed in any Company Reports publicly filed by the Company after January 1, 2017 and prior to the date hereof (but disregarding risk factor disclosures contained under any “Risk Factors” heading, or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), the Company hereby represents and warrants to Parent and Merger Sub as follows:

3.1    Corporate Organization.

(a)    The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted in all material respects. The Company is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, either individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on the Company. As used in this Agreement, the term “Material Adverse Effect” means, with respect to Parent, the Company or the Surviving Corporation, as the case may be, a material adverse effect on the business, properties, assets, results of operations or financial condition of such party and its Subsidiaries, taken as a whole (provided, however, that none of the following, either individually or in the aggregate, shall be deemed to constitute or be taken into account when determining whether a Material Adverse Effect has occurred: (i) changes, after the date hereof, in U.S. generally accepted accounting principles (“GAAP”), (ii) changes, after the date hereof, in Laws of general applicability, or interpretations thereof by courts or Governmental Entities, (iii) changes, after the date hereof, in global, national or regional political conditions (including acts of war (whether or not declared), civil disobedience, hostilities, terrorism, military actions or the escalation or worsening of any of the foregoing) or in economic conditions or financial markets (including securities, capital, equity, credit and debt markets) conditions in the United States or elsewhere in the world, (iv) a decline, in and of itself, in the trading price or trading volume of a party’s common stock, a credit ratings downgrade or change in ratings outlook, in and of itself, for a party or any of its Subsidiaries or the failure, in and of itself, to meet analyst earnings projections, earnings guidance or internal financial forecasts, but, in each case, not including the underlying causes thereof, (v) except for purposes of Section 3.3, changes, after the date hereof, arising out of, or resulting from, the execution and delivery of this Agreement, or public disclosure of the execution and delivery of this Agreement, public disclosure or consummation of the transactions contemplated hereby (including any effect on a party’s relationships with its customers, suppliers, licensors, landlords, joint venture partners, unions or employees) or actions expressly required by this Agreement in contemplation of the transactions contemplated hereby, (vi) changes or developments in the financial services industry generally, (vii) any Action arising out of or relating to this Agreement or the transactions contemplated hereby, (viii) any changes or developments resulting from any hurricane, flood, tornado, earthquake or other weather or natural disaster, or (ix) actions or omissions taken pursuant to the written consent of Parent, in the case of the Company, or the Company, in the case of Parent; except, with respect to subclauses (i), (ii), (iii), (vi) or (viii), to the extent that the effects of such change are materially disproportionately adverse to the business, properties, assets, results of operations or financial condition of such party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its Subsidiaries operate). As used in this Agreement, the word “Subsidiary,” when used with respect to any party, means any corporation, partnership, limited liability company or other organization, whether incorporated or unincorporated, of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such party or by one or more of its Subsidiaries; provided that, with respect to the Subsidiaries set forth in Section 3.1(a) of the Company Disclosure Schedule (the “Company JVs” and, each, a “Company JV”), each of the covenants, obligations and agreements set forth in this Agreement shall apply to the Company JVs only to the extent that the Company has the power to control such action or forbearance by any such Company JV (including the power to prevent the Company from taking any action). As used in this Agreement, “Specified Company Subsidiary” means any Subsidiary of the Company other than a Company JV. True, correct and complete copies of the Ninth Amended and Restated Certificate of Incorporation of the Company, as amended to the date hereof (the “Company Charter”), and the Amended and Restated Bylaws of the Company (the “Company Bylaws”), each as in effect as of the date of this Agreement, have previously been made available by the Company to Parent.

(b)    Each Subsidiary of the Company (a “Company Subsidiary”) (i) is duly organized and validly existing under the laws of its jurisdiction of organization, except where the failure to be so organized or existing would not reasonably be likely to be, either individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, (ii) is duly qualified to do business and, where such concept is recognized under applicable Law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on the Company, and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted, except where the failure to have such power and authority, would not reasonably be likely to be, either individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

(c)    Section 3.1(c) of the Company Disclosure Schedule sets forth a true and complete list of all Subsidiaries of the Company as of the date hereof.

3.2    Capitalization.

(a)    The authorized capital stock of the Company consists of 1,600,000,000 shares of Company Class A Common Stock, 448,269,789 shares of Company Class B Common Stock, and 100,000,000 shares of Company preferred stock, par value $0.01 per share (the “Company Preferred Stock”). As of January 11, 2019, no shares of capital stock or other voting securities of the Company are issued, reserved for issuance or outstanding, other than (i) 567,787,894 shares of Company Class A Common Stock issued and outstanding, which number includes 2,962,913 Company Restricted Shares (inclusive of 1,054,549 Target Price Restricted Shares); (ii) 16,321,843 shares of Company Common Stock held in treasury; (iii) 8,271,833 shares of Company Class A Common Stock reserved for issuance upon the exercise of outstanding Company Stock Options (inclusive of 1,977,278 shares of Company Class A Common Stock reserved for issuance upon the exercise of outstanding Target Price Options);

(iv) 20,896,794 shares of Company Class B Common Stock reserved for issuance upon the exercise of outstanding Company Stock Options; (v) 28,906,238 shares of Company Class A Common Stock reserved for issuance upon the settlement of outstanding Company RSUs (inclusive of 26,364 shares of Company Class A Common Stock reserved for issuance upon the exercise of outstanding Target Price RSUs); and (vi) 369,031,763 shares of Company Class B Common Stock issued and outstanding. All of the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which stockholders of the Company may vote are issued or outstanding. Except as set forth in Section 3.2(a) of the Company Disclosure Schedule, as of the date of this Agreement, no debt securities of the Company or any of the Specified Company Subsidiaries are issued or outstanding. Other than the Company Restricted Shares, Company Stock Options and Company RSUs (collectively, the “Company Equity Awards”) issued prior to the date of this Agreement and the Final Offering under the Company ESPP, as of the date of this Agreement, there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements obligating the Company to issue, transfer, sell, purchase, redeem or otherwise acquire, any capital stock of the Company.

(b)    There are no voting trusts, stockholder agreements, proxies or other agreements in effect pursuant to which the Company or any of the Specified Company Subsidiaries has a contractual obligation with respect to the voting or transfer of the Company Common Stock or other equity interests of the Company or any of the Specified Company Subsidiaries.

(c)    Section 3.2(c) of the Company Disclosure Schedule sets forth a true, correct and complete list of all Company Equity Awards outstanding as of January 14, 2019 specifying, on a holder-by-holder basis, (i) the name of each holder, (ii) the number of shares subject to each such Company Equity Award as of such date, (iii) the grant date of each such Company Equity Award, (iv) the Company Stock Plan under which such Company Equity Award was granted, (v) the exercise price for each such Company Equity Award that is a Company Stock Option, (vi) the expiration date of each such Company Equity Award that is a Company Stock Option and (vii) the applicable vesting schedule of each such Company Equity Award that vests after the date of this Agreement (including any applicable performance-based vesting conditions). With respect to each Company Equity Award held by a Company Employee designated as a member of the Company’s management committee, the Company has made available to Parent the form of award agreement that was used for such Company Equity Awards.

(d)    The Company owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the Company Subsidiaries, free and clear of any liens, pledges, charges, encumbrances and security interests whatsoever (“Liens”), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Company Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary, except with respect to Company JV’s only, excluding (i) arrangements with employees of such Company JV and (ii) interests that would result in an ownership of less than 3% of such Company JV.

(e)    Each Company Stock Option (i) was granted in compliance with all applicable Laws and all of the terms and conditions of the Company Stock Plan pursuant to which it was issued, (ii) has an exercise price per share equal to or greater than the fair market value of a share of Company Class A Common Stock or Company Class B Common Stock, as applicable, on the date of such grant, (iii) has a grant date identical to the date on which the Company Board or the Company Compensation Committee, as applicable, actually awarded such Company Stock Option, (iv) qualifies for the Tax and accounting treatment afforded to such Company Stock Option in the Company’s Tax returns and the Company Reports, respectively, and (v) does not trigger any liability for the holder thereof under Section 409A of the Code.

3.3    Authority; No Violation.

(a)    The Company has full corporate power and authority to execute and deliver this Agreement and, subject to the adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Company Class A Common Stock and Company Class B Common Stock, voting together as one class, by written consent of the stockholders of the Company in lieu of a meeting or at a meeting (collectively, the “Requisite Company Vote”), to consummate the Merger. The execution and delivery of this Agreement and the consummation of the Merger have been duly and validly approved by the Company Board. The Company Board has approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, and determined that this Agreement and the transactions contemplated hereby, including the Merger, on the terms and conditions set forth in this Agreement, are in the best interests of the Company and its stockholders and has directed that this Agreement and the transactions contemplated hereby be submitted to the Company’s stockholders for adoption and has adopted a resolution making a recommendation to the foregoing effect. Except for the adoption of this Agreement by the Requisite Company Vote, no other corporate proceedings on the part of the Company are necessary to approve this Agreement or to consummate the Merger. As of the date hereof, the Stockholder holds 364,441,146 shares of the Company Class B Common Stock, which represent a majority of the outstanding shares of Company Class A Common Stock and Company Class B Common Stock, voting together as one class. The Company Board has approved, for purposes of Article X of the Company Charter, Parent becoming an “interested stockholder” within the meaning of such Article X by virtue of the execution, delivery and performance of the Voting and Support Agreement, such that, as of the date of this Agreement and at and as of the Effective Time, Article X of the Company Charter (including any successor thereto) will not be applicable to Parent or any “business combination” within the meaning of Article X of the Company Charter that may take place in connection with the transactions contemplated by this Agreement and the Voting and Support Agreement, including the Merger. This Agreement has been duly and validly executed and delivered by the Company and (assuming due authorization, execution and delivery by each of Parent and Merger Sub) constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except in all cases as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar Laws of general applicability relating to or affecting the rights of creditors generally and subject to general principles of equity (the “Enforceability Exceptions”)).

(b)    Subject to the receipt of the Requisite Company Vote, neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby, nor compliance by the Company with any of the terms or provisions hereof, will (i) violate any provision of the Company Charter or the Company Bylaws, or (ii) assuming that the consents, approvals and filings referred to in Section 3.4 are duly obtained and/or made, (A) violate any Law applicable to the Company or any of its Subsidiaries or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clause (ii) above) for such violations, conflicts, breaches, defaults, terminations, cancellations, accelerations or creations which, either individually or in the aggregate, would not reasonably be likely to (1) have a Material Adverse Effect on the Company or (2) prevent or materially impair the ability of the Company to consummate the Merger and the transactions contemplated by this Agreement.

3.4    Consents and Approvals. Except for (a) the filing of applications, filings and notices, as applicable, with the NASDAQ and the New York Stock Exchange (the “NYSE”), (b) the filing with the Securities and Exchange Commission (the “SEC”) of either (i) a joint proxy/consent solicitation statement relating to the meeting of Parent’s shareholders to be held for the purpose of obtaining the Requisite Parent Vote and the solicitation by the Company of written consents from the Company’s stockholders for the purpose of obtaining the Requisite Company Vote, in each case, in connection with this Agreement and the transactions contemplated hereby (including any amendments or supplements thereto, the “Joint Proxy/Consent Solicitation Statement”) or (ii) a joint proxy statement relating to the meeting of Parent’s shareholders to be held for the purpose of obtaining the Requisite Parent Vote and the meeting of the Company’s stockholders to be held for the purpose of obtaining the Requisite Parent Vote, in each case, in connection with this Agreement and the transactions contemplated hereby (including any amendments or supplements thereto, the “Joint Proxy Statement”), in each case of clause (i) and (ii), in definitive form, and of the registration statement on Form S-4 in which the Joint Proxy/Consent Solicitation Statement or the Joint Proxy Statement, as applicable (either, a “Joint Statement”), will be included as a prospectus, to be filed with the SEC by Parent in connection with the transactions contemplated by this Agreement (the “S-4”) and declaration of effectiveness of the S-4, (c) the filing of the Certificate of Merger with the Delaware Secretary pursuant to the DGCL, (d) the filing of any notices or other filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”), and such other consents, approvals, filings or registrations as may be required under any antitrust or competition Laws of non-U.S. jurisdictions, (e) the applications, filings, consents and notices, as applicable, set forth in Section 3.4 of the Company Disclosure Schedule and (f) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” Laws of various states in connection with the issuance of the shares of Parent Common Stock in connection with the Merger pursuant to this Agreement (“Parent Share Issuance”) and the approval of the listing of such Parent Common Stock on the NASDAQ, no consents or approvals of or filings or registrations with any court or administrative agency or commission or other governmental or quasi-governmental authority or instrumentality or multinational organization or SRO (each a “Governmental Entity”) are necessary in connection with (i) the execution and delivery by the Company of this Agreement or (ii) the consummation by the Company of the Merger and the other transactions contemplated hereby. As used in this Agreement, “SRO” means (A) any “self-regulatory organization” as defined in Section 3(a)(26) of the Securities Exchange Act of 1934 (the “Exchange Act”) and (B) any other United States or foreign securities exchange, futures exchange, commodities exchange or contract market.

3.5    Reports.

(a)    The Company and each of its Subsidiaries have timely filed (or furnished, as applicable) all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file (or furnish, as applicable) since January 1, 2016 with (i) any state regulatory authority, (ii) the SEC, (iii) any foreign regulatory authority and (iv) any SRO (the foregoing clauses (i) through (iv), together with any federal regulatory authority, the “Regulatory Agencies”), including any report, registration or statement required to be filed (or furnished, as applicable) pursuant to the Laws of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be likely to have a Material Adverse Effect on the Company. As of their respective dates (and without giving effect to any amendments or modifications filed after the date of this Agreement with respect to reports and documents filed before the date of this Agreement), each of such reports and documents, including the financial statements, exhibits and schedules thereto, complied with all of the statutes, rules and regulations enforced or promulgated by the Regulatory Agency with which they were filed, except where such failure to be in compliance would not, either individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on the Company. Except for examinations of the Company and its Subsidiaries conducted by a Regulatory Agency in the ordinary course of business, (A) no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of the Company, investigation into the business or operations of the Company or any of its Subsidiaries since January 1, 2016 and (B) the Company has not received written notice of any inquiry by, or has had any disagreement or dispute with, any Regulatory Agency with respect to the business, operations, policies or procedures of the Company or any of the Company Subsidiaries since January 1, 2016, in each case of the foregoing clauses (A) and (B), which would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on the Company. There is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of the Company or any of its Subsidiaries, which would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on the Company.

(b)    An accurate and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by the Company or any of its Subsidiaries pursuant to the Securities Act of 1933 (the “Securities Act”) or the Exchange Act, as the case may be, since January 1, 2016 (the “Company Reports”) is publicly available. No such Company Report, at the time filed, furnished or communicated (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all Company Reports filed or furnished under the Securities Act and the Exchange Act complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto. As of the date of this Agreement, no executive officer of the Company has failed in any respect to make the certification required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). As of the date of this Agreement, there are no outstanding comments from or material unresolved issues raised by the SEC with respect to any of the Company Reports.

3.6    Financial Statements.

(a)    The consolidated financial statements of the Company and its Subsidiaries included (or incorporated by reference) in the Company Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of the Company and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in stockholders’ equity and consolidated financial position of the Company and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. To the extent any of the books and records of the Company and its Subsidiaries are required to be maintained in accordance with GAAP, such books and records have been, since January 1, 2017, and are being, maintained in all material respects in accordance with GAAP. Prior to the date hereof, Ernst & Young LLP has not resigned (or informed the Company that it intends to resign) or been dismissed as independent public accountants of the Company as a result of or in connection with any disagreements with the Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b)    Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on the Company, neither the Company nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) required by GAAP to be included in the consolidated balance sheet of the Company, except for those liabilities that are reflected or reserved against on the consolidated balance sheet of the Company included in its Quarterly

Report on Form 10-Q for the fiscal quarter ended September 30, 2018 (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since September 30, 2018, or in connection with this Agreement and the transactions contemplated hereby. None of the Company or any of the Specified Company Subsidiaries, or, to the knowledge of the Company, any Company JV, is a party to any material “off-balance sheet arrangements” as defined in Item 303(a)(4) of Regulation S-K.

(c)    The records, systems, controls, data and information of the Company and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of the Company or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on the Company. The Company (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to the Company, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of the Company by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s outside auditor and the audit committee of the Company Board (A) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) relating to the period covered by such evaluation which are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information, and (B) to the knowledge of the Company, any fraud, whether or not material, relating to the period covered by such evaluation that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. These disclosures, if any, were made by management to the Company’s auditor and audit committee and a copy of any such written disclosure has been previously made available to Parent. To the knowledge of the Company, there is no reason to believe that the Company’s outside auditor and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(d)    Since January 1, 2016, (i) neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any director, officer, auditor, accountant or representative of the Company or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any complaint, allegation or claim, whether written or, to the knowledge of the Company, oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of the Company or any of its Subsidiaries or their respective internal accounting controls that is material to the Company, including any complaint, allegation or claim, whether written or oral, that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices that is material to the Company, and (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company Board or any committee thereof or, to the knowledge of the Company, to any director or officer of the Company, pursuant to Section 307 of the Sarbanes-Oxley Act, in each case of the foregoing clauses (i) and (ii), except as would not reasonably be likely to be, either individually or in the aggregate, materially adverse to the Company and its Subsidiaries, taken as a whole.

3.7    Broker’s Fees. Neither the Company nor any Company Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement, other than Merrill Lynch, Pierce, Fenner & Smith Incorporated and Evercore Group L.L.C., each pursuant to a letter agreement, true, correct and complete copies of which have been previously provided to Parent.

3.8    Absence of Certain Changes or Events.

(a)    Since December 31, 2017, no event or events have occurred that have had or would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on the Company.

(b)    Since December 31, 2017 and through the date of this Agreement, except as set forth in Sections 3.8(b), 5.1 and 5.2 of the Company Disclosure Schedule (in the case of Sections 5.1 and 5.2 of the Company Disclosure Schedule, solely to the extent the applicable action occurs following the date hereof) and in connection with matters related to this Agreement, the Company and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course of business, and from such date until the date hereof, there has not been any action taken or committed to be taken by the Company or any of the Specified Company Subsidiaries, or, to the knowledge of the Company, any Company JV, which, if taken following entry by the Company into this Agreement, would have required the consent of Parent pursuant to Sections 5.2(m) or 5.2(o) (only with respect to making, changing or revocation of any material Tax election).

3.9    Legal Proceedings.

(a)    Section 3.9(a) of the Company Disclosure Schedule lists all pending and, to the knowledge of the Company, threatened, legal, administrative, arbitral or other Actions, as of the date hereof, with an amount in controversy that is in excess of $10,000,000 individually against the Company or any of its Subsidiaries or any of its current or former directors or executive officers (in their capacity as such). Neither the Company nor any of its Subsidiaries is a party to any, and there are no pending or, to the knowledge of the Company, threatened, legal, administrative, arbitral or other Actions of any nature against the Company or any of its Subsidiaries or any of their directors or executive officers (in their capacity as such) that would reasonably be likely to (i) have, either individually or in the aggregate, a Material Adverse Effect on the Company or (ii) as of the date of this Agreement, prevent or materially impair the ability of the Company to consummate the Merger and the transactions contemplated by this Agreement. For purposes of this Agreement, “Action” means any investigation, claim, action, suit, arbitration, litigation or proceeding commenced, brought, conducted or heard by or before any Governmental Entity or arbitrator.

(b)    (i) Except where the actions would not reasonably be likely to be, either individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, there is no injunction, order, judgment or decree imposed upon the Company, any of its Subsidiaries or the assets of the Company or any of its Subsidiaries (or that, upon consummation of the Merger, would apply to Parent or any of its Subsidiaries) by any Governmental Entity, (ii) nor has the Company or any Company Subsidiary been advised in writing by any Governmental Entity that it is considering issuing, initiating, ordering or requesting any such injunction, order, judgment or decree, in each case, except as would not reasonably be likely to (A) have, either individually or in the aggregate, a Material Adverse Effect on the Company or (B) as of the date of this Agreement, prevent or materially impair the ability of the Company to consummate the Merger and the transactions contemplated by this Agreement.

3.10    Taxes and Tax Returns.

(a)    Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on the Company:

(i)    Each of the Company and its Subsidiaries has duly and timely filed (taking into account all applicable extensions) all Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct and complete. Neither the Company nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any Tax Return. All Taxes of the Company and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid. Each of the Company and its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, stockholder, independent contractor or other third party. Neither the Company nor any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to any Tax that remains in effect. The federal income Tax Returns of the Company and its Subsidiaries for all years up to and including December 31, 2017 have been examined by the Internal Revenue Service (the “IRS”) or are Tax Returns with respect to which the applicable period for assessment under applicable Law, after giving effect to extensions or waivers, has expired. No deficiency with respect to an amount of Taxes has been proposed, asserted or assessed against the Company or any of its Subsidiaries. There are no pending or threatened in writing disputes, claims, audits, examinations or other proceedings regarding any Taxes of the Company and its Subsidiaries or the assets of the Company and its Subsidiaries. In the last six (6) years, neither the Company nor any of its Subsidiaries has been informed in writing by any jurisdiction that the jurisdiction believes that the Company or any of its Subsidiaries was required to file any Tax Return that was not filed. The Company has made available to Parent true, correct and complete copies of any private letter ruling requests, closing agreements or gain recognition agreements with respect to Taxes requested or executed in the last six (6) years. There are no Liens for Taxes (except Taxes not yet due and payable) on any of the assets of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among the Company and its Subsidiaries). Neither the Company nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated, combined, unitary or similar income Tax Return (other than a group the common parent of which was the Company or a Subsidiary of the Company) or (B) has any liability for the Taxes of any person (other than the Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract or otherwise. Neither the Company nor any of its Subsidiaries has been, within the past two (2) years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code. Neither the Company nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2). At no time during the past five (5) years has the Company been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code. Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or to exclude any material item of deduction from, taxable income in any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting, (ii) closing agreement, (iii) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or foreign Law), (iv) installment sale or open transaction disposition made on or prior to the Closing Date, (v) prepaid amount received on or prior to the Closing Date, or (vi) election by the Company or any of its Subsidiaries under Section 108(i) of the Code (or any similar provision of state, local or foreign Law). None of the net operating losses, foreign tax credits, built-in losses or other tax attributes of the Company and its Subsidiaries are subject to any limitations, reductions or diminutions in value as a result of Sections 382, 383, 384 or the Treasury Regulations promulgated thereunder (or promulgated under Section 1502 of the Code to address the application of such Sections of the Code in the consolidated group context) or any similar provision of state, local or foreign Law.

(b)    As used in this Agreement, the term “Tax” or “Taxes” means all federal, state, local, and foreign income, excise, gross receipts, ad valorem, profits, gains, property, capital, sales, transfer, use, license, payroll, employment, social security, severance, unemployment, withholding, duties, excise, windfall profits, intangibles, franchise, backup withholding, value added, alternative or add-on minimum, estimated and other taxes, charges, fees, levies or like assessments together with all penalties and additions to tax and interest thereon.

(c)    As used in this Agreement, the term “Tax Return” means any return, declaration, report, claim for refund, estimate, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied or required to be supplied to a Governmental Entity.

3.11    Employees and Employee Benefit Plans.

(a)    Section 3.11(a) of the Company Disclosure Schedule sets forth an accurate and complete list as of the date hereof of each material Company Benefit Plan (except (i) Non-

U.S. Company Benefit Plans that are not Non-U.S. Statutory Company Benefit Plans, which Non-U.S. Company Benefit Plans, to the extent not made available by the date hereof, shall be provided within thirty (30) days following the date hereof, and (ii) Non-U.S. Statutory Company Benefit Plans). For purposes of this Agreement, “Company Benefit Plan” means any benefit or compensation plan, program, policy, practice, agreement, contract, arrangement or other obligation, whether or not in writing and whether or not funded, in each case, which is sponsored or maintained by, or required to be contributed to, or with respect to which any potential liability is borne by the Company or any of its Subsidiaries (excluding any such plan, program, policy, practice, agreement, contract, arrangement or other obligation of or which is sponsored or maintained by, or required to be contributed to, or with respect to which any potential liability is borne by any of the Company JVs). The Company Benefit Plans include, but are not limited to, “employee benefit plans” within the meaning of Section 3(3) of Employee Retirement Income Security Act of 1974 (“ERISA”), employment, consulting, retirement, severance, termination or change in control agreements, deferred compensation, equity-based, incentive, bonus, supplemental retirement, profit sharing, insurance, medical, welfare, fringe or other benefits or remuneration of any kind. For purposes of this Agreement, “Non-U.S. Statutory Company Benefit Plans” shall mean a Non-U.S. Company Benefit Plan that is required by applicable Law to be sponsored, maintained, or to be contributed to by the Company or any of its Subsidiaries.

(b)    The Company has made available to Parent true, correct and complete copies of each of the material Company Benefit Plans (except for (i) Company Benefit Plans that are maintained primarily for the benefit of employees outside of the United States (“Non-U.S. Company Benefit Plans”) that are not Non-U.S. Statutory Company Benefit Plans, which Non-U.S. Company Benefit Plans, to the extent not previously made available, shall be provided within thirty (30) days following the date hereof, and (ii) Non-U.S. Statutory Company Benefit Plans) and the following related documents, to the extent applicable: (i) all summary plan descriptions, amendments, summaries of material modifications or material supplements to any Company Benefit Plan, (ii) the annual report (Form 5500 or 900 series and all schedules and financial statements attached thereto), if any, filed with the IRS for the last two (2) plan years, (iii) the most recently received IRS determination or opinion letter, if any, relating to a Company Benefit Plan and (iv) the most recently prepared actuarial report for each Company Benefit Plan (if applicable).

(c)    (i) Each Company Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable Laws, including ERISA and the Code, (ii) all contributions or other amounts payable by the Company or any of its Subsidiaries with respect to each Company Benefit Plan in respect of the current or prior plan years have been paid or accrued in accordance with generally accepted accounting principles in all material respects and (iii) there are no pending or, to the knowledge of the Company, threatened claims (other than routine claims for benefits) or proceedings by a Governmental Entity by, on behalf of or against any Company Benefit Plan or any trust related thereto which would reasonably be likely to result in any liability which is material to the Company or any of its Subsidiaries, taken as a whole.

(d)    Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code has been determined by the IRS to be qualified under Section 401(a) of the Code and, to the knowledge of the Company, nothing has occurred that would adversely affect the qualification or tax exemption of any such Company Benefit Plan. Neither the Company nor any of the Specified Company Subsidiaries, nor, to the knowledge of the Company, any Company JV, has engaged in a transaction in connection with which the Company or any of the Specified Company Subsidiaries, or, to the knowledge of the Company, any Company JV, reasonably could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code.

(e)    No Controlled Group Liability has been incurred by the Company or any Company ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to the Company or any Company ERISA Affiliate of incurring any such liability. “Controlled Group Liability” means any and all liabilities (1) under Title IV of ERISA, (2) under Section 302 of ERISA, (3) under Sections 412 and 4971 of the Code, and (4) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code. For purposes of this Agreement, “Company ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with the Company or any of its Subsidiaries as a “single employer” within the meaning of Section 414 of the Code.

(f)    None of the Company and its Subsidiaries nor any Company ERISA Affiliate has, at any time during the last six (6) years, contributed to or been obligated to contribute to any plan that is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”) or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”), and none of the Company or its Subsidiaries nor any Company ERISA Affiliate has incurred any material liability to a Multiemployer Plan or Multiple Employer Plan as a result of a complete or partial withdrawal (as those terms are defined in Part I of Subtitle E of Title IV of ERISA) from a Multiemployer Plan or Multiple Employer Plan that has not been satisfied in full.

(g)    Except as required by applicable Law, no Company Benefit Plan provides retiree or post-employment medical, disability, life insurance or other welfare benefits to any person, and none of the Company or any of the Specified Company Subsidiaries has any obligation to provide such benefits (excluding any Company Benefit Plan that provides for employer payment or subsidy of COBRA premiums). To the extent that the Company or any of the Specified Company Subsidiaries sponsors such plans, the Company or the applicable Specified Company Subsidiary has reserved the right to amend, terminate or modify at any time each Company Benefit Plan that provides retiree or post-employment disability, life insurance or other welfare benefits to any person.

(h)    Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby could, either alone or in conjunction with any other event, (i) entitle any current or former employee, director, officer or independent contractor of the Company or any of the Specified Company Subsidiaries (collectively, the “Company Employees”) to severance pay or any material increase in severance pay, (ii) accelerate the time of payment or vesting, or materially increase the amount of compensation due to any such employee, director, officer or independent contractor, (iii) directly or indirectly cause the Company to transfer or set aside any assets to fund any material benefits under any Company

Benefit Plan, (iv) otherwise give rise to any material liability under any Company Benefit Plan, or (v) limit or restrict the right to amend any Company Benefit Plan on or following the Effective Time.

(i)    Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement could, either alone or in combination with another event, result in the payment of any amount that could, individually or in combination with any other such payment, constitute an “excess parachute payment” as defined in Section 280G(b)(1) of the Code.

(j)    Neither the Company nor any of the Specified Company Subsidiaries has any obligation to provide, and no Company Benefit Plan or other agreement provides any individual with the right to, a gross-up, indemnification, reimbursement or other payment for any excise or additional taxes, interest or penalties incurred pursuant to Section 409A or Section 4999 of the Code.

(k)    Except as would not be reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on the Company, all Non-U.S. Company Benefit Plans comply with applicable local Law, and all such plans that are intended to be funded and/or book-reserved are funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions. As of the date hereof, there is no pending or, to the knowledge of the Company, threatened litigation relating to any Non-U.S. Company Benefit Plan which litigation is material to the Company and its Subsidiaries, taken as a whole.

(l)    Section 3.11(l) of the Company Disclosure Schedule sets forth an accurate and complete list as of the date hereof of any collective bargaining agreement or other agreement with a labor union, works council or like organization that the Company or any of the Specified Company Subsidiaries is a party to or otherwise bound by (collectively, the “Company Labor Agreements”), and, as of the date hereof, to the knowledge of the Company, there are no material activities or proceedings by any individual or group of individuals, including representatives of any labor organizations or labor unions, to organize any employees of the Company or any of its Subsidiaries. The execution and delivery of this Agreement, stockholder or other approval of this Agreement and the consummation of the transactions contemplated by this Agreement, either alone or in combination with another event, will not entitle any third party (including any labor organization or Governmental Entity) to any payments under any of the Company Labor Agreements, except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on the Company. The Company and its Subsidiaries are in compliance with their obligations pursuant to all notification and bargaining obligations arising under any Company Labor Agreements, except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on the Company.

(m)    Each of the Company and its Subsidiaries is in compliance with all applicable Laws respecting labor, employment and employment practices, terms and conditions of employment, discrimination, harassment, wages and hours, and occupational safety and health, except where the failure to be so compliant would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on the Company.

3.12    Compliance with Applicable Law.

(a)    (i) The Company and each of its Subsidiaries hold, and have at all times since January 1, 2016, held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), and (ii) to the knowledge of the Company, no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened by any Governmental Entity, in each case of the foregoing clauses (i) and (ii), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, franchise, permit or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on the Company.

(b)    Except as would not reasonably be likely to be, either individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, the Company and each of the Company Subsidiaries have since January 1, 2016 (i) complied with and are not in default or violation under any applicable Laws or binding policy and/or guideline of any Governmental Entity relating to the Company or any of the Company Subsidiaries, including all Laws related to data protection or privacy, (ii) been conducting operations at all times in compliance with applicable financial recordkeeping and reporting requirements of all money laundering Laws administered or enforced by any Governmental Entity in jurisdictions where the Company and the Company Subsidiaries conduct business, and (iii) established and maintained a system of internal controls designed to ensure compliance by the Company and the Company Subsidiaries with applicable financial recordkeeping and reporting requirements of all money laundering Laws administered or enforced by any Governmental Entity in jurisdictions where the Company and the Company Subsidiaries conduct business. As used in this Agreement, the term “Laws” means (A) federal, state, local or foreign law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Entity, and (B) without limiting the generality of the foregoing, with respect to matters applicable to a party or its Subsidiaries or to a party in connection with its performance of its obligations in the collection, processing, possession, handling, clearance, settlement and/or remittance of funds (“Processing Matters”): (1) the rules and requirements of the Financial Industry Regulatory Authority (“FINRA”) that are binding on the Company or its Subsidiaries; (2) any and all sanctions or regulations enforced by the Office of Foreign Assets Control of the United States Department of Treasury (the “OFAC”), as the same may be amended and in effect from time to time; (3) the Bank Secrecy Act of 1970 and its implementing regulations; (4) to the extent applicable, statutes or regulations of any state relating to money transmission or unclaimed property; (5) the Electronic Fund Transfer Act and the implementing Regulation E, including the International Remittance Transfer Rule; (6) Title V of the Gramm-Leach-Bliley Act of 1999 (as codified at 15 U.S.C. 6801 et seq.) and all federal regulations implementing such act; and (7) other applicable federal and state laws relating to the privacy and security of personal information.

(c)    Except where the actions would not reasonably be likely to be, either individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, since January 1, 2016, none of the Company, or its Subsidiaries, or, to the knowledge of the

Company, any director, officer, employee, agent or other person acting on behalf of the Company or any of the Company Subsidiaries has, directly or indirectly, (i) used any funds of the Company or any of the Company Subsidiaries for unlawful contributions, unlawful gifts or unlawful entertainment, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of the Company or any of the Company Subsidiaries, (iii) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977 (the “FCPA”) or any similar anti-bribery, anti-corruption or anti-money laundering Laws in applicable jurisdictions, (iv) established or maintained any unlawful fund of monies or other assets of the Company or any of the Company Subsidiaries in violation of the FCPA, (v) made any fraudulent entry on the books or records of the Company or any of the Company Subsidiaries in violation of the FCPA, or (vi) made any unlawful payment, unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business, to obtain special concessions for the Company or any of the Company Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for the Company or any of the Company Subsidiaries, or is currently subject to any United States sanctions administered by the OFAC.

(d)    Except where the actions would not reasonably be likely to be, either individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, neither the Company nor any of its Subsidiaries has, since January 1, 2016, received any written notices of any material investigation, claim or Action regarding any Processing Matter with respect to the Company or its Subsidiaries in the conduct of its business from the NACHA, any Network directly or indirectly involved or associated with or implicated or utilized by the Company or any of its Subsidiaries, FINRA or the OFAC.

(e)    Except where the actions would not reasonably be likely to be, either individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries have since January 1, 2016 complied with and are not in default or violation under (i) any applicable bylaws, operating rules, regulations and requirements of the National Automated Clearinghouse Association (“NACHA”) and any applicable payment network, exchange or association, including any ATM networks and payment networks (including VISA, MasterCard/Discover and AMEX) (collectively, the “Networks”), in each case, which are either binding on the Company or its Subsidiaries or with which the Company or its Subsidiaries complies pursuant to contractual requirements, and (ii) the Payment Card Industry Data Security Standard (PCI-DSS) issued by the Payment Card Industry Security Standards Council, as may be revised from time to time, in each case of the foregoing clauses (i) and (ii), with respect to Processing Matters.

3.13    Certain Contracts.

(a)    Except as set forth in Section 3.13(a) of the Company Disclosure Schedule and excluding any Company Benefit Plan, as of the date hereof, neither the Company nor any of the Specified Company Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), (ii) that contains a non-

compete or client or customer non-solicit requirement, in any case, that materially restricts the conduct of any line of business by the Company or any of the Specified Company Subsidiaries or upon consummation of the Merger and other transactions contemplated by this Agreement will so materially restrict the ability of Parent or any of its Subsidiaries to engage in such activities, (iii) that provides for the incurrence of indebtedness for borrowed money of the Company or any of the Specified Company Subsidiaries or the guaranty of indebtedness for borrowed money of third parties, in each case, in an aggregate principal amount in excess of $500,000,000 (other than securities sold under agreement to repurchase, in each case, incurred in the ordinary course of business), (iv) that grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of the Company or the Specified Company Subsidiaries, (v) that is material and obligates the Company or any of the Specified Company Subsidiaries, or following the Closing will obligate Parent or any of its Subsidiaries, to conduct business with any third party on a preferential or exclusive basis or that contains “most favored nation” or similar covenants, (vi) other than entered into in the ordinary course of business, that relates to the acquisition or disposition of any assets or any business (whether by merger, sale of stock, sale of assets or otherwise) since January 1, 2016 for a purchase price in excess of $1,000,000,000 and with any outstanding obligations as of the date of this Agreement (including any unpaid earnout or continuing indemnity provisions), (vii) that limits in any material respect the payment of dividends by the Company or any of the Specified Company Subsidiaries, (viii) that is a material interest rate swap, cap, floor or option agreement, a futures or forward contract or relates to any other material interest rate, currency, commodity or other hedging or derivative transaction or risk management arrangement or (ix) any material contract pursuant to which the Company or any of the Specified Company Subsidiaries (A) receives from any third party a license or similar right under any Intellectual Property Rights that are used in connection with the provision of any material product or service of the Company, other than licenses with respect to software that is generally commercially available on standardized terms, (B) grants to any third party an exclusive license or similar exclusive right under any Intellectual Property Rights owned or used by the Company or any of the Specified Company Subsidiaries or (C) to the knowledge of the Company, grants or purports to grant any rights with respect to material Intellectual Property Rights owned by a future affiliate of the Company, which future affiliate is not a Subsidiary of the Company immediately prior to the Closing (any such contract as described in this clause (ix), a “Company IP Contract”). Each contract, arrangement, commitment or understanding of the type described in this Section 3.13(a) in existence as of the date hereof (excluding any Company Benefit Plan), whether or not set forth in the Company Disclosure Schedule, is referred to herein as a “Company Contract”) (provided that, for purposes of the first sentence of Section 3.13(b), the term “Company Contract” will include any of the above entered into after the date hereof that would have been a Company Contract if it had been in existence as of the date hereof). To the knowledge of the Company, none of the Company JVs is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) (other than the governing and other organizational agreements of the Company JVs) that would constitute a Company Contract under clauses (ii), (iv) and (v) of the definition thereof.

(b)    In each case, except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on the Company: (i) each Company Contract is valid and binding on the Company or one of its Subsidiaries, as applicable, and in full force and effect (unless terminated after the date of this Agreement in accordance with its terms and Section 5.2), (ii) the Company and each of its Subsidiaries has performed all obligations required to be performed by it prior to the date hereof under each Company Contract, (iii) to the knowledge of the Company, each third-party counterparty to each Company Contract has performed all obligations required to be performed by it to date under such Company Contract, (iv) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a default on the part of the Company or any of its Subsidiaries under any such Company Contract, and (v) neither the Company nor any of its Subsidiaries knows of, or has received written notice of, any violation of any Company Contract by any of the other parties thereto. The Company has made available to Parent prior to the date hereof true, correct and complete copies of each Company Contract in existence as of the date hereof.

3.14    Agreements with Regulatory Agencies. Neither the Company nor any of the Specified Company Subsidiaries nor, to the knowledge of the Company, any of the Company JVs is subject to any cease-and-desist or other similar order or enforcement action issued by, or is a party to any consent agreement or memorandum of understanding or other similar written agreement with, any Regulatory Agency or other Governmental Entity or has been since January 1, 2016 ordered to pay any civil money penalty by any Regulatory Agency or other Governmental Entity. Since January 1, 2016, neither the Company nor any of its Subsidiaries has adopted any policies, procedures or board resolutions at the request of, any Regulatory Agency or other Governmental Entity that (a) materially restricts the conduct of its business or that in any material manner relates to its ability to pay dividends, its credit or risk management policies, its management or its business or (b) would prevent or materially impair the ability of the Company to consummate the Merger and the transactions contemplated by this Agreement (each, whether or not set forth in the Company Disclosure Schedule, a “Company Regulatory Agreement”). Neither the Company nor any of the Specified Company Subsidiaries nor, to the knowledge of the Company, any of the Company JVs has been advised in writing, or, to the knowledge of the Company, orally, since January 1, 2016, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering, or requesting any Company Regulatory Agreement.

3.15    Customers. Since January 1, 2018 through the date of this Agreement, the Company and the Company Subsidiaries (excluding the Company JVs) have not received any notice from any Company Covered Customer that such Company Covered Customer intends to discontinue or substantially reduce its relationship with the Company or any Company Subsidiary (excluding the Company JVs), as applicable, or terminate or materially and adversely amend any existing material contract with the Company or any Company Subsidiary (excluding the Company JVs), as applicable, or not to continue as a customer of the Company or any Company Subsidiary (excluding the Company JVs), as applicable. As used in this Agreement, the term “Company Covered Customer” means a customer of the Company or a Company Subsidiary (excluding a Company JV) the revenue derived from which constituted five percent (5%) or more of the consolidated revenue of the Company during the trailing four (4) quarters ended September 30, 2018.

3.16    Environmental Matters. Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on the Company, the Company and its Subsidiaries are in compliance, and, since January 1, 2016, have complied, with all Laws, orders, decrees, permits, authorizations, common law and legal requirements relating to: (a) the protection or restoration of the environment, natural resources, or health and safety as it relates to exposure to any substance regulated under Law due to a potential for harm (“Hazardous Substance”), (b) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance, or (c) noise, odor, wetlands, indoor air, pollution, contamination or any injury to persons or property relating to any Hazardous Substance (collectively, the “Environmental Laws”). There are no legal, administrative, arbitral or other judicial proceedings, claims or actions, any private environmental investigations or remedial activities or governmental investigations of any nature pending, or, to the knowledge of the Company, threatened, seeking to impose, or that would reasonably be likely to result in the imposition, on the Company or any of its Subsidiaries of any liability or obligation relating to any Environmental Law which is material to the Company and its Subsidiaries, taken as whole. Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on the Company, to the knowledge of the Company, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation relating to any Environmental Law. Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on the Company, no real property currently or formerly owned or operated by the Company or any of its Subsidiaries, nor, to the knowledge of the Company any third-party site, has been contaminated with any Hazardous Substance in a manner that would reasonably be likely to require remediation or other action or result in any liability pursuant to any Environmental Law on the part of the Company or any of its Subsidiaries. The Company is not subject to any agreement, order, judgment, decree, letter agreement or memorandum of agreement by or with any court, governmental authority, regulatory agency or third party imposing any liability or obligation with respect to any Environmental Law which is material to the Company and its Subsidiaries, taken as whole.

3.17    Real Property. Except as would not reasonably be likely, either individually or in the aggregate, to have a Material Adverse Effect on the Company, the Company or a Company Subsidiary (a) has good and marketable title to all real property reflected in the latest audited balance sheet included in the Company Reports as being owned by the Company or a Company Subsidiary or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the “Company Owned Properties”), free and clear of all Liens, except (i) statutory Liens securing payments not yet due, (ii) Liens for real property Taxes not yet due and payable, (iii) easements, rights of way, and other similar encumbrances that do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties, (iv) non-exclusive licenses granted with respect to Intellectual Property Rights in the ordinary course of business, (v) Liens required under the definitive agreements for a party’s indebtedness as in effect on the date hereof, (vi) Liens expressly permitted under this Agreement and (vii) such imperfections or irregularities of title or Liens as do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties (collectively, “Permitted Encumbrances”), and (b) is the lessee of all leasehold estates reflected in the latest audited financial statements included in such Company Reports or acquired after the date thereof (except for leases that have expired by their terms since the date thereof) (the “Company Leased Properties” and, collectively with the Company Owned Properties, the “Company Real Property”), free and clear of all Liens of any nature whatsoever, except for Permitted

Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to the knowledge of the Company, the lessor. There are no pending, or, to the knowledge of the Company, threatened, condemnation proceedings against the Company Real Property, except as would not reasonably be likely, either individually or in the aggregate, to have a Material Adverse Effect on the Company.

3.18    Intellectual Property; Data Privacy and Technology; Information Security.

(a)    For the purposes of this Agreement, “Intellectual Property Rights” means all rights anywhere in the world in or to any intellectual property, including with respect to: (i) trademarks, service marks, trade dress, symbols, corporate names, brand names, d/b/a’s, logos and slogans, Internet domain names and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; (ii) inventions, discoveries, and improvements, whether patentable or not, and patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), invention disclosures and any re-examinations, extensions or reissues thereof, in any jurisdiction; (iii) trade secrets, proprietary or confidential information and know-how; (iv) published or unpublished works or authorship, whether copyrightable or not, copyrights and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; and (v) software, databases and other compilations of information, including related documentation.

(b)    As of the date of this Agreement, the Company and each of its Subsidiaries own (in each case, free and clear of any material Liens other than any Permitted Encumbrances) or otherwise have sufficient right to use Intellectual Property Rights used by the Company or such Subsidiaries, as applicable, in the conduct of its business as currently conducted, and all such rights shall survive the consummation of the transactions contemplated under this Agreement unchanged, in each case, except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on the Company (provided that the foregoing shall not be read as a representation on non-infringement).

(c)    Except as would not reasonably be likely, either individually or in the aggregate, to have a Material Adverse Effect on the Company, all Intellectual Property Rights owned by the Company or any of its Subsidiaries and registered with or, issued by, or the subject of a pending application (whether for registration or issuance) to register before, any Governmental Entity (“Company Registered IP”) are subsisting and, to the knowledge of the Company, other than with respect to applications, valid and enforceable, and none of the Company Registered IP is subject to any outstanding order, judgment or decree (other than routine office actions) adversely affecting the Company’s or its Subsidiaries’ ownership or use of, or rights in or to, any such Company Registered IP.

(d)    Except as would not reasonably be likely, either individually or in the aggregate, to have a Material Adverse Effect on the Company, the Company and its Subsidiaries, and the conduct of the Company’s and its Subsidiaries’ businesses, including the development, manufacture, use, sale, commercialization or provision of the Company’s and its Subsidiaries’

products and services do not and have not infringed, misappropriated or otherwise violated within the past three (3) years the Intellectual Property Rights of any person. To the knowledge of the Company, except as would not reasonably be likely, either individually or in the aggregate, to have, a Material Adverse Effect on the Company, no person is infringing, misappropriating or otherwise violating any Intellectual Property Rights owned by the Company or any of its Subsidiaries.

(e)    As of the date of this Agreement, neither the Company nor any of the Specified Company Subsidiaries has received any written claims that are still pending (i) alleging that the Company or any of the Specified Company Subsidiaries or, to the knowledge of the Company, any of the Company JVs has infringed, misappropriated or otherwise violated the Intellectual Property Rights of any person, whether directly or indirectly or (ii) contesting or challenging the use, validity, enforceability or ownership of any material Intellectual Property Rights owned or purported to be owned by the Company or any of its Subsidiaries.

(f)    As of the date of this Agreement, except as would not reasonably be likely, either individually or in the aggregate, to result in liability or disruption which is material to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries are in compliance with all of its and their privacy policies and with all applicable Laws regarding privacy and personal information, including with respect to the collection, storage, transmission, transfer (including cross-border transfers), disclosure and use of personally identifiable information. The Company and the Specified Company Subsidiaries, and, to the knowledge of the Company, each of the Company JVs, have used commercially reasonable measures, consistent with accepted industry practices, to ensure the confidentiality, privacy and security of customer, employee and other personally-identifiable or other confidential or trade-secret information (collectively, “Sensitive Data”).

(g)    To the knowledge of the Company, during the three (3) year period prior to the date of this Agreement, no third party has gained unauthorized access to or misused any Sensitive Data or any computers, software servers, networks or other information technology assets (“IT Assets”) used in the operation of the businesses of the Company or any of its Subsidiaries, in each case, in a manner that has resulted or is reasonably likely to result in either (i) liability, cost or disruption that would be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, or (ii) the duty to notify any person except as would not reasonably be likely, individually or in the aggregate, to result in liability which is material to the Company and its Subsidiaries, taken as a whole. The Company and the Specified Company Subsidiaries, and, to the knowledge of the Company, the Company JVs, have taken commercially reasonable steps and implemented commercially reasonable safeguards, consistent with accepted industry practices, to protect their products, services and IT Assets from unauthorized access and free from any disabling codes or instructions, spyware, Trojan horses, worms, viruses or other software routines that permit or cause unauthorized access to, or disruption, impairment, disablement, or destruction of, software, data or other materials (“Malicious Code”). To the knowledge of the Company, as of the date of this Agreement, except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on the Company, the IT Assets used by the Company or any of its Subsidiaries (i) are free from Malicious Code and (ii) have not, within the three (3) years prior to the date of this Agreement, experienced any material failure or malfunction.

3.19    Related Party Transactions.

(a)    As of the date hereof, there are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any proposed transactions or series of related transactions, between the Company or any of its Subsidiaries, on the one hand, and any current director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of the Company or any of its Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) five percent (5%) or more of the outstanding Company Common Stock (or any of such person’s immediate family members or affiliates) (other than Subsidiaries of the Company), on the other hand, of the type required to be reported in any Company Report pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act (each such agreement, arrangement or understanding, a “Company Related Party Contract”).

(b)    Except as disclosed in Section 3.19(b) of the Company Disclosure Schedule, since October 15, 2015, neither the Company nor any of its Subsidiaries, on the one hand, has been a party to (i) any transactions or series of related transactions, agreements, arrangements or understandings with the Stockholder, on the other hand, or (ii) any non-arms’ length transactions or series of related transactions, agreements, arrangements or understandings with affiliates of the Stockholder, on the other hand.

3.20    State Takeover Laws. The Company Board has approved this Agreement and the transactions contemplated hereby and has taken all other necessary corporate actions as required to render inapplicable any applicable provisions of the takeover Laws of any state, including any “moratorium,” “control share,” “fair price,” “takeover” or “interested stockholder” Law (any such Laws, “Takeover Statutes”) or any similar takeover-related provision in the Company Charter or the Company Bylaws that would prohibit or restrict the Company’s ability to perform under any of the Transaction Agreements to which the Company is a party or the Company’s ability to consummate the transactions contemplated thereby, or subject Parent or its shareholders to any impediment or condition in connection with the entry into the Voting and Support Agreement by Parent and the consummation of the transactions contemplated thereby.

3.21    Reorganization. The Company has not taken any action nor, to the knowledge of the Company, is there any fact or circumstance that would reasonably be likely to prevent the Merger, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

3.22    Opinions. Prior to the execution of this Agreement, the Company Board has received an opinion (which, if initially rendered orally, has been or will be confirmed by a written opinion, dated the same date) from Merrill Lynch, Pierce, Fenner & Smith Incorporated, to the effect that, as of the date thereof, and based upon and subject to the assumptions and limitations set forth therein, the Exchange Ratio provided for in the Merger is fair, from a financial point of view, to the holders of Company Common Stock. Prior to the execution of this Agreement, the members of the Company Board unaffiliated with the Stockholder have received an opinion (which, if initially rendered orally, has been or will be confirmed by a written opinion, dated the same date) from Evercore Group L.L.C., to the effect that, as of the date thereof, and based upon and subject to the factors, assumptions and limitations set forth therein, the Exchange Ratio is fair, from a financial point of view, to the holders of Company Common Stock, other than the Stockholder and its affiliates. Neither opinion has been amended or rescinded in any material respect as of the date of this Agreement.

3.23    Company Information. The information relating to the Company and its Subsidiaries that is provided by the Company or its representatives for inclusion in (a) the Joint Statement on the date it (or any amendment or supplement thereto) is first mailed to holders of Company Common Stock, (b) the S-4, when it or any amendment thereto becomes effective under the Securities Act, (c) the documents and financial statements of the Company incorporated by reference in the Joint Statement, the S-4 or any amendment or supplement thereto or (d) any other document filed with any other Regulatory Agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The portions of the Joint Statement relating to the Company and its Subsidiaries and other portions within the reasonable control of the Company and its Subsidiaries will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information provided or supplied by or on behalf of Parent or its Subsidiaries for inclusion in the Joint Statement or the S-4.

3.24    Insurance. Except as would not reasonably be likely, either individually or in the aggregate, to have a Material Adverse Effect on the Company, (a) the Company and its Subsidiaries are insured with insurers against such risks and in such amounts as the management of the Company reasonably has determined to be prudent and consistent with industry practice, and neither the Company nor any of its Subsidiaries has received notice to the effect that any of them are in default under any material insurance policy, (b) each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of the Company and its Subsidiaries, the Company or the relevant Subsidiary thereof is the sole beneficiary of such policies and (c) all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except (a) as disclosed in the disclosure schedule delivered by Parent to the Company concurrently herewith (the “Parent Disclosure Schedule”); provided that (i) the mere inclusion of an item in the Parent Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by any of Parent or Merger Sub that such item represents a material exception or fact, event or circumstance or that such item would reasonably be likely to result in a Material Adverse Effect on Parent, and (ii) any disclosures made with respect to a section of this Article IV shall be deemed to qualify (A) any other section of this Article IV specifically referenced or cross-referenced and (B) other sections of this Article IV to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross-reference) from a reading of the disclosure that such disclosure applies to such other sections or

(b) as disclosed in any Parent Reports publicly filed by Parent after January 1, 2017 and prior to the date hereof (but disregarding risk factor disclosures contained under any “Risk Factors” heading, or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), each of Parent and Merger Sub hereby represents and warrants to the Company as follows:

4.1    Corporate Organization.

(a)    Parent is a corporation duly organized, validly existing and in active status under the laws of the State of Wisconsin. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Parent and Merger Sub has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted in all material respects. Each of Parent and Merger Sub is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, either individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on Parent. True, correct and complete copies of the Restated Articles of Incorporation of Parent, as amended to the date hereof (“Parent Articles”), the Amended and Restated Bylaws of Parent (“Parent Bylaws”), the Certificate of Incorporation of Merger Sub (“Merger Sub Certificate”) and the Merger Sub Bylaws, each as in effect as of the date of this Agreement, have previously been made available by Parent to the Company.

(b)    Each Subsidiary of Parent (a “Parent Subsidiary”) (i) is duly organized and validly existing under the laws of its jurisdiction of organization, except where the failure to be so organized or existing would not reasonably be likely to be, either individually or in the aggregate, material to Parent and its Subsidiaries, taken as a whole, (ii) is duly qualified to do business and, where such concept is recognized under applicable Law, in active status or good standing, as applicable, in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Parent, and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted, except where the failure to have such power and authority, would not reasonably be likely to be, either individually or in the aggregate, material to Parent and its Subsidiaries, taken as a whole. There are no restrictions on the ability of any Parent Subsidiary to pay dividends or distributions.

(c)    Section 4.1(c) of the Parent Disclosure Schedule sets forth a true and complete list of all Subsidiaries of Parent as of the date hereof.

4.2    Capitalization.

(a)    The authorized capital stock of Parent consists of 1,800,000,000 shares of Parent Common Stock and 25,000,000 shares of preferred stock, no par value per share (“Parent Preferred Stock”). As of January 14, 2019, no shares of capital stock or other voting securities of

Parent are issued, reserved for issuance or outstanding, other than (i) 791,407,860 shares of Parent Common Stock issued and 391,151,656 shares of Parent Common Stock outstanding; (ii) 400,256,204 shares of Parent Common Stock held in treasury; (iii) 11,959,461 shares of Parent Common Stock reserved for issuance upon the exercise of options to purchase Parent Common Stock (“Parent Stock Options”) granted under the Amended and Restated Parent 2007 Omnibus Incentive Plan (the “Parent Stock Plan”); (iv) 1,828,438 shares of Parent Common Stock reserved for issuance upon the settlement of restricted stock units granted under the Parent Stock Plan that are not subject to any performance-vesting conditions (“Parent RSUs”); (v) 524,290 shares of Parent Common Stock reserved for issuance upon the settlement of restricted stock units granted under the Parent Stock Plan that are subject to performance-vesting conditions (“Parent PSUs”), assuming that performance with respect to the Parent PSUs is achieved at maximum performance; and (vi) 35,485,015 shares of Parent Common Stock reserved for issuance pursuant to future grants under the Parent Stock Plan. All of the issued and outstanding shares of Parent Common Stock and Merger Sub have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of Parent or the stockholder of Merger Sub may vote are issued or outstanding. Except as set forth in Section 4.2(a) of the Parent Disclosure Schedule, as of the date of this Agreement, no debt securities of Parent or Merger Sub are issued or outstanding. Other than the Parent Stock Options, Parent RSUs and Parent PSUs (collectively, the “Parent Equity Awards”) issued prior to the date of this Agreement, the outstanding offering period under the Fiserv, Inc. Employee Stock Purchase Plan (the “Parent Employee Stock Purchase Plan”), and a certain stock repurchase plan, dated August 6, 2018, adopted by Parent as a written plan for trading securities that complies with the requirements of Rule 10b5-1 under the Exchange Act (the “Parent 10b5-1 Plan”), there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements obligating any of Parent or Merger Sub to issue, transfer, sell, purchase, redeem or otherwise acquire, any capital stock of Parent or Merger Sub. A true, correct and complete copy of the Parent 10b5-1 Plan in effect as of the date of this Agreement has previously been made available by Parent to the Company.

(b)    There are no voting trusts, shareholder agreements, proxies or other agreements in effect pursuant to which Parent or any of its Subsidiaries has a contractual or other obligation with respect to the voting or transfer of the Parent Common Stock or other equity interests of Parent or any of the Parent Subsidiaries.

(c)    All of the outstanding shares of capital stock of Merger Sub are, and at the Effective Time will be, owned by Parent. Merger Sub has not conducted any business other than (i) incident to its formation or incorporation, as applicable, for the sole purpose of carrying out the transactions contemplated by this Agreement and (ii) in relation to this Agreement, the Merger and the other transactions contemplated hereby.

(d)    Parent owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the Parent Subsidiaries, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Parent Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

(e)    Each Parent Stock Option (i) was granted in compliance with all applicable Laws and all of the terms and conditions of the Parent Stock Plan pursuant to which it was issued, (ii) has an exercise price per share equal to or greater than the fair market value of a share of Parent Common Stock on the date of such grant, (iii) has a grant date identical to the date on which the Parent Board or the compensation committee of the Parent Board, as applicable, actually awarded such Parent Stock Option, (iv) qualifies for the Tax and accounting treatment afforded to such Parent Stock Option in the Parent’s Tax returns and the Parent Reports, respectively, and (v) does not trigger any liability for the holder thereof under Section 409A of the Code.

4.3    Authority; No Violation.

(a)    Each of Parent and Merger Sub has full corporate power and authority to execute and deliver this Agreement and, subject to receipt of the approval of the Parent Share Issuance, by a majority of the votes cast by holders of outstanding Parent Common Stock at a meeting of the shareholders of Parent at which a quorum exists (the “Requisite Parent Vote”), to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger have been duly and validly approved by each of the Parent Board and the Merger Sub Board. The Parent Board has declared it advisable to enter into this Agreement and determined that it is fair to and in the best interests of the shareholders of Parent to enter into this Agreement and consummate the Merger, on the terms and conditions set forth in this Agreement, and has directed that the Parent Share Issuance be submitted to its shareholders for approval at a duly held meeting of such shareholders and has adopted resolutions to the foregoing effect. The Merger Sub Board has determined that the Merger, on the terms and conditions set forth in this Agreement, is in the best interests of Merger Sub and its sole stockholder and has adopted a resolution to the foregoing effect. Parent, as Merger Sub’s sole stockholder, has approved this Agreement and the transactions contemplated hereby at a duly held meeting or by written consent of the sole stockholder. Except for (i) the Requisite Parent Vote, (ii) the approval of this Agreement and the transactions contemplated hereby by the sole stockholder of Merger Sub and (iii) the adoption of resolutions by the Parent Board to give effect to the provisions of Section 6.8 in connection with the Closing, no other corporate proceedings on the part of any of Parent or Merger Sub are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Parent and Merger Sub and (assuming due authorization, execution and delivery by the Company) constitutes a valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms (except in all cases as such enforceability may be limited by the Enforceability Exceptions). Subject to the receipt of the Requisite Parent Vote, the shares of Parent Common Stock to be issued in the Merger have been validly authorized and, when issued, will be validly issued, fully paid and nonassessable, and no current or past shareholder of Parent will have any preemptive right or similar rights in respect thereof.

(b)    Subject to the receipt of the Requisite Parent Vote, neither the execution and delivery of this Agreement by Parent or Merger Sub, nor the consummation by Parent or Merger Sub of the transactions contemplated hereby, nor compliance by any of Parent or Merger Sub with any of the terms or provisions hereof, will (i) violate any provision of the Parent Articles, the Parent Bylaws, the Merger Sub Certificate or the Merger Sub Bylaws, or (ii) assuming that the consents, approvals and filings referred to in Section 4.4 are duly obtained and/or made, (A) violate any Law applicable to any of Parent, Merger Sub or any of their Subsidiaries or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of any of Parent, Merger Sub or any of their Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which any of Parent, Merger Sub or any of their Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clause (ii) above) for such violations, conflicts, breaches, defaults, terminations, cancellations, accelerations or creations which, either individually or in the aggregate, would not reasonably be likely to (1) have a Material Adverse Effect on Parent or (2) prevent or materially impair the ability of Parent to consummate the Merger and the transactions contemplated by this Agreement.

4.4    Consents and Approvals. Except for (a) the filing of applications, filings and notices, as applicable, with the NASDAQ, (b) the filing with the SEC of the Joint Statement and the S-4 in which the Joint Statement will be included as a prospectus, and declaration of effectiveness of the S-4, (c) the filing of the Certificate of Merger with the Delaware Secretary pursuant to the DGCL, (d) the filing of any notices or other filings under the HSR Act, and such other consents, approvals, filings or registrations as may be required under any antitrust or competition Laws of non-U.S. jurisdictions, (e) the applications, filings, consents and notices, as applicable, set forth in Section 4.4 of the Parent Disclosure Schedule and (f) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” Laws of various states in connection with the Parent Share Issuance and the approval of the listing of such Parent Common Stock on the NASDAQ, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (i) the execution and delivery by Parent and Merger Sub of this Agreement or (ii) the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby.

4.5    Reports.

(a)    Parent and each of its Subsidiaries have timely filed (or furnished, as applicable) all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file (or furnish, as applicable) since January 1, 2016 with any Regulatory Agencies, including any report, registration or statement required to be filed (or furnished, as applicable) pursuant to the Laws of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be likely to have a Material Adverse Effect on Parent. As of their respective dates (and without giving effect to any amendments or modifications filed after the date of this Agreement with respect to reports and documents filed before the date of this Agreement), each of such reports and documents, including the financial statements, exhibits and schedules thereto, complied with all of the statutes, rules and regulations enforced or promulgated by the Regulatory Agency with which they were filed, except where such failure to be in compliance would not, either individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on Parent. Except for examinations of Parent and its Subsidiaries conducted by a Regulatory Agency in the ordinary course of business, (A) no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of Parent, investigation into the business or operations of Parent or any of its Subsidiaries since January 1, 2016 and (B) Parent has not received written notice of any inquiry by, or has had any disagreement or dispute with, any Regulatory Agency with respect to the business, operations, policies or procedures of Parent or any of the Parent Subsidiaries since January 1, 2016, in each case of the foregoing clauses (A) and (B), which would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Parent. There is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of Parent or any of its Subsidiaries, which would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Parent.

(b)    An accurate and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by Parent or any of its Subsidiaries pursuant to the Securities Act or the Exchange Act, as the case may be, since January 1, 2016 (the “Parent Reports”) is publicly available. No such Parent Report, at the time filed, furnished or communicated (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all Parent Reports filed or furnished under the Securities Act and the Exchange Act complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto. As of the date of this Agreement, no executive officer of Parent has failed in any respect to make the certification required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. As of the date of this Agreement, there are no outstanding comments from or material unresolved issues raised by the SEC with respect to any of the Parent Reports.

4.6    Financial Statements.

(a)    The consolidated financial statements of Parent and its Subsidiaries included (or incorporated by reference) in the Parent Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Parent and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of Parent and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. To the extent any of the books and records of Parent and its Subsidiaries are required to be maintained in accordance with GAAP, such books and records have been, since January 1, 2017, and are being, maintained in all material respects in accordance with GAAP. Prior to the date hereof, Deloitte & Touche LLP has not resigned (or informed Parent that it intends to resign) or been dismissed as independent public accountants of Parent as a result of or in connection with any disagreements with Parent on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b)    Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Parent, neither Parent nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) required by GAAP to be included in the consolidated balance sheet of Parent, except for those liabilities that are reflected or reserved against on the consolidated balance sheet of Parent included in its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2018 (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since September 30, 2018, or in connection with this Agreement and the transactions contemplated hereby. None of Parent or any of its Subsidiaries is a party to any material “off-balance sheet arrangements” as defined in Item 303(a)(4) of Regulation S-K.

(c)    The records, systems, controls, data and information of Parent and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Parent or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Parent. Parent (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to Parent, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of Parent by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to Parent’s outside auditor and the audit committee of the Parent Board (A) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) relating to the period covered by such evaluation which are reasonably likely to adversely affect in any material respect Parent’s ability to record, process, summarize and report financial information, and (B) to the knowledge of Parent, any fraud, whether or not material, relating to the period covered by such evaluation that involves management or other employees who have a significant role in Parent’s internal controls over financial reporting. These disclosures, if any, were made by management to Parent’s auditor and audit committee and a copy of any such written disclosure has been previously made available to the Company. To the knowledge of Parent, there is no reason to believe that Parent’s outside auditor and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(d)    Since January 1, 2016, (i) neither Parent nor any of its Subsidiaries, nor, to the knowledge of Parent, any director, officer, auditor, accountant or representative of Parent or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any complaint, allegation, or claim, whether written or, to the knowledge of Parent, oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Parent or any of its Subsidiaries or their respective internal accounting controls that is material to Parent, including any complaint, allegation, or claim, whether written or oral, that Parent or any of its Subsidiaries has engaged in questionable accounting or auditing practices that is material to Parent, and (ii) no attorney representing Parent or any of its Subsidiaries, whether or not employed by Parent or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by Parent or any of its officers, directors, employees or agents to the Parent Board or any committee thereof or, to the knowledge of Parent, to any director or officer of Parent, pursuant to Section 307 of the Sarbanes-Oxley Act, in each case of the foregoing clauses (i) and (ii), except as would not reasonably be likely to be, either individually or in the aggregate, materially adverse to Parent and its Subsidiaries, taken as a whole.

4.7    Broker’s Fees. Neither Parent nor any Parent Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement, other than J.P. Morgan Securities LLC pursuant to a letter agreement, all fees or commissions due and payable to J.P. Morgan Securities LLC under which are set forth on Section 4.7 of the Parent Disclosure Schedule.

4.8    Absence of Certain Changes or Events.

(a)    Since December 31, 2017, no event or events have occurred that have had or would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Parent.

(b)    Since December 31, 2017 and through the date of this Agreement, except as set forth in Sections 4.8(b), 5.1 and 5.3 of the Parent Disclosure Schedule (in the case of Sections 5.1 and 5.3 of the Parent Disclosure Schedule, solely to the extent the applicable action occurs following the date hereof) and in connection with matters related to this Agreement, Parent and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course of business.

4.9    Legal Proceedings.

(a)    Neither Parent nor any of its Subsidiaries is a party to any, and there are no pending or, to the knowledge of Parent, threatened, legal, administrative, arbitral or other Actions of any nature against Parent or any of its Subsidiaries or any of their directors or executive officers (in their capacity as such) that would reasonably be likely to (i) have, either individually or in the aggregate, a Material Adverse Effect on Parent or (ii) as of the date of this Agreement, prevent or materially impair the ability of Parent to consummate the Merger and the transactions contemplated by this Agreement.

(b)    (i) Except where the actions would not reasonably be likely to be, either individually or in the aggregate, material to Parent and its Subsidiaries, taken as a whole, there is no injunction, order, judgment or decree imposed upon Parent, any of its Subsidiaries or the assets of Parent or any of its Subsidiaries (or that, upon consummation of the Merger, would apply to the Company and its Subsidiaries) by any Governmental Entity, (ii) nor has Parent or any Parent Subsidiary been advised in writing by any Governmental Entity that it is consider issuing, initiating, ordering or requesting any such injunction, order, judgment or decree, in each case, except as would not reasonably be likely to (A) have, either individually or in the aggregate, a Material Adverse Effect on Parent or (B) as of the date of this Agreement, prevent or materially impair the ability of Parent to consummate the Merger and the transactions contemplated by this Agreement.

4.10    Taxes and Tax Returns. Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Parent:

(a)    Each of Parent and its Subsidiaries has duly and timely filed (taking into account all applicable extensions) all Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct, and complete. Neither Parent nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any Tax Return. All Taxes of Parent and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid. Each of Parent and its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, stockholder, independent contractor or other third party. Neither Parent nor any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to any Tax that remains in effect. The federal income Tax Returns of Parent and its Subsidiaries for all years up to and including December 31, 2017 have been examined by the IRS or are Tax Returns with respect to which the applicable period for assessment under applicable Law, after giving effect to extensions or waivers, has expired. No deficiency with respect to an amount of Taxes has been proposed, asserted or assessed against Parent or any of its Subsidiaries. There are no pending or threatened in writing disputes, claims, audits, examinations or other proceedings regarding any Taxes of Parent and its Subsidiaries or the assets of Parent and its Subsidiaries. In the last six (6) years, neither Parent nor any of its Subsidiaries has been informed in writing by any jurisdiction that the jurisdiction believes that Parent or any of its Subsidiaries was required to file any Tax Return that was not filed. Parent has made available to the Company true, correct and complete copies of any private letter ruling requests, closing agreements or gain recognition agreements with respect to Taxes requested or executed in the last six (6) years. There are no Liens for Taxes (except Taxes not yet due and payable) on any of the assets of Parent or any of its Subsidiaries. Neither Parent nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among Parent and its Subsidiaries). Neither Parent nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated, combined, unitary or similar income Tax Return (other than a group the common parent of which was Parent or a Subsidiary of Parent) or

(B) has any liability for the Taxes of any person (other than Parent or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract or otherwise. Neither Parent nor any of its Subsidiaries has been, within the past two (2) years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code. Neither Parent nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2). At no time during the past five (5) years has Parent been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code. Neither Parent nor any of its Subsidiaries will be required to include any material item of income in, or to exclude any material item of deduction from, taxable income in any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting, (ii) closing agreement, (iii) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or foreign Law), (iv) installment sale or open transaction disposition made on or prior to the Closing Date, (v) prepaid amount received on or prior to the Closing Date or (vi) election by Parent or any of its Subsidiaries under Section 108(i) of the Code (or any similar provision of state, local or foreign Law). None of the net operating losses, foreign tax credits, built-in losses or other tax attributes of Parent and its Subsidiaries are subject to any limitations, reductions or diminutions in value as a result of Sections 382, 383, 384 or the Treasury Regulations promulgated thereunder (or promulgated under Section 1502 of the Code to address the application of such Sections of the Code in the consolidated group context) or any similar provision of state, local or foreign Law.

4.11    Employees and Employee Benefit Plans.

(a)    Section 4.11(a) of the Parent Disclosure Schedule sets forth an accurate and complete list as of the date hereof of each material Parent Benefit Plan (except (i) Non-U.S. Parent Benefit Plans that are not Non-U.S. Statutory Parent Benefit Plans, which Non-U.S. Parent Benefit Plans, to the extent not made available by the date hereof, shall be provided within thirty (30) days following the date hereof, and (ii) Non-U.S. Statutory Parent Benefit Plans). For purposes of this Agreement, “Parent Benefit Plan” means any benefit or compensation plan, program, policy, practice, agreement, contract, arrangement or other obligation, whether or not in writing and whether or not funded, in each case, which is sponsored or maintained by, or required to be contributed to, or with respect to which any potential liability is borne by Parent or any of its Subsidiaries. The Parent Benefit Plans include, but are not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA, employment, consulting, retirement, severance, termination or change in control agreements, deferred compensation, equity-based, incentive, bonus, supplemental retirement, profit sharing, insurance, medical, welfare, fringe or other benefits or remuneration of any kind. For purposes of this Agreement, “Non-U.S. Statutory Parent Benefit Plans” shall mean a Non-U.S. Parent Benefit Plan that is required by applicable Law to be sponsored, maintained, or to be contributed to by Parent or any of its Subsidiaries.

(b)    Parent has made available to the Company true, correct and complete copies of each of the material Parent Benefit Plans (except (i) for Parent Benefit Plans that are maintained primarily for the benefit of employees outside of the United States (“Non-U.S. Parent Benefit Plans”) that are not Non-U.S. Statutory Parent Benefit Plans, which Non-U.S. Parent Benefit Plans, to the extent not previously made available, shall be provided within thirty (30) days following the date hereof, and (ii) Non-U.S. Statutory Parent Benefit Plans) and the following related documents, to the extent applicable: (i) all summary plan descriptions, amendments, summaries of material modifications or material supplements to any Parent Benefit Plan, (ii) the annual report (Form 5500 or 900 series and all schedules and financial statements attached thereto), if any, filed with the IRS for the last two (2) plan years, (iii) the most recently received IRS determination or opinion letter, if any, relating to a Parent Benefit Plan and (iv) the most recently prepared actuarial report for each Parent Benefit Plan (if applicable).

(c)    (i) Each Parent Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable Laws, including ERISA and the Code, (ii) all contributions or other amounts payable by Parent or any of its Subsidiaries with respect to each Parent Benefit Plan in respect of the current or prior plan years have been paid or accrued in accordance with generally accepted accounting principles in all material respects and (iii) there are no pending or, to the knowledge of Parent, threatened claims (other than routine claims for benefits) or proceedings by a Governmental Entity by, on behalf of or against any Parent Benefit Plan or any trust related thereto which would reasonably be likely to result in any liability which is material to Parent or any of its Subsidiaries, taken as a whole.

(d)    Each Parent Benefit Plan that is intended to be qualified under Section 401(a) of the Code has been determined by the IRS to be qualified under Section 401(a) of the Code and, to the knowledge of Parent, nothing has occurred that would adversely affect the qualification or tax exemption of any such Parent Benefit Plan. Neither Parent nor any of its Subsidiaries has engaged in a transaction in connection with which Parent or any of its Subsidiaries reasonably could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code.

(e)    No Controlled Group Liability has been incurred by Parent or any Parent ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to Parent or any Parent ERISA Affiliate of incurring any such liability. For purposes of this Agreement, “Parent ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with Parent or any of its Subsidiaries as a “single employer” within the meaning of Section 414 of the Code.

(f)    None of Parent and its Subsidiaries nor any Parent ERISA Affiliate has, at any time during the last six (6) years, contributed to or been obligated to contribute to any plan that is a Multiemployer Plan or a Multiple Employer Plan, and none of Parent or its Subsidiaries nor any Parent ERISA Affiliate has incurred any material liability to a Multiemployer Plan or Multiple Employer Plan as a result of a complete or partial withdrawal (as those terms are defined in Part I of Subtitle E of Title IV of ERISA) from a Multiemployer Plan or Multiple Employer Plan that has not been satisfied in full.

(g)    Except as required by applicable Law, no Parent Benefit Plan provides retiree or post-employment medical, disability, life insurance or other welfare benefits to any person, and none of Parent or any of its Subsidiaries has any obligation to provide such benefits (excluding any Parent Benefit Plan that provides for employer payment or subsidy of COBRA premiums). To the extent that Parent or any of its Subsidiaries sponsors such plans, Parent or the applicable Subsidiary has reserved the right to amend, terminate or modify at any time each Parent Benefit Plan that provides retiree or post-employment disability, life insurance or other welfare benefits to any person.

(h)    Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby could, either alone or in conjunction with any other event, (i) entitle any current or former employee, director, officer or independent contractor of Parent or any of its Subsidiaries (collectively, the “Parent Employees”) to severance pay or any material increase in severance pay, (ii) accelerate the time of payment or vesting, or materially increase the amount of compensation due to any such employee, director, officer or independent contractor, (iii) directly or indirectly cause Parent to transfer or set aside any assets to fund any material benefits under any Parent Benefit Plan, (iv) otherwise give rise to any material liability under any Parent Benefit Plan, or (v) limit or restrict the right to amend any Parent Benefit Plan on or following the Effective Time.

(i)    Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement could, either alone or in combination with another event, result in the payment of any amount that could, individually or in combination with any other such payment, constitute an “excess parachute payment” as defined in Section 280G(b)(1) of the Code.

(j)    Neither Parent nor any of its Subsidiaries has any obligation to provide, and no Parent Benefit Plan or other agreement provides any individual with the right to, a gross-up, indemnification, reimbursement or other payment for any excise or additional taxes, interest or penalties incurred pursuant to Section 409A or Section 4999 of the Code.

(k)    Except as would not be reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on Parent, all Non-U.S. Parent Benefit Plans comply with applicable local Law, and all such plans that are intended to be funded and/or book-reserved are funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions. As of the date hereof, there is no pending or, to the knowledge of Parent, threatened litigation relating to any Non-U.S. Parent Benefit Plan which litigation is material to Parent and its Subsidiaries, taken as a whole.

(l)    Section 4.11(l) of the Parent Disclosure Schedule sets forth an accurate and complete list as of the date hereof of any collective bargaining agreement or other agreement with a labor union, works council or like organization that Parent or any of its Subsidiaries is a party to or otherwise bound by (collectively, the “Parent Labor Agreements”), and, as of the date hereof, to the knowledge of Parent, there are no material activities or proceedings by any individual or group of individuals, including representatives of any labor organizations or labor unions, to organize any employees of Parent or any of its Subsidiaries. The execution and delivery of this Agreement, shareholder or other approval of this Agreement and the consummation of the transactions contemplated by this Agreement, either alone or in combination with another event, will not entitle any third party (including any labor organization or Governmental Entity) to any payments under any of the Parent Labor Agreements, except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Parent. Parent and its Subsidiaries are in compliance with their obligations pursuant to all notification and bargaining obligations arising under any Parent Labor Agreements, except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Parent.

(m)    Each of Parent and its Subsidiaries is in compliance with all applicable Laws respecting labor, employment and employment practices, terms and conditions of employment, discrimination, harassment, wages and hours, and occupational safety and health, except where the failure to be so compliant would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Parent.

4.12    Compliance with Applicable Law.

(a)    (i) Parent and each of its Subsidiaries hold, and have at all times since January 1, 2016, held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), and (ii) to the knowledge of Parent, no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened by any Governmental Entity, in each case of the foregoing clauses (i) and (ii), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, franchise, permit or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on Parent.

(b)    Except as would not reasonably be likely to be, either individually or in the aggregate, material to Parent and its Subsidiaries, taken as a whole, Parent and each of the Parent Subsidiaries have since January 1, 2016 (i) complied with and are not in default or violation under any applicable Laws or binding policy and/or guideline of any Governmental Entity relating to Parent or any of the Parent Subsidiaries, including all Laws related to data protection or privacy, (ii) been conducting operations at all times in compliance with applicable financial recordkeeping and reporting requirements of all money laundering Laws administered or enforced by any Governmental Entity in jurisdictions where Parent and the Parent Subsidiaries conduct business, and (iii) established and maintained a system of internal controls designed to ensure compliance by Parent and the Parent Subsidiaries with applicable financial recordkeeping and reporting requirements of all money laundering Laws administered or enforced by any Governmental Entity in jurisdictions where Parent and the Parent Subsidiaries conduct business.

(c)    Except where the actions would not reasonably be likely to be, either individually or in the aggregate, material to Parent and its Subsidiaries, taken as a whole, since January 1, 2016, none of Parent, or its Subsidiaries, or, to the knowledge of Parent, any director, officer, employee, agent or other person acting on behalf of Parent or any of the Parent Subsidiaries has, directly or indirectly, (i) used any funds of Parent or any of the Parent

Subsidiaries for unlawful contributions, unlawful gifts or unlawful entertainment, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of Parent or any of the Parent Subsidiaries, (iii) violated any provision that would result in the violation of the FCPA or any similar anti-bribery, anti-corruption or anti-money laundering Laws in applicable jurisdictions, (iv) established or maintained any unlawful fund of monies or other assets of Parent or any of the Parent Subsidiaries in violation of the FCPA, (v) made any fraudulent entry on the books or records of Parent or any of the Parent Subsidiaries in violation of the FCPA, or (vi) made any unlawful payment, unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business, to obtain special concessions for Parent or any of the Parent Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for Parent or any of the Parent Subsidiaries, or is currently subject to any United States sanctions administered by the OFAC.

(d)    Except where the actions would not reasonably be likely to be, either individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, neither Parent nor any of its Subsidiaries has, since January 1, 2016, received any written notices of any material investigation, claim or Action regarding any Processing Matter with respect to Parent or its Subsidiaries in the conduct of its business from the NACHA, any Network directly or indirectly involved or associated with or implicated or utilized by Parent or any of its Subsidiaries, FINRA or the OFAC.

(e)    Except where the actions would not reasonably be likely to be, either individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, Parent and its Subsidiaries have since January 1, 2016 complied with and are not in default or violation under (i) any applicable bylaws, operating rules, regulations and requirements of NACHA and any applicable Networks, in each case, which are either binding on Parent or its Subsidiaries or with which Parent or its Subsidiaries complies pursuant to contractual requirements and (ii) the Payment Card Industry Data Security Standard (PCI-DSS) issued by the Payment Card Industry Security Standards Council, as may be revised from time to time, in each case of the foregoing clauses (i) and (ii), with respect to Processing Matters.

4.13    Certain Contracts.

(a)    Except as set forth in Section 4.13(a) of the Parent Disclosure Schedule and excluding any Parent Benefit Plan, as of the date hereof, neither Parent nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), (ii) that provides for the incurrence of indebtedness for borrowed money of Parent or any of its Subsidiaries or the guaranty of indebtedness for borrowed money of third parties, in each case, in an aggregate principal amount in excess of $500,000,000 (other than securities sold under agreement to repurchase, in each case, incurred in the ordinary course of business), (iii) other than entered into in the ordinary course of business, that relates to the acquisition or disposition of any assets or any business (whether by merger, sale of stock, sale of assets or otherwise) since January 1, 2016 for a purchase price in excess of

$1,000,000,000 and with any outstanding obligations as of the date of this Agreement (including any unpaid earnout or continuing indemnity provisions) or (iv) that limits in any material respect the payment of dividends by Parent or any of its Subsidiaries. Each contract, arrangement, commitment or understanding of the type described in this Section 4.13(a) in existence as of the date hereof (excluding any Parent Benefit Plan), whether or not set forth in the Parent Disclosure Schedule, is referred to herein as a “Parent Contract.” (provided that, for purposes of the first sentence of Section 4.13(b), the term “Parent Contract” will include any of the above entered into after the date hereof that would have been a Parent Contract if it had been in existence as of the date hereof).

(b)    In each case, except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Parent, (i) each Parent Contract is valid and binding on Parent or one of its Subsidiaries, as applicable, and in full force and effect (unless terminated after the date of this Agreement in accordance with its terms and Section 5.3), (ii) each of Parent and its Subsidiaries has performed all obligations required to be performed by it prior to the date hereof under each Parent Contract, (iii) to the knowledge of Parent, each third-party counterparty to each Parent Contract has performed all obligations required to be performed by it to date under such Parent Contract, (iv) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a default on the part of Parent or any of its Subsidiaries under any such Parent Contract, and (v) neither Parent nor any of its Subsidiaries knows of, or has received written notice of, any violation of any Parent Contract by any of the other parties thereto. Parent has made available to the Company prior to the date hereof true, correct and complete copies of each Parent Contract in existence as of the date hereof.

4.14    Agreements with Regulatory Agencies. Neither Parent nor any of its Subsidiaries is subject to any cease-and-desist or other similar order or enforcement action issued by, or is a party to any consent agreement or memorandum of understanding or other similar written agreement with, any Regulatory Agency or other Governmental Entity or has been since January 1, 2016 ordered to pay any civil money penalty by any Regulatory Agency or other Governmental Entity. Since January 1, 2016, neither Parent nor any of its Subsidiaries has adopted any policies, procedures or board resolutions at the request of any Regulatory Agency or other Governmental Entity that (a) materially restricts the conduct of its business or that in any material manner relates to its ability to pay dividends, its credit or risk management policies, its management or its business or (b) would prevent or materially impair the ability of Parent to consummate the Merger and the transactions contemplated by this Agreement (each, whether or not set forth in the Parent Disclosure Schedule, a “Parent Regulatory Agreement”). Neither Parent nor any of its Subsidiaries has been advised in writing, or, to the knowledge of Parent, orally, since January 1, 2016, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering, or requesting any Parent Regulatory Agreement.

4.15    Customers. Since January 1, 2018 through the date of this Agreement, Parent and the Parent Subsidiaries have not received any notice from any Parent Covered Customer that such Parent Covered Customer intends to discontinue or substantially reduce its relationship with Parent or any Parent Subsidiary, as applicable, or terminate or materially and adversely amend any existing material contract with Parent or any Parent Subsidiary, as applicable, or not to continue as a customer of Parent or any Parent Subsidiary, as applicable. As used in this Agreement, the term “Parent Covered Customer” means a customer of Parent or a Parent Subsidiary the revenue derived from which constituted five percent (5%) or more of the consolidated revenue of Parent during the trailing four quarters ended September 30, 2018.

4.16    Environmental Matters. Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Parent, Parent and its Subsidiaries are in compliance, and, since January 1, 2016, have complied, with all Environmental Laws. There are no legal, administrative, arbitral or other judicial proceedings, claims or actions, any private environmental investigations or remedial activities or governmental investigations of any nature pending, or, to the knowledge of Parent, threatened, seeking to impose, or that would reasonably be likely to result in the imposition, on Parent or any of its Subsidiaries of any liability or obligation relating to any Environmental Law which is material to Parent and its Subsidiaries, taken as a whole. Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Parent, to the knowledge of Parent, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation relating to any Environmental Law. Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Parent, no real property currently or formerly owned or operated by Parent or any of its Subsidiaries, nor, to the knowledge of Parent, any third-party site, has been contaminated with any Hazardous Substance in a manner that would reasonably be likely to require remediation or other action or result in any liability pursuant to any Environmental Law on the part of Parent or any of its Subsidiaries. Parent is not subject to any agreement, order, judgment, decree, letter agreement or memorandum of agreement by or with any court, governmental authority, regulatory agency or third party imposing any liability or obligation with respect to any Environmental Law which is material to Parent and its Subsidiaries, taken as a whole.

4.17    Real Property. Except as would not reasonably be likely, either individually or in the aggregate, to have a Material Adverse Effect on Parent, Parent or a Parent Subsidiary (a) has good and marketable title to all real property reflected in the latest audited balance sheet included in the Parent Reports as being owned by Parent or a Parent Subsidiary or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the “Parent Owned Properties”), free and clear of all Liens, except for Permitted Encumbrances, and (b) is the lessee of all leasehold estates reflected in the latest audited financial statements included in such Parent Reports or acquired after the date thereof (except for leases that have expired by their terms since the date thereof) (the “Parent Leased Properties” and, collectively with the Parent Owned Properties, the “Parent Real Property”), free and clear of all Liens of any nature whatsoever, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to the knowledge of Parent, the lessor. There are no pending, or, to the knowledge of Parent, threatened, condemnation proceedings against the Parent Real Property, except as would not reasonably be likely, either individually or in the aggregate, to have a Material Adverse Effect on Parent.

4.18    Intellectual Property; Data Privacy and Technology; Information Security.

(a)    As of the date of this Agreement, Parent and each of its Subsidiaries own (in each case, free and clear of any material Liens other than any Permitted Encumbrances) or otherwise have sufficient right to use Intellectual Property Rights used by Parent or such Subsidiaries, as applicable, in the conduct of its business as currently conducted, and all such rights shall survive the consummation of the transactions contemplated by this Agreement unchanged, in each case, except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Parent (provided that the foregoing shall not be read as a representation on non-infringement).

(b)    Except as would not reasonably be likely, either individually or in the aggregate, to have a Material Adverse Effect on Parent, all Intellectual Property Rights owned by Parent or any of its Subsidiaries and registered with or issued by, or the subject of a pending application (whether for registration or issuance) before, any Governmental Entity (“Parent Registered IP”) are subsisting and, to the knowledge of Parent, other than with respect to applications, valid and enforceable, and none of the Parent Registered IP is subject to any outstanding order, judgment or decree (other than routine office actions) adversely affecting Parent’s or its Subsidiaries’ ownership or use of, or rights in or to, any such Parent Registered IP.

(c)    Except as would not reasonably be likely, either individually or in the aggregate, to have a Material Adverse Effect on Parent, Parent and its Subsidiaries, and the conduct of Parent’s and its Subsidiaries’ businesses, including the development, manufacture, use, sale, commercialization or provision of Parent’s and its Subsidiaries’ products and services do not and have not infringed, misappropriated or otherwise violated within the past three (3) years, the Intellectual Property Rights of any person. To the knowledge of Parent, except as would not reasonably be likely, either individually or in the aggregate, to have a Material Adverse Effect on Parent, no person is infringing, misappropriating or otherwise violating any Intellectual Property Rights owned by Parent or any of its Subsidiaries.

(d)    As of the date of this Agreement, neither Parent nor any of its Subsidiaries has received any written claims that are still pending (i) alleging that Parent or any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property Rights of any person, whether directly or indirectly or (ii) contesting or challenging the use, validity, enforceability or ownership of any material Intellectual Property Rights owned or purported to be owned by Parent or any of its Subsidiaries.

(e)    As of the date of this Agreement, except as would not reasonably be likely, either individually or in the aggregate, to result in liability or disruption which is material to Parent and its Subsidiaries, taken as a whole, Parent and its Subsidiaries are in compliance with all of its and their privacy policies and with all applicable Laws regarding privacy and personal information, including with respect to the collection, storage, transmission, transfer (including cross-border transfers), disclosure and use of personally identifiable information. Parent and its Subsidiaries have used commercially reasonable measures, consistent with accepted industry practices, to ensure the confidentiality, privacy and security of Sensitive Data.

(f)    To the knowledge of Parent, during the three (3) year period prior to the date of this Agreement, no third party has gained unauthorized access to or misused any Sensitive Data or any IT Assets used in the operation of the businesses of Parent or any of its

Subsidiaries, in each case, in a manner that has resulted or is reasonably likely to result in either (i) liability, cost or disruption to the business of Parent and its Subsidiaries that would be, individually or in the aggregate, material to Parent and its Subsidiaries, taken as a whole, or (ii) a duty to notify any person except as would not reasonably be likely, individually or in the aggregate, to result in liability which is material to Parent and its Subsidiaries, taken as a whole. Parent and its Subsidiaries have taken commercially reasonable steps and implemented commercially reasonable safeguards, consistent with accepted industry practices, to protect their products, services and IT Assets from unauthorized access and free from any Malicious Code. To the knowledge of Parent, as of the date of this Agreement, except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Parent, the IT Assets used by Parent or any of its Subsidiaries (i) are free from Malicious Code and (ii) have not, within the three (3) years prior to the date of this Agreement, experienced any material failure or malfunction.

4.19    Related Party Transactions. As of the date hereof, there are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any proposed transactions or series of related transactions, between Parent or any of its Subsidiaries, on the one hand, and any current director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of Parent or any of its Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) five percent (5%) or more of the outstanding Parent Common Stock (or any of such person’s immediate family members or affiliates) (other than Subsidiaries of Parent), on the other hand, of the type required to be reported in any Parent Report pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act (each such agreement, arrangement or understanding, a “Parent Related Party Contract”).

4.20    State Takeover Laws. The Parent Board has approved the Transaction Agreements and the transactions contemplated thereby and has taken all other necessary corporate actions as required to render inapplicable any applicable provisions of any Takeover Statutes or any similar takeover-related provision in the Parent Articles or the Parent Bylaws to the shares of Parent Common Stock issued pursuant to the Parent Share Issuance or otherwise or that would prohibit or restrict the ability of Parent or Merger Sub to issue the shares of Parent Common Stock pursuant to the Parent Share Issuance or otherwise perform under any of the Transaction Agreements or the ability of Parent or Merger Sub to consummate the transactions contemplated thereby or subject the Company or its stockholders, including the Stockholder, to any impediment or condition in connection with the consummation of the transactions contemplated by the Transaction Agreements, including any impediment or condition in connection with the acquisition by the Stockholder of shares of Parent Common Stock pursuant to the Parent Share Issuance.

4.21    Reorganization. Parent has not taken any action nor, to the knowledge of Parent, is there any fact or circumstance that would reasonably be likely to prevent the Merger, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

4.22    Opinion. Prior to the execution of this Agreement, the Parent Board has received an opinion (which, if initially rendered orally, has been or will be confirmed by a written opinion) from J.P. Morgan Securities LLC, to the effect that, as of the date hereof, and based upon and subject to the factors, assumptions and limitations set forth therein, the Exchange Ratio pursuant to this Agreement is fair, from a financial point of view, to Parent. Such opinion has not been amended or rescinded in any material respect as of the date of this Agreement.

4.23    Parent Information. The information relating to Parent and its Subsidiaries that is provided by Parent or its representatives for inclusion in (a) the Joint Statement on the date it (or any amendment or supplement thereto) is first mailed to holders of Company Common Stock, (b) the S-4, when it or any amendment thereto becomes effective under the Securities Act, (c) the documents and financial statements of Parent incorporated by reference in the Joint Statement, the S-4 or any amendment or supplement thereto or (d) any other document filed with any other Regulatory Agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The portions of the Joint Statement relating to Parent and its Subsidiaries and other portions within the reasonable control of Parent and its Subsidiaries will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, no representation or warranty is made by Parent with respect to statements made or incorporated by reference therein based on information provided or supplied by or on behalf of the Company or its Subsidiaries for inclusion in the Joint Statement or the S-4.

4.24    Insurance. Except as would not reasonably be likely, either individually or in the aggregate, to have a Material Adverse Effect on Parent, (a) Parent and its Subsidiaries are insured with insurers against such risks and in such amounts as the management of Parent reasonably has determined to be prudent and consistent with industry practice, and neither Parent nor any of its Subsidiaries has received notice to the effect that any of them are in default under any material insurance policy, (b) each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of Parent and its Subsidiaries, Parent or the relevant Subsidiary thereof is the sole beneficiary of such policies and (c) all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion.

4.25    Sufficient Funds.

(a)    Assuming the truth and accuracy of the Company’s representations and warranties set forth in Article III and compliance by the Company with its obligations hereunder, in each case, in all material respects, and assuming satisfaction of the conditions in Article VII (other than the conditions set forth in Sections 7.2(a) and 7.2(b) and those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver thereof), Parent and Merger Sub will have available to them at the Effective Time all funds and commitments necessary to refinance in full all amounts outstanding under the Company Credit Agreement, the Company Receivables Financing Agreement and the Company Indentures, to pay cash in lieu of fractional shares in accordance with Section 2.2 and to pay the fees and expenses relating to the Merger and the Financing. Parent has delivered to the Company true and complete copies of (i) a fully executed debt commitment letter, dated as of the date of this Agreement (including all exhibits thereto in effect on the date hereof) and (ii) the executed fee letter referenced therein, relating to fees with respect to the Financing contemplated by the commitment letter (collectively, the “Commitment Letter”), by and among Parent and the Financing Sources specified therein (with only fee amounts and other economic terms, and the rates and amounts included in the “flex” provisions, redacted, none of which redacted provisions would adversely affect the conditionality, enforceability, termination or amount of the debt financing contemplated by the commitment letter). Pursuant to the Commitment Letter, and subject to the terms and conditions thereof, the Financing Sources party thereto have committed to provide Parent with the amounts set forth in the Commitment Letter for the purposes set forth therein (the debt financing contemplated in the Commitment Letter, together with, unless the context otherwise requires, any replacement financing, including any bank financing or debt securities issued in lieu thereof, the “Financing”). As of the date of this Agreement, the Commitment Letter is in full force and effect and has not been withdrawn, rescinded or terminated, or otherwise amended or modified in any respect and no amendment or modification is contemplated (other than as set forth in the fee letters with respect to flex rights and/or to add additional lenders, arrangers, bookrunners, syndication agents and similar entities who had not executed the Commitment Letter as of the date of this Agreement), and the Commitment Letter, in the form so delivered, constitutes the legal, valid and binding obligation of, and is enforceable against, Parent and, to the knowledge of Parent, each of the other parties thereto, subject, in each case, to the Enforceability Exceptions. Except as set forth in the Commitment Letter and except for any related commitment letters, engagement letters and fee letters related to the permanent financing described in the Commitment Letter, as of the date of this Agreement, there are no contracts, agreements, “side letters” or other arrangements to which Parent or any of its affiliates is a party relating to the Commitment Letter or the Financing.

(b)    As of the date of this Agreement, no event has occurred which, with or without notice, lapse of time or both, constitutes, or would reasonably be expected to constitute, a default or breach by Parent or, to the knowledge of Parent, any other party thereto, of any term of the Commitment Letter. As of the date of this Agreement, no Financing Source party to the Commitment Letter has notified Parent of its termination or repudiation (or intent to terminate or repudiate) any of the commitments under such Commitment Letter or intent not to provide the Financing. Assuming the truth and accuracy of the Company’s representations and warranties set forth in Article III and compliance by the Company with its obligations hereunder, in each case, in all material respects, and assuming satisfaction of the conditions in Article VII (other than the conditions set forth in Sections 7.2(a) and 7.2(b) and those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver thereof), Parent has no reason to believe that any of the conditions to the funding of the Financing contemplated by the Commitment Letter and contained in the Commitment Letter will fail to be satisfied on the Closing Date or that the full amounts committed pursuant to the Commitment Letter will not be available to be funded on the Closing Date to the extent required, when taken together with cash or cash equivalents held by Parent and the Company on the Closing Date and the other sources of funds available to Parent on the Closing Date, to refinance in full all amounts outstanding under the Company Credit Agreement, the Company Receivables Financing Agreement and the Company Indentures, to pay cash in lieu of fractional shares in accordance with Section 2.2 and to pay the fees and expenses relating to the Merger and the Financing.

(c)    Parent acknowledges that its obligation to consummate the Merger as set forth in this Agreement is not contingent on Parent’s ability to obtain any financing, whether pursuant to the Commitment Letter or otherwise.

(d)    Parent has fully paid (or caused to be paid) any and all commitment fees or other fees required by the Commitment Letter to be paid on or before the date of this Agreement. Assuming (i) the funding of the full amount of the Financing in accordance with and subject to the satisfaction of the conditions in the Commitment Letter, (ii) the truth and accuracy of the Company’s representations and warranties set forth in Article III and compliance by the Company with its obligations hereunder, in each case, in all material respects, and (iii) satisfaction of the conditions in Article VII, the aggregate proceeds from the Financing (after netting out applicable fees, expenses, original issue discount and similar premiums and chargers and after giving effect of the maximum amount of flex (including original issue discount flex) provided under the Commitment Letter) constitute all of the financing necessary to refinance in full all amounts outstanding under the Company Credit Agreement, the Company Receivables Financing Agreement and the Company Indentures, to pay cash in lieu of fractional shares in accordance with Section 2.2 and to pay the fees and expenses relating to the Merger and the Financing and, when taken together with cash or cash equivalents held by Parent and the Company on the Closing Date and the other sources of funds available to Parent on the Closing Date, will be sufficient in amount to pay the foregoing amounts in full. The only conditions precedent related to the obligations of the Financing Sources party to the Commitment Letter to fund the full amount of the Financing contemplated by the Commitment Letter are expressly set forth in the Commitment Letter.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1    Conduct of Business Prior to the Effective Time. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except (a) as expressly contemplated or permitted by this Agreement (including Sections 6.1, 6.3, 6.9 and 6.15 and as set forth in the Company Disclosure Schedule), (b) required by applicable Law or a Governmental Entity, or (c) in the case of clauses (i) and (ii) in relation to the Company, as consented to in writing by Parent, or, in the case of clauses (i) and (ii) in relation to Parent, as consented to in writing by the Company (in each case, such consent not to be unreasonably withheld, conditioned or delayed), each of the Company and Parent shall, and each shall cause its Subsidiaries to, (i) conduct its business in the ordinary course and (ii) use reasonable best efforts to maintain and preserve intact its business organization and advantageous business relationships.

5.2    Company Forbearances. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as set forth in the Company Disclosure Schedule, as expressly contemplated or permitted by this Agreement or as required by applicable Law or a Governmental Entity, the Company shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Parent (such consent not to be unreasonably withheld, delayed or conditioned):

(a)    (i) except for (A) borrowings under the revolving credit facility pursuant to the Company Credit Agreement, the Company Receivables Financing Agreement or settlement lines of credit or (B) refinancing of the Company Receivables Financing Agreement or refinancing of other indebtedness when such indebtedness becomes due and payable in accordance with its terms, so long as, in each case of this clause (B), (1) such refinancing indebtedness (other than a refinancing of the Company Receivables Financing Agreement that is on customary terms consistent with then-market conditions) is on terms substantially consistent with or more beneficial to the Company and its Subsidiaries, taken as a whole, than the indebtedness being refinanced and is prepayable without premium or penalty (other than customary LIBOR breakage amounts), (2) such refinancing indebtedness would not create separate SEC reporting obligations of the Company or any Company Subsidiaries after the Closing, and (3) the principal amount of such refinancing indebtedness is not greater than the principal amount of the indebtedness being refinanced (plus accrued interest, and a reasonable amount of fees and expenses incurred in connection with such refinancing), incur any indebtedness for borrowed money (other than indebtedness of the Company or any of its wholly owned Subsidiaries to the Company or any of its wholly owned Subsidiaries) or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person (other than any wholly owned Subsidiary of the Company), (ii) prepay, redeem, repurchase, defease, satisfy, discharge, cancel or otherwise terminate any indebtedness for borrowed money of the Company or any Company Subsidiary other than (A) prepayments of indebtedness under the Company Credit Agreement in the ordinary course of business consistent with past practice, (B) any prepayment, redemption, repurchase, defeasance, cancellation or other termination of indebtedness made within ninety (90) days prior to or upon the same becoming due, (C) in connection with clause (i)(B) of this paragraph above, (D) in connection with the Financing and (E) consistent with the financing of accounts payable in the ordinary course of business or (iii) enter into any instrument, agreement or contract that would constitute a Company Contract under clause (viii) of the definition thereof if it were in effect on the date of this Agreement, other than any such instrument, agreement or contract entered into in the ordinary course of business consistent with past practice to hedge or mitigate risk and not for speculative purposes;

(b)     (i)     adjust, split, combine or reclassify any capital stock of the Company;

(ii)    make, declare or pay any dividend on its capital stock, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock, except for (A) dividends paid by any of the Subsidiaries of the Company to the Company or any of its wholly owned Subsidiaries, (B) the acceptance of shares of Company Common Stock as payment for the exercise price of Company Stock Options or for withholding taxes incurred in connection with the exercise of Company Stock Options or the vesting or settlement of Company Equity Awards and dividend equivalents thereon, if any, (C) dividends or distributions made by the Company JVs and any other non-wholly owned Subsidiary in the ordinary course of business consistent with past practice or (D) the acquisition by the Company of Company Equity Awards in connection with the forfeiture of such Company Equity Awards, in each case, in accordance with the terms of the applicable Company Benefit Plans;

(iii)    except to the extent not prohibited by Section 5.2(h) (including after giving effect to Section 5.2(h) of the Company Disclosure Schedule), grant any Company Equity Awards or other equity-based awards or interests, or grant any individual, corporation or other entity any right to acquire any shares of its capital stock; or

(iv)    issue, sell or otherwise permit to become outstanding any additional shares of capital stock or securities convertible or exchangeable into, or exercisable for, any shares of its capital stock or any options, warrants or other rights of any kind to acquire any shares of capital stock, in each case, except for the issuance of shares upon the exercise of Company Stock Options, the vesting or settlement of Company Equity Awards (and dividend equivalents thereon, if any), the issuance of Company Common Stock upon the Purchase Date (as defined in the Company ESPP) for the Final Offering under the Company ESPP or any such issuance pursuant to grants of Company Equity Awards or other equity-based awards or interests to the extent not prohibited by Section 5.2(h) (including after giving effect to Section 5.2(h) of the Company Disclosure Schedule);

(c)    sell, transfer, mortgage, encumber or otherwise dispose of any of its properties or assets to any individual, corporation or other entity (other than a wholly owned Company Subsidiary), except (i) as provided in Section 5.2(c) of the Company Disclosure Schedule, (ii) for sales, transfers, mortgages, encumbrances or dispositions in the ordinary course of business consistent with past practice or (iii) to the extent that such sales, transfers, mortgages, encumbrances or dispositions would not exceed $1,000,000,000 in the aggregate;

(d)    transfer, sell, lease, license (other than licenses granted in the ordinary course of business to clients consistent with past practice), subject to a Lien, divest, cancel, abandon or allow to lapse or expire or otherwise dispose of any material Intellectual Property Rights owned by or exclusively licensed to the Company or any of its Subsidiaries;

(e)    acquire any assets or make any investment, either by purchase of stock or securities, contributions to capital, property transfers or purchase of any property or assets of any other individual, corporation or other entity (other than a wholly owned Company Subsidiary), except (i) as provided in Section 5.2(e) of the Company Disclosure Schedule, (ii) for acquisitions or investments in connection with ordinary course purchases in connection with normal day-to-day business operations consistent with past practice, (iii) capital expenditures incurred in the ordinary course or (iv) to the extent that such acquisitions or investments would not exceed $1,000,000,000 in the aggregate;

(f)     (i) terminate, materially and adversely amend, or waive any material provision of, any Company Contract, in each case, other than terminations, amendments and waivers in accordance with the terms thereof in the ordinary course of business, or (ii) enter into any contract that would constitute a Company Contract under clause (ii), clause (iv) or clause (v) of the definition of thereof if it were in effect on the date of this Agreement to the extent that any such contract would, after the Closing, materially and adversely restrict the Parent Business from operating in all material respects as it is operated as of the date hereof; provided that, solely for the purposes of this Section 5.2(f), the term “Parent Business” means, with respect to Parent, the business of providing core account processing products and services, item processing and source capture products and services, loan origination and servicing products, cash management and consulting services, electronic bill payment and presentment services, internet and mobile banking software and services, account-to-account transfers, person-to-person payment services, debit and credit card processing and services, payments infrastructure services, card and print personalization services, investment account processing services and fraud and risk management products and services;

(g)    enter into any agreement, arrangement or understanding that would constitute a Company Related Party Contract;

(h)    except as required by the terms of any Company Benefit Plan as in effect on the date hereof, (i) increase or change the compensation or benefits payable to any Company Employee (including through changes in actuarial or other assumptions, loan forgiveness or otherwise), other than in the ordinary course of business consistent with past practice with regard to Company Employees who are not set forth on Section 5.2(h) of the Company Disclosure Schedule (such scheduled Company Employees collectively, the “Covered Company Employees”) and (ii) increase or change the compensation or benefits payable to any Covered Company Employee (including through changes in actuarial or other assumptions, loan forgiveness or otherwise) other than increases or changes made in the ordinary course of business that are not individually, or in the aggregate, material to the particular Covered Company Employee’s total compensation; provided that, notwithstanding the foregoing, the Company shall not, and shall not permit its Subsidiaries to, (A) grant any new long-term incentives or equity-based awards, or amend or modify the terms of any such outstanding awards, under any Company Benefit Plan, (B) grant any transaction or retention bonuses, (C) pay annual bonuses, other than for completed periods based on actual performance through the end of the applicable performance period, (D) increase or change the severance terms applicable to any Company Employee, or (E) become a party to, establish, adopt, amend, commence participation in or terminate any Company Benefit Plan or any arrangement that would have been a Company Benefit Plan had it been entered into prior to this Agreement other than solely with respect to this clause (E), (x) any such amendment that does not materially increase the cost to the Company or its applicable Subsidiaries of maintaining such Company Benefit Plan or (y) renewing the term of any Company Benefit Plan (including, in the case of Company Benefit Plans that are health and welfare plans, renewing or entering into replacement insurance contracts underlying or used in connection with such Company Benefit Plans) in the ordinary course of business consistent with past practice, with such changes that do not substantially increase the cost of providing benefits thereunder to the Company and its applicable Subsidiaries;

(i)    settle any claim, suit, action or proceeding, except in an amount and for consideration not in excess of $15,000,000 individually or $30,000,000 in the aggregate and that would not impose any material restriction on the business of the Company or its Subsidiaries or Parent or any of its Subsidiaries after the Closing;

(j)    knowingly take any action or knowingly fail to take any action where such action or failure to act would reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

(k)    amend the Company Charter, the Company Bylaws or comparable governing documents of its “Significant Subsidiaries” (as such term is defined in Rule 1-02 of Regulation S-X promulgated under the Exchange Act);

(l)    merge or consolidate itself or any of its Significant Subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate or dissolve itself or any of its Significant Subsidiaries, in each case, except if such merger, consolidation, restructuring or reorganization is solely between or among Company Subsidiaries or is permitted under an exception set forth in Section 5.2(c) or 5.2(e);

(m)    implement or adopt any material change in its accounting principles, practices or methods, other than (i) to eliminate proportionate consolidation in the segment reporting of the Company or (ii) as may be required by GAAP;

(n)    (i) enter into any new line of business or (ii) discontinue any existing line of business, to the extent that such entry or discontinuance would prevent or materially impair the ability of the Company to consummate the Merger and the transactions contemplated by this Agreement;

(o)    (i) make, change or revoke any material Tax election, change an annual Tax accounting period, adopt or change any material Tax accounting method or file any amended Tax Return, in each case, other than in the ordinary course of business or (ii) enter into any closing agreement with respect to Taxes, or settle any Tax claim, audit, assessment or dispute or surrender any right to claim a refund of Taxes, other than in the ordinary course of business; or

(p)    agree to take, make any commitment to take, or adopt any resolutions of the Company Board or similar governing body in support of, any of the actions prohibited by this Section 5.2.

5.3    Parent Forbearances. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as set forth in the Parent Disclosure Schedule, as expressly contemplated or permitted by this Agreement or as required by applicable Law or a Governmental Entity, Parent shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of the Company (such consent not to be unreasonably withheld, delayed or conditioned):

(a)    incur any indebtedness for borrowed money, other than (i) in connection with the Financing, (ii) intercompany indebtedness, (iii) borrowings under any revolving credit facility existing on the date of this Agreement up to the amount committed thereunder on the date of this Agreement (or any amendment or replacement thereof, in each case, so long as the amount of borrowings under such amended or replaced facility is not greater than the committed amount of such facility on the date of this Agreement), (iv) any indebtedness incurred to refinance, roll over, replace or renew any indebtedness, so long as, in each case of this clause

(iv), the principal amount of such refinancing, roll-over, replacement or renewed indebtedness is not greater than the principal amount of the indebtedness being refinanced, rolled over, replaced or renewed (plus accrued interest, and a reasonable amount of fees and expenses incurred in connection with such refinancing), and (v) any other indebtedness unless, in the case of this clause (v), (A) Parent has been informed (1) by Standard & Poor’s Financial Services LLC that its long-term credit rating would be reduced to less than BBB as a result of such incurrence or (2) by Moody’s Investor Services, Inc. that its long-term credit rating would be reduced to less than Baa2 as a result of such incurrence, or (B) Parent would reasonably expect either of the events described in the foregoing clauses (A)(1) or (A)(2) would occur as a result of such incurrence; provided that, notwithstanding the foregoing, after a reduction in credit rating to less than BBB or Baa2, as applicable, that does not arise out of, or result from, a breach by Parent or its Subsidiaries of this Section 5.3(a), Parent or its Subsidiaries may, in addition to the foregoing clauses (i) through (iv), incur indebtedness for borrowed money (x) in connection with ordinary course purchase money indebtedness, insurance subsidiary indebtedness, facility and equipment financings, indebtedness issued in connection with tenant leases (including sale-leasebacks), financial leases or capital lease obligations and similar obligations and (y) issuances of commercial paper and indebtedness under ordinary course letter of credit facilities, surety or other similar bonds, working capital facilities, overdraft facilities, local facilities, factoring arrangements, receivables securitization arrangements and seller lending arrangements;

(b)    amend the Parent Articles or the Parent Bylaws in a manner that would materially and adversely affect the holders of Company Common Stock, or adversely affect the holders of Company Common Stock relative to other holders of Parent Common Stock;

(c)     (i)    adjust, split, combine or reclassify any capital stock of Parent;

(ii)    make, declare or pay any dividend on its capital stock, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock, except for (A) dividends paid by any of the Subsidiaries of Parent to Parent or any of its wholly owned Subsidiaries, (B) the acceptance of shares of Parent Common Stock as payment for the exercise price of Parent Stock Options or for withholding taxes incurred in connection with the exercise of Parent Stock Options or the vesting or settlement of Parent Equity Awards and dividend equivalents thereon, if any, or (C) the acquisition by Parent of Parent Equity Awards in connection with the forfeiture of such Parent Equity Awards, in each case, in accordance with the terms of the applicable Parent Benefit Plans;

(iii)    except to the extent not prohibited by Section 5.3(g) (including after giving effect to Section 5.3(g) of the Parent Disclosure Schedule), grant any Parent Equity Awards or other equity-based awards or interests, or grant any individual, corporation or other entity any right to acquire any shares of its capital stock; or

(iv)    issue, sell or otherwise permit to become outstanding any additional shares of capital stock or securities convertible or exchangeable into, or exercisable for, any shares of its capital stock or any options, warrants or other rights of any kind to acquire any shares of capital stock, in each case, except for the issuance of shares upon the exercise of Parent Stock Options, the vesting or settlement of Parent Equity Awards (and dividend equivalents thereon, if any), the issuance of Parent Common Stock under the Parent Employee Stock Purchase Plan (or the replacement plan thereof) in accordance with the terms of such plan as in effect as of the date hereof and consistent with past practice or any such issuance pursuant to grants of Parent Equity Awards or other equity-based awards or interests to the extent not prohibited by Section 5.3(g) (including after giving effect to Section 5.3(g) of the Parent Disclosure Schedule);

(d)    sell, transfer, mortgage, encumber or otherwise dispose of any of its properties or assets to any individual, corporation or other entity (other than a wholly owned Parent Subsidiary), except (i) as provided in Section 5.3(d) of the Parent Disclosure Schedule, (ii) for sales, transfers, mortgages, encumbrances or dispositions in the ordinary course of business consistent with past practice or (iii) to the extent that such sales, transfers, mortgages, encumbrances or dispositions would not exceed $1,000,000,000 in the aggregate;

(e)    acquire any assets or make any investment, either by purchase of stock or securities, contributions to capital, property transfers or purchase of any property or assets of any other individual, corporation or other entity (other than a wholly owned Parent Subsidiary), except (i) as provided in Section 5.3(e) of the Parent Disclosure Schedule, (ii) for acquisitions or investments in connection with ordinary course purchases in connection with normal day-to-day business operations consistent with past practice, (iii) capital expenditures incurred in the ordinary course or (iv) to the extent that such acquisitions or investments would not exceed $1,000,000,000 in the aggregate;

(f)    enter into any agreement, arrangement or understanding that would constitute a Parent Related Party Contract;

(g)    except as required by the terms of any Parent Benefit Plan as in effect on the date hereof, (i) increase or change the compensation or benefits payable to any Parent Employee (including through changes in actuarial or other assumptions, loan forgiveness or otherwise), other than in the ordinary course of business consistent with past practice with regard to Parent Employees who are not set forth on Section 5.3(g) of the Parent Disclosure Schedule (such scheduled Parent Employees collectively, the “Covered Parent Employees”) and (ii) increase or change the compensation or benefits payable to any Covered Parent Employee (including through changes in actuarial or other assumptions, loan forgiveness or otherwise) other than increases or changes made in the ordinary course of business that are not individually, or in the aggregate, material to the particular Covered Parent Employee’s total compensation; provided that, notwithstanding the foregoing, Parent shall not, and shall not permit its Subsidiaries to, (A) grant any new long-term incentives or equity-based awards, or amend or modify the terms of any such outstanding awards, under any Parent Benefit Plan, (B) grant any transaction or retention bonuses, (C) pay annual bonuses, other than for completed periods based on actual performance through the end of the applicable performance period, (D) increase or change the severance terms applicable to any Parent Employee or (E) become a party to, establish, adopt, amend, commence participation in or terminate any Parent Benefit Plan or any arrangement that would have been a Parent Benefit Plan had it been entered into prior to this

Agreement other than solely with respect to this clause (E), (x) any such amendment that does not materially increase the cost to Parent or its applicable Subsidiaries of maintaining such Parent Benefit Plan or (y) renewing the term of any Parent Benefit Plan (including, in the case of Parent Benefit Plans that are health and welfare plans, renewing or entering into replacement insurance contracts underlying or used in connection with such Parent Benefit Plans) in the ordinary course of business consistent with past practice, with such changes that do not substantially increase the cost of providing benefits thereunder to the Company and its applicable Subsidiaries;

(h)    knowingly take any action or knowingly fail to take any action where such action or failure to act would reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

(i)    merge or consolidate itself or any of its Significant Subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate or dissolve itself or any of its Significant Subsidiaries, in each case, except if such merger, consolidation, restructuring or reorganization is solely between or among Parent Subsidiaries or is permitted under an exception set forth in Section 5.3(d) or 5.3(e);

(j)    (i) enter into any new line of business or (ii) discontinue any existing line of business, in each case of clauses (i) and (ii), to the extent that such entry or discontinuance would (A) have a material impact on Parent or (B) prevent or materially impair the ability of Parent to consummate the Merger and the transactions contemplated by this Agreement;

(k)    agree to take, make any commitment to take, or adopt any resolutions of the Parent Board or similar governing body in support of, any of the actions prohibited by this Section 5.3.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1    Regulatory Matters.

(a)    Parent, Merger Sub and the Company shall use reasonable best efforts to take, or cause to be taken, all appropriate action, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable prior to the Termination Date, and shall (i) make or cause to be made the registrations, declarations and filings required under the HSR Act and any other applicable antitrust or competition Laws of non-U.S. jurisdictions with respect to the transactions contemplated by this Agreement as promptly as reasonably practicable and advisable after the date of this Agreement (and, in the case of any filings required under the HSR Act, no later than ten (10) business days after the date of this Agreement), (ii) use reasonable best efforts to obtain from Governmental Entities all consents, approvals, authorizations, qualifications and orders as are necessary for the consummation of the transactions contemplated by this Agreement as promptly as practicable, and (iii) use reasonable best efforts to seek to avoid or prevent the initiation of any Action by or before any

Governmental Entity challenging this Agreement or the consummation of the Closing. Notwithstanding anything in this Agreement to the contrary, neither this Section 6.1 nor any “reasonable best efforts” standard herein shall require, or be construed to require Parent or any of its respective Subsidiaries or other affiliates, in order to obtain the Requisite Regulatory Approvals or any necessary approvals of any other Governmental Entity required for the transactions contemplated hereby or to avoid the consequences in Section 6.1(a)(iii) or otherwise, in each case, in connection Requisite Regulatory Approvals required pursuant to any antitrust or competition law in the United States to (A)(1) defend any lawsuit by or before any Governmental Entity pursuant to any antitrust or competition law in the United States challenging this Agreement or the consummation of the Closing or to seek to cause to be lifted or rescinded any order, decree or ruling or any other action by any Governmental Entity pursuant to any antitrust or competition law in the United States adversely affecting the ability of the parties to consummate the Closing, or (2) propose, negotiate or offer to effect, or consent or commit to, any such sale, leasing, licensing, transfer, disposal, divestiture or other encumbrance, or holding separate, before or after the Effective Time, of any assets, licenses, operations, rights, product lines, businesses or interest therein of Parent, the Company or the Surviving Corporation (or any of their respective Subsidiaries or other affiliates), or (B) take or agree to take any other action or agree or consent to any limitations or restrictions on freedom of actions with respect to, or its ability to retain, or make changes in, any such assets, licenses, operations, rights, product lines, businesses or interest therein of Parent, the Company or the Surviving Corporation (or any of their respective Subsidiaries or other affiliates); provided, however, that Parent can compel the Company to take any of the actions referred to above (or agree to take such actions) if such actions are only effective after the Effective Time.

(b)    If Parent or the Company or any of their affiliates receives a request for information or documentary material from any Governmental Entity with respect to this Agreement or any of the transactions contemplated hereby, then such party shall make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request.

(c)    Parent and the Company shall promptly notify the other party of any communication it or any of its affiliates receives from any Governmental Entity relating to the matters that are the subject of this Agreement and, to the extent permitted under applicable Law, furnish the other party promptly with all communications received from any Governmental Entity and permit the other party to review in advance, and consider in good faith the other party’s comments to, any proposed communication, filing or submission by such party to any Governmental Entity. The parties will coordinate and cooperate fully with each other in exchanging information and providing assistance as the other party may reasonably request in connection with the foregoing or in connection with any filing or submission to be made to any Governmental Entity; provided, however, that materials exchanged pursuant to this Section 6.1 may be redacted or withheld as necessary to address reasonable privilege or confidentiality concerns, and to remove references concerning the valuation of the Company or Parent’s consideration of the transactions contemplated by this Agreement or other competitively sensitive material; provided further that the parties hereto may, as they deem advisable and necessary, designate any materials provided to the other pursuant to this Section 6.1 as “outside counsel only.” Such materials and the information contained therein shall be given only to outside counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient without the advance written consent of the party providing such materials. Parent and the Company shall consult with the other party in advance of any meeting, discussion or teleconference with any Governmental Entity or, in connection with any proceeding by a private party, with any other person, and, to the extent not prohibited by the Governmental Entity or other person, give the other party the opportunity to attend and participate in such meetings, discussions and teleconferences. The parties shall discuss in advance the strategy and timing for obtaining any clearances required under any applicable Law in connection with this Agreement or the transactions contemplated by this Agreement; provided, however, that (i) Parent shall determine such strategy and timing for obtaining any clearances required under antitrust or competition Laws after considering in good faith all comments and advice of the Company (and its counsel) and (ii) Parent shall take the lead in all meetings and communications with any Governmental Entity in connection with obtaining such clearances required under antitrust or competition Laws.

(d)    Parent shall not, and shall cause its Subsidiaries not to, and the Company shall not, and shall cause its Subsidiaries not to, acquire or agree to acquire, by merging with or into or consolidating with, or by purchasing a portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets, or take any other action, if the entering into of a definitive agreement relating to, or the consummation of such acquisition, merger or consolidation, or the taking of any other action, would reasonably be expected to (i) impose any delay in the obtaining of, or increase the risk of not obtaining, any authorizations, consents, orders or declarations of any Governmental Entity necessary to consummate the transactions contemplated hereby or the expiration or termination of any applicable waiting period; (ii) increase the risk of any Governmental Entity entering an order prohibiting the consummation of the transactions contemplated hereby; (iii) increase the risk of not being able to remove any such order on appeal or otherwise; or (iv) delay or prevent the consummation of the transactions contemplated hereby.

(e)    Parent and the Company shall promptly prepare and file with the SEC, no later than thirty (30) days after the date of this Agreement, the Joint Statement and Parent shall promptly prepare and file with the SEC the S-4, in which the Joint Statement will be included as a prospectus. Each of Parent and the Company shall use their reasonable best efforts to respond promptly to comments from the SEC and have the S-4 declared effective under the Securities Act as promptly as practicable after such filing and to keep the S-4 effective for so long as necessary to consummate the transactions contemplated by this Agreement, and Parent and the Company shall as promptly as practicable after such filing mail or deliver the Joint Statement to their respective shareholders and stockholders. Each of Parent and the Company shall promptly notify the other party of the receipt of all comments from the SEC and of any request by the SEC for any amendment or supplement to the S-4 or the Joint Statement or for additional information and shall promptly provide to the other party copies of all correspondence between it or any of its Representatives and the SEC with respect to the S-4 or Joint Statement. Each of Parent and the Company will provide their respective legal counsel with a reasonable opportunity to review and comment on drafts of the Joint Statement, the S-4, responses to any comments from the SEC with respect thereto and other documents related to the Parent Meeting, the Company Consent Solicitation or the Parent Share Issuance, prior to filing such documents with the applicable Governmental Entity and mailing such documents to the shareholders of Parent and the stockholders of the Company. Each party will include in the Joint Statement, the S-4 and such other documents related to the Parent Meeting, the Company Consent Solicitation or the Parent Share Issuance in respect of the Merger with all comments reasonably and promptly proposed by the other party or its legal counsel, and each agrees that all information relating to Parent and its Subsidiaries included in the Joint Statement and the S-4 shall be in form and content satisfactory to Parent, acting reasonably, and all information relating to the Company and its Subsidiaries included in the Joint Statement and the S-4 shall be in form and content satisfactory to the Company, acting reasonably. Notwithstanding the foregoing, the provisions of this Section 6.1(e) shall not apply with respect to information relating to a Change in Parent Recommendation or a Change in Company Recommendation, as applicable. Each of Parent and the Company shall advise the other party, promptly after receipt of notice thereof, of the time of effectiveness of the S-4, the issuance of any stop order relating thereto or the suspension of the qualification of shares of Parent Common Stock for offering or sale in any jurisdiction, and each of Parent and the Company shall use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. Parent shall also use its reasonable best efforts to take all action under applicable securities Laws, rules or regulations and to obtain all necessary state securities Law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and the Company shall furnish all information concerning the Company and the holders of the Company Common Stock as may be reasonably requested in connection with any such action.

(f)    Parent and the Company shall, upon request, furnish each other with all information concerning themselves, their affiliates, directors, officers, shareholders and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Joint Statement, the S-4 or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective affiliates to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement.

(g)    Each of Parent and the Company further agrees that if it becomes aware that any information furnished by it would cause any of the statements in the S-4 or the Joint Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, that it should promptly inform the other party thereof and take appropriate steps to correct the S-4 or the Joint Statement.

6.2    Access to Information.

(a)    Upon reasonable notice and subject to applicable Laws, each of Parent and the Company, for the purposes of verifying the representations and warranties of the other party and preparing for the Merger and the other matters and transactions contemplated by this Agreement, shall, and shall cause each of their respective Subsidiaries to, afford to the officers, employees, accountants, counsel, advisors and other representatives of the other party, reasonable access, during normal business hours during the period prior to the Effective Time, to all of its properties, books, contracts, personnel, information technology systems and records, and each shall cooperate with the other party in preparing to execute after the Effective Time conversion or consolidation of systems and business operations generally (including by entering into customary confidentiality, non-disclosure and similar agreements with such service providers and/or the other party), and, during such period, each of Parent and the Company shall, and shall cause its respective Subsidiaries to, make available to the other party such information concerning its business, properties and personnel as such party may reasonably request. Each party shall use commercially reasonable efforts to minimize any interference with the other party’s regular business operations during any such access. None of Parent, the Company or any of their respective Subsidiaries shall be required to provide access to properties, books, contracts, personnel, information technology systems and records, or to disclose information, pursuant to this Section 6.2, where such access or disclosure would, in the reasonable judgment of Parent or the Company, violate or prejudice the rights of Parent’s or the Company’s customers, result in the disclosure of trade secrets of any third parties or competitively sensitive information, jeopardize the attorney-client privilege of the party in possession or control of such information (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the parties), unreasonably interfere with the other party’s regular business operations during any such access or contravene any Law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. In the event that either party withholds information on the basis of the foregoing, such party shall inform the other party as to the general nature of what is being withheld, and the parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply so that such disclosure does not suffer from any of the foregoing impediments, including through (i) use of commercially reasonable efforts to obtain the required consent or waiver of any third party required to provide such information and (ii) the implementation of appropriate and mutually agreeable measures to permit the disclosure of such information in a matter so as to remove the basis for objection, including by arrangement of appropriate “clean room” procedures, redaction or entry into a customary joint defense agreement with respect to any information to be so provided if the parties determine that so doing would reasonably permit the disclosure of such information without violating applicable Law or jeopardizing any attorney-client privilege.

(b)    Each of Parent and the Company shall hold all information furnished by or on behalf of the other party or any of such party’s Subsidiaries or Representatives pursuant to Section 6.2(a) in confidence to the extent required by, and in accordance with, the provisions of the confidentiality agreement, dated November 7, 2018, between Parent and the Company (the “Confidentiality Agreement”).

(c)    No investigation by either Parent or the Company or their respective Representatives, and no information furnished by any of them, shall affect or be deemed to modify or waive the representations and warranties of the other set forth herein.

(d)    Nothing contained in this Agreement shall give either party, directly or indirectly, the right to control or direct the operations of the other party prior to the Effective Time. Prior to the Effective Time, each party shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

(e)    To the extent that any of the information or material furnished pursuant to this Section 6.2 or otherwise in accordance with the terms of this Agreement may include material subject to the attorney-client privilege, work product doctrine or any other applicable privilege, including those concerning pending or threatened Actions, the parties understand and agree that they have a commonality of interest with respect to such matters and it is their desire, intention and mutual understanding that the sharing of such material is not intended to, and shall not, waive or diminish in any way the confidentiality of such material or its continued protection under the attorney-client privilege, work product doctrine or other applicable privilege. All such information that is entitled to protection under the attorney-client privilege, work product doctrine or other applicable privilege shall remain entitled to such protection under these privileges, this Agreement, and under the joint defense doctrine.

6.3    Shareholder Approval and Stockholder Approval.

(a)    Parent shall call, give notice of, convene and hold a meeting of its shareholders (the “Parent Meeting”) as soon as reasonably practicable after the S-4 is declared effective (and, in any event, within forty-five (45) business days thereafter) for the purpose of obtaining the Requisite Parent Vote required in connection with this Agreement and the Merger and, if so desired and mutually agreed, upon other matters of the type customarily brought before an annual or special meeting of shareholders to approve the issuance of stock in connection with a merger. Parent shall not postpone the Parent Meeting except to the extent required by Law or in accordance with the remaining provisions of this Section 6.3(a). Parent agrees (i) to provide the Company with reasonably detailed periodic updates concerning proxy solicitation results on a timely basis (including, if requested, promptly providing daily voting reports in the last ten (10) days prior to the Parent Meeting) and (ii) to give written notice (which, for the avoidance of doubt, may be given via e-mail) to the Company one (1) day prior to, and on the date of, the Parent Meeting, indicating whether, as of such date, sufficient proxies representing the Requisite Parent Vote have been obtained. Notwithstanding the foregoing, if, on a date that is two (2) business days prior to the time for which the Parent Meeting was originally scheduled (as set forth in the Joint Statement) (the “Original Parent Meeting Date”), (A) Parent has not received proxies representing the Requisite Parent Vote, whether or not a quorum is present, (B) there are insufficient shares of Parent Common Stock represented (either in person or by proxy) and voting to approve the Parent Share Issuance to constitute a quorum necessary to conduct the business of the Parent Meeting, or (C) it is necessary to ensure that any supplement or amendment to the Joint Statement is required to be delivered, Parent may, or, if the Company so requests, shall, postpone or adjourn the Parent Meeting; provided that Parent shall only be required to adjourn or postpone the Parent Meeting two (2) times. In the event of any postponement or adjournment of the Parent Meeting pursuant to this Section 6.3(a), Parent has the sole discretion to set the date for the postponement or adjournment of the Parent Meeting; provided that the Parent Meeting shall not be postponed or adjourned by more than ten (10) business days from the Original Parent Meeting Date in connection with the first (1st) postponement or adjournment or more than an aggregate of thirty (30) business days from the Original Parent Meeting Date if the Parent Meeting is postponed or adjourned for two (2) times. If the Parent Meeting (including any adjournments or postponements thereof) shall have concluded and the Requisite Parent Vote shall not have been obtained, either Parent or the Company shall have the right to terminate this Agreement pursuant to Section 8.1(h). For the avoidance of doubt, but subject to Parent’s right or the Company’s right to request Parent to adjourn or postpone the Parent Meeting permitted in this Section 6.3(a), unless this Agreement has been terminated in accordance with its terms, the Parent Meeting shall be convened and the Parent Share Issuance shall be submitted to the shareholders of Parent for approval at the Parent Meeting, and nothing contained herein shall be deemed to relieve Parent of such obligation.

(b)    Subject to Section 6.3(c), in lieu of calling a meeting of the Company’s stockholders, the Company shall provide a form of stockholder written consent as mutually agreed by the parties to the Company’s stockholders (the “Company Consent Solicitation”) as soon as reasonably practicable after the S-4 is declared effective (and, in the case of the Stockholder, the Company shall provide a form of the Stockholder Written Consent to the Stockholder within twenty-four (24) hours after the S-4 becomes effective) for the purpose of obtaining the Requisite Company Vote required in connection with this Agreement and the Merger and, if so desired and mutually agreed, upon other matters of the type customarily included in the written consent or brought before an annual or special meeting of stockholders to approve the adoption of a merger agreement. As soon as reasonably practicable after the execution and delivery by the Stockholder to the Company of a stockholder written consent substantially in the form attached as Exhibit A to the Voting and Support Agreement in respect of the shares of Company Common Stock beneficially owned by the Stockholder (the “Stockholder Written Consent”) in accordance with Section 228 of the DGCL and the Company Charter and the Company Bylaws, the Company shall deliver to Parent a copy of such executed copy of the Stockholder Written Consent. As soon as reasonably practicable after obtaining the Requisite Company Vote as contemplated in this Section 6.3(b), the Company shall prepare (subject to reasonable approval of Parent) and deliver to its stockholders who have not consented the notice required by Section 228(e) of the DGCL. For the avoidance of doubt, unless this Agreement has been terminated in accordance with its terms or Parent has made a Company Meeting Election, the Company Consent Solicitation shall be conducted and this Agreement shall be submitted to the stockholders of the Company for adoption via written consent, and nothing contained herein shall be deemed to relieve the Company of such obligation.

(c)    Notwithstanding the provisions of Section 6.3(b), if the Company Board shall have effected a Change in Company Recommendation prior to such time as the Requisite Company Vote is obtained and Parent does not terminate this Agreement pursuant to Section 8.1(e), then, within three (3) business days after such Change in Company Recommendation, Parent shall have the right to request a Company Meeting by written notice to the Company (a “Company Meeting Election” and, such notice, the “Election Notice”) and, if and only if so requested by Parent within such three (3) business day period, the Company shall (i) use its reasonable best efforts to cooperate with Parent to either (A) amend the S-4 as promptly as practicable following the receipt of such Election Notice to include a Joint Proxy Statement instead of a Joint Proxy/Consent Solicitation Statement in the S-4 if the Company Board shall have effected a Change in Company Recommendation prior to such time that the S-4 is declared effective or (B) file a post-effective amendment to the S-4 and/or amend the Joint Proxy/Consent Solicitation Statement as promptly as practicable following the receipt of such notice if the Company Board shall have effected a Change in Company Recommendation at or after such time that the S-4 is declared effective, and (ii) shall call, give notice of, convene and hold a meeting of its shareholders (the “Company Meeting”) as soon as reasonably practicable after the S-4 is declared effective or as soon as reasonably practicable after the post-effective amendment is effective, as applicable (and, in any event, within forty-five (45) business days thereafter), for the purpose of obtaining the Requisite Company Vote required in connection with this Agreement and the Merger and, if so desired and mutually agreed, upon other matters of the type customarily brought before an annual or special meeting of shareholders to approve the adoption of a merger agreement. The Company shall not postpone the Company Meeting except to the extent required by Law or in accordance with the remaining provisions of this Section 6.3(c). The Company agrees (i) to provide Parent with reasonably detailed periodic updates concerning proxy solicitation results on a timely basis (including, if requested, promptly providing daily voting reports in the last ten (10) days prior to the Company Meeting) and (ii) to give written notice (which, for the avoidance of doubt, may be given via e-mail) to Parent one (1) day prior to, and on the date of, the Company Meeting, indicating whether, as of such date, sufficient proxies representing the Requisite Company Vote have been obtained. Notwithstanding the foregoing, if, on a date that is two (2) business days prior to the time for which the Company Meeting was originally scheduled (as set forth in the Joint Proxy Statement) (the “Original Company Meeting Date”), (A) the Company has not received proxies representing the Requisite Company Vote, whether or not a quorum is present, (B) there are insufficient shares of Company Common Stock represented (either in person or by proxy) and voting to approve the Merger, to constitute a quorum necessary to conduct the business of the Company Meeting, or (C) it is necessary to ensure that any supplement or amendment to the Joint Proxy Statement is required to be delivered, the Company may, or, if Parent so requests, shall, postpone or adjourn the Parent Meeting; provided that the Company shall only be required to adjourn or postpone the Company Meeting two (2) times. In the event of any postponement or adjournment of the Company Meeting pursuant to this Section 6.3(c), the Company has the sole discretion to set the date for the postponement or adjournment of the Company Meeting; provided that the Company Meeting shall not be postponed or adjourned by more than ten (10) business days from the Original Company Meeting Date in connection with the first (1st) postponement or adjournment or more than an aggregate of thirty (30) business days from the Original Company Meeting Date if the Company Meeting Date is postponed or adjourned for two (2) times. If the Company Meeting (including any adjournments or postponements thereof) shall have concluded and the Requisite Company Vote shall not have been obtained, either Parent or the Company shall have the right to terminate this Agreement pursuant to Section 8.1(e). For the avoidance of doubt, if Parent has made a Company Meeting Election, but subject to the Company’s right or Parent’s right to request the Company to adjourn or postpone the Company Meeting permitted in this Section 6.3(c), unless this Agreement has been terminated in accordance with its terms, the Company Meeting shall be convened and this Agreement shall be submitted to the stockholders of the Company for approval at the Company Meeting, and nothing contained herein shall be deemed to relieve the Company of such obligation.

(d)    Each of Parent and the Company shall use its reasonable best efforts to obtain from the shareholders of Parent or the stockholders of the Company, as applicable, the Requisite Parent Vote (including by communicating to Parent’s shareholders the Parent Recommendation, subject to the remaining provisions of this Section 6.3(d)), in the case of Parent, or the Requisite Company Vote (including by communicating to the Company’s stockholders the Company Recommendation, subject to the remaining provisions of this Section 6.3(d)), in the case of the Company. However, subject to Sections 8.1 and 8.2, if the Parent Board or the Company Board, after receiving the advice of its outside counsel and its outside financial advisor, determines in good faith that it would be inconsistent with its fiduciary duties under applicable Law to continue to recommend this Agreement, then, in submitting this Agreement to Parent’s shareholders or the Company’s stockholders, as applicable, such Board may effect a Change in Parent Recommendation or Change in Company Recommendation, as

applicable (although the resolutions approving this Agreement as of the date hereof may not be rescinded or amended), in which event such Board may communicate the basis for its Change in Parent Recommendation or Change in Company Recommendation, as applicable, to Parent’s shareholders or the Company’s stockholders, as applicable, in the Joint Statement or an appropriate amendment or supplement thereto to the extent required by Law; provided that neither the Parent Board nor the Company Board may effect a Change in Parent Recommendation or a Change in Company Recommendation, as applicable, unless (i)(A) Parent or the Company, as applicable, has received an Acquisition Proposal after the date of this Agreement that did not result from a breach of Section 6.9 (and such proposal is not withdrawn) and the Parent Board or the Company Board, as applicable, determines in good faith (after receiving the advice of its outside counsel and its outside financial advisor) that such Acquisition Proposal constitutes a Superior Proposal or (B)(1) in the case of Parent, a Parent Intervening Event shall have occurred and the Parent Board determines in good faith (after receiving the advice of its outside counsel and its outside financial advisor) that continuing to make the Parent Recommendation would be inconsistent with its fiduciary duties under applicable Law or (2) in the case of the Company, a Company Intervening Event shall have occurred and the Company Board determines in good faith (after receiving the advice of its outside counsel and its outside financial advisor) that continuing to make the Company Recommendation would be inconsistent with its fiduciary duties under applicable Law, (ii) Parent gives the Company, in the case of the Parent Board, or the Company gives Parent, in the case of the Company Board, at least four (4) business days’ prior written notice of its intention to take such action (such period, as it may be extended by delivery of any subsequent notices, the “notice period”) and a reasonable description of the event or circumstances giving rise to its determination to take such action (including (A) in the case of an Acquisition Proposal, the latest material terms and conditions of, and the identity of any third party making, any such Acquisition Proposal and any amendment or modification thereof or (B) in the case of a Parent Intervening Event or a Company Intervening Event, as applicable, the nature of the Parent Intervening Event or the Company Intervening Event, as applicable, in reasonable detail) and (iii) at the end of such notice period, each of the Parent Board and the Company Board, as applicable, takes into account any amendment or modification to this Agreement proposed by the Company, in the case of the Parent Board (which shall be negotiated in good faith by Parent), or by Parent, in the case of the Company Board (which shall be negotiated in good faith by the Company), and after receiving the advice of its outside counsel and its outside financial advisor, determines in good faith that it would nevertheless be inconsistent with its fiduciary duties under applicable Law to continue to recommend this Agreement. Any material amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of this Section 6.3, except that references to “four (4) business days” shall be deemed to be references to “two (2) business days.”

(e)    For purposes of this Agreement, the following terms shall have the following meanings:

(i)    A “Parent Intervening Event” means any material event, change, effect, development or occurrence occurring or arising after the date of this Agreement that (A) was not known to, and was not reasonably foreseeable by, the Parent Board as of the date of this Agreement and did not result from a breach of this Agreement by Parent, and (B) does not relate to or involve an Acquisition Proposal; provided that in no event shall any of the following events constitute a Parent Intervening Event: (1) any change, in and of itself, in the trading price or trading volume of the Parent Common Stock or the Company Common Stock, or any change in credit ratings or ratings outlook, in and of itself, for Parent or the Company or any of their respective Subsidiaries (but not including, in each case, the underlying causes thereof); (2) the fact, in and of itself, that Parent or the Company exceeds or fails to meet or exceed analyst earnings projections, earnings guidance or internal financial forecasts (but not including, in each case, the underlying causes thereof); and (3) compliance with or performance under this Agreement or the transactions contemplated by this Agreement.

(ii)    A “Company Intervening Event” means any material event, change, effect, development or occurrence occurring or arising after the date of this Agreement that (A) was not known to, and was not reasonably foreseeable by the Company Board as of the date of this Agreement and did not result from a breach of this Agreement by the Company, and (B) does not relate to or involve an Acquisition Proposal; provided that in no event shall any of the following events constitute a Company Intervening Event: (1) any change, in and of itself, in the trading price or trading volume of the Parent Common Stock or the Company Common Stock, or any change in credit ratings or ratings outlook, in and of itself, for Parent or the Company or any of their respective Subsidiaries (but not including, in each case, the underlying causes thereof); (2) the fact, in and of itself, that Parent or the Company exceeds or fails to meet or exceed analyst earnings projections, earnings guidance or internal financial forecasts (but not including, in each case, the underlying causes thereof); and (3) compliance with or performance under this Agreement or the transactions contemplated by this Agreement.

(iii)    “Parent Recommendation” means the recommendation of the Parent Board (and including such recommendation in the Joint Statement) that the shareholders of Parent approve the Parent Share Issuance at the Parent Meeting.

(iv)    “Company Recommendation” means the recommendation of the Company Board (and including such recommendation in the Joint Statement) that the stockholders of the Company adopt and approve this Agreement and the transactions contemplated hereby via written consent.

(v)    “Change in Parent Recommendation” means any action described in the following clauses (A) through (D) with respect to the Parent Board, and “Change in Company Recommendation” means any action described in the following clauses (A) through (D) with respect to the Company Board: (A) withdrawing, changing, qualifying or modifying or publicly and affirmatively proposing to withdraw, change, qualify or modify the Parent Recommendation, in the case of the Parent Board, or the Company Recommendation, in the case of the Company Board, (B) failing to include (1) in the Joint Statement the Parent Recommendation, in the case of the Parent Board, or (2) in the Joint Proxy/Consent Solicitation Statement the Company Recommendation, in the case of the Company Board, (C) failing to recommend against acceptance of any tender offer or exchange offer pursuant to Rule 14d-2 under the Exchange Act for Parent Common Stock, in the case of the Parent Board, or Company Common Stock, in the case of the Company Board, within the ten (10) business days specified in Rule 14e-2(a) under the

Exchange Act after the commencement of such offer or (D) approving, resolving, adopting or recommending, or proposing publicly to approve, resolve, adopt or recommend, any Acquisition Proposal.

6.4    Stock Exchange Listing. Parent shall cause the shares of Parent Common Stock to be issued in the Merger to be approved for listing on the NASDAQ, in each case subject to official notice of issuance, prior to the Effective Time.

6.5    Employee Matters.

(a)    The parties agree that the Company Employees as of the Effective Time who continue to remain employed with Parent or its Subsidiaries (including the Surviving Corporation) (collectively, the “Continuing Employees”) shall, during the period commencing at the Effective Time and ending on the first anniversary of the Closing Date, for so long as they are employed, be provided with base salary or base wage, target annual cash bonus opportunities, severance benefit protections, and pension and welfare benefits (excluding equity and long-term incentive compensation) that are no less favorable, in the aggregate, than those provided to such Continuing Employees immediately prior to the Effective Time; provided, however, that the requirements of this sentence shall not apply to Continuing Employees who are covered by a collective bargaining agreement. Without limiting the foregoing, during the two (2)-year period commencing on the Closing Date, Parent or its applicable Subsidiary shall continue to maintain, without amendment thereto, the Company Benefit Plans providing severance benefits as set forth in Section 6.5(a) of the Company Disclosure Schedule.

(b)    With respect to any Parent Benefit Plan in which any Continuing Employees become eligible to participate on or after the Effective Time (the “New Plans”), Parent shall use commercially reasonable efforts to: (i) cause any pre-existing conditions or limitations and eligibility waiting periods under any of its group health plans to be waived with respect to the Continuing Employees and their eligible dependents, except to the extent such pre-existing conditions, exclusions or waiting periods would apply under the analogous Company Benefit Plan in which the Continuing Employee participated immediately prior to the Effective Time, (ii) provide each Continuing Employee and their eligible dependents with credit for any co-payments or coinsurance and deductibles paid prior to the Effective Time under a benefit plan that provides health care benefits (including medical, dental and vision), to the same extent that such credit was given under the analogous Company Benefit Plan in which the Continuing Employee participated immediately prior to the Effective Time, in satisfying any applicable deductible, co-payment, coinsurance or maximum out-of-pocket requirements under any New Plans, and (iii) give the Continuing Employees service credit for such Continuing Employee’s employment with the Company or its applicable Subsidiary for all purposes in any New Plan to the same extent that such service was taken into account under the analogous Company Benefit Plan in which the Continuing Employee participated immediately prior to the Effective Time; provided that the foregoing service recognition shall not apply (A) to the extent it would result in duplication of benefits for the same period of service, (B) for purposes of any defined benefit pension plan or benefit plan that provides retiree welfare benefits, or (C) for purposes of any benefit plan that is a frozen plan or provides grandfathered benefits.

(c)    If requested by Parent in writing at least ten (10) business days prior to the Effective Time, the Company shall cause any 401(k) plan sponsored or maintained by the Company (the “Company 401(k) Plan”) to be terminated effective as of the day immediately prior to the Effective Time and contingent upon the occurrence of the Closing. In the event that Parent requests that any Company 401(k) Plan be terminated, the Continuing Employees shall be eligible to participate, effective as of the Effective Time, in a 401(k) plan sponsored or maintained by Parent or one of its Subsidiaries (a “Parent 401(k) Plan”). The Company and Parent shall take any and all actions as may be required, including amendments to the Company 401(k) Plan and/or Parent 401(k) Plan, to permit the Continuing Employees who are then actively employed to make rollover contributions to the Parent 401(k) Plan of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code) in the form of cash, notes (in the case of loans) or a combination thereof. The Company shall provide Parent with evidence that the Company 401(k) Plan has been terminated or amended, as applicable, in accordance with this Section 6.5(c); provided that prior to amending or terminating the Company 401(k) Plan, the Company shall provide the form and substance of any applicable resolutions or amendments to Parent for review and approval (which approval shall not be unreasonably withheld, conditioned or delayed).

(d)    Prior to the Effective Time, Parent and the Company shall act in good faith and use reasonable best efforts to mutually agree upon a leadership incentive plan which shall provide for cash and equity incentive compensation to be awarded to eligible Continuing Employees and eligible Parent Employees, which plan shall become effective upon, and cover periods following, the Closing, subject to the approval of the compensation committee of the Parent Board.

(e)    Nothing in this Agreement shall confer upon any employee, officer, director or consultant of the Company or any of its Subsidiaries or affiliates any right to continue in the employ or service of the Surviving Corporation, the Company, or any Subsidiary or affiliate thereof, or shall interfere with or restrict in any way the rights of the Surviving Corporation, the Company, Parent or any Subsidiary or affiliate thereof to discharge or terminate the services of any employee, officer, director or consultant of the Company or any of its Subsidiaries or affiliates at any time for any reason whatsoever, with or without cause. Nothing in this Agreement shall be deemed to (i) establish, amend, or modify any Company Benefit Plan, New Plan or any other benefit or employment plan, program, agreement or arrangement, or (ii) alter or limit the ability of the Surviving Corporation or any of its Subsidiaries or affiliates to amend, modify or terminate any particular Company Benefit Plan, New Plan or any other benefit or employment plan, program, agreement or arrangement after the Effective Time. Nothing in this Agreement, express or implied, is intended to or shall confer upon any person, including any current or former employee, officer, director or consultant of the Company or any of its Subsidiaries or affiliates, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

(f)    Prior to making any material written communications to Company Employees pertaining to matters that are affected by the transactions contemplated by this Agreement, the Company shall provide Parent with a copy of the intended communication, Parent shall have a reasonable period of time to review and comment on the communication, and the Company shall consider any such comments in good faith.

6.6    Indemnification; Directors’ and Officers’ Insurance.

(a)    From and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, indemnify and hold harmless, to the fullest extent that the Company would be permitted to do so, by applicable Law, each present and former (determined as of the Effective Time) director or officer of the Company and its Subsidiaries and any person who, prior to or at the Effective Time, served at the request of the Company or any of its Subsidiaries as a director or officer of another person in which the Company or any of its Subsidiaries has an equity investment, in each case, when acting in such capacity (collectively, the “Company Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, damages or liabilities incurred in connection with any Action or any other threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, whether arising before or after the Effective Time, arising in whole or in part out of, or pertaining to, (i) the fact that such person is or was a director, officer or fiduciary of the Company or any of its Subsidiaries or is or was serving at the request of the Company or its Subsidiaries as a director or officer of another person in which the Company or any of its Subsidiaries has an equity investment or (ii) matters existing or occurring at or prior to the Effective Time, including matters, acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated by this Agreement, and Parent shall, and shall cause the Surviving Corporation to, also advance expenses as incurred in connection therewith by such Company Indemnified Party to the fullest extent permitted by applicable Law; provided that the Company Indemnified Party to whom expenses are advanced provides an undertaking (in a reasonable and customary form) to repay such advances if it is determined in a final, non-appealable judgment of a Chosen Court that such Company Indemnified Party is not entitled to indemnification hereunder.

(b)    Subject to the following sentence, prior to the Effective Time, Parent shall, and shall cause the Surviving Corporation to, obtain and fully pay the premium for “tail” insurance policies for the extension of (i) the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies and (ii) the Company’s existing fiduciary liability insurance policies, in each case, for a claims reporting or discovery period of six (6) years from and after the Effective Time (the “Tail Period”) from one (1) or more insurance carriers with the same or better credit rating as the Company’s insurance carrier as of the date of this Agreement with respect to directors’ and officers’ liability insurance and fiduciary liability insurance with terms, conditions, retentions and limits of liability that are at least as favorable to the insureds as the Company’s existing policies with respect to matters existing or occurring at or prior to the Effective Time (including in connection with this Agreement or the Merger); provided, however, that Parent shall not be obligated to expend, on an annual basis, an amount in excess of three-hundred percent (300%) of the aggregate annual premium paid as of the date hereof by the Company for such insurance (the “Premium Cap”), and if such premiums for such insurance would at any time exceed the Premium Cap, then Parent shall cause to be maintained, in Parent’s good faith determination, policies of insurance that provide the maximum coverage available at an annual premium equal to the Premium Cap. In lieu of the foregoing, the Company, in consultation with, but only upon the consent of, Parent, may (and, at the request of Parent, the Company shall use its reasonable best efforts to) obtain at or prior to the Effective Time a six (6)-year “tail” policy under the Company’s existing directors and officers insurance policy providing equivalent coverage to that described in the preceding sentence if and to the extent that the same may be obtained for an amount that, in the aggregate, does not exceed the Premium Cap.

(c)    The provisions of this Section 6.6 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Company Indemnified Party and his or her heirs and representatives. The indemnification provided for herein shall not be deemed exclusive of any other rights to which a Company Indemnified Party is entitled, whether pursuant to Law, contract or otherwise. For the avoidance of doubt, to the extent required by any agreement previously entered into by the Company in connection with a merger, acquisition or other business combination, the provisions of this Section 6.6 shall apply to directors, officers, employees and fiduciaries of predecessor entities previously acquired by the Company or any of its Subsidiaries.

(d)    The obligations of the Surviving Corporation, Parent and the Company under this Section 6.6 shall not be terminated or modified after the Effective Time in a manner so as to adversely affect any Company Indemnified Party or any other person entitled to the benefit of this Section 6.6 without the prior written consent of the affected Company Indemnified Party. In the event that the Surviving Corporation or Parent or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or a majority of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation or Parent, as the case may be, shall succeed to the obligations set forth in this Section 6.6.

(e)    During the Tail Period, all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time and rights to advancement of expenses relating thereto now existing in favor of any Company Indemnified Party as provided in the Company Charter, the Company Bylaws or any organizational documents of any Company Subsidiary or any indemnification agreement between such Company Indemnified Party and the Company or a Company Subsidiary, in each case, as in effect on the date of this Agreement, shall survive the Effective Time unchanged and shall not be amended, restated, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such Company Indemnified Party.

6.7    Advice of Changes. Parent and the Company shall each promptly advise the other party of any fact, change, event or circumstance known to it (a) that has had or would reasonably be likely to have a Material Adverse Effect on it or (b) which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained herein or that reasonably would be expected to give rise, either individually or in the aggregate, to the failure of a condition in Article VII; provided that any failure to give notice in accordance with the foregoing with respect to any breach shall not be deemed to constitute a violation of this Section 6.7 or the failure of any condition set forth in Section 7.2 or 7.3 to be satisfied, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case, unless the underlying breach would independently result in a failure of the conditions set forth in Section 7.2 or 7.3 to be satisfied.

6.8    Corporate Governance.

(a)    Prior to the Effective Time, Parent shall take all actions necessary (including by securing and causing to be delivered to Parent (with evidence thereof provided to the Company) the resignations of applicable then-serving directors of the Parent Board, as necessary) to cause:

(i)    the number of directors that will comprise the full Parent Board at the Effective Time to be ten (10), to the extent not already ten (10); and

(ii)    the Parent Board at the Effective Time to be comprised of (A) six (6) directors of Parent as of immediately prior to the Effective Time designated by Parent (each, a “Parent Designated Director”), consisting of five (5) independent directors of Parent (each, a “Parent Designated Independent Director”) and the Chief Executive Officer of Parent as of immediately prior to the Effective Time (the “Parent CEO”), and (B) four (4) directors of the Company as of immediately prior to the Effective Time designated by the Company (each, a “Company Designated Director”), consisting of two independent directors of the Company, one director of the Company designated by and affiliated with the Stockholder in accordance with the Shareholder Agreement and the Chief Executive Officer of the Company as of immediately prior to the Effective Time (the “Company CEO”), and all of the Company Designated Directors shall be appointed, elected and approved as directors of the Parent Board effective as of the Effective Time by a vote of at least a majority of the Parent Board in office as of immediately prior to the Effective Time.

(b)    Prior to the Effective Time, the parties shall take all actions necessary to cause (i) the Parent CEO to be appointed as the Chairman of the Parent Board and (ii) a Parent Designated Director designated by Parent to be appointed as the Lead Director of the Parent Board, in each case, effective at the Effective Time and pursuant to, and in accordance with, the Amended Parent Bylaws.

(c)    Prior to the Effective Time, the parties shall take all actions necessary to cause (i) the Parent Board to have the following standing committees (each, a “Standing Committee”): Audit Committee, Compensation Committee and Nominating and Governance Committee, (ii) each committee of the Parent Board (including each Standing Committee) to have three (3) or four (4) members, with at least one (1) qualified Company Designated Director on each committee, and (iii) the chairperson of the Compensation Committee to be a Company Designated Director designated by the Company, in each case, effective at the Effective Time and pursuant to, and in accordance with, the Amended Parent Bylaws.

(d)    Effective at the Effective Time, the Parent CEO shall continue to serve as the Chief Executive Officer of Parent and will become Chairman of the Board of Parent, and the Company CEO shall become the President and Chief Operating Officer of Parent. At or prior to the Effective Time, the Parent Board shall take such actions as are necessary to cause the persons indicated in the first sentence of this Section 6.8(d) to be elected or appointed to the offices of Parent specified in the first sentence of this Section 6.8(d) at the Effective Time.

(e)    Prior to the Closing, the Parent Board shall take all actions necessary to cause the Parent Bylaws, as in effect immediately prior to the Closing, to be amended and restated, as of the Effective Time, as set forth in Exhibit A (the “Amended Parent Bylaws”), and as so amended and restated, the Amended Parent Bylaws shall be the bylaws of Parent until thereafter amended as provided therein, the Parent Articles or by applicable Law.

6.9    Acquisition Proposals.

(a)    Each of Parent and the Company shall, and shall cause its Subsidiaries and its executive officers and directors, and use reasonable best efforts to cause (i) its Subsidiaries’ respective executive officers and directors and (ii) its and its Subsidiaries’ respective employees, agents, accountants, consultants, investment bankers, advisors and representatives (collectively and together with executive officers and directors, “Representatives”) to, immediately cease, and cause to be terminated, any activities, discussions or negotiations conducted before the date of this Agreement with any person other than the Company, in the case of Parent, or Parent, in the case of the Company, with respect to any Acquisition Proposal.

(b)    Each of Parent and the Company shall not, and shall cause its Subsidiaries and its executive officers and directors not to, and use reasonable best efforts to cause (i) its Subsidiaries’ respective executive officers and directors and (ii) its and its Subsidiaries’ respective Representatives that are not executive officers or directors not to, directly or indirectly, (A) solicit, initiate, seek or support or knowingly encourage or facilitate any inquiries or proposals with respect to any Acquisition Proposal, (B) engage or participate in any negotiations with any person concerning any Acquisition Proposal, (C) provide any confidential or nonpublic information or data to, or have or participate in any discussions with, any person relating to any Acquisition Proposal, except to notify a person that makes any inquiry or offer with respect to an Acquisition Proposal of the existence of the provisions of this Section 6.9 or solely to clarify whether any such inquiry or offer constitutes an Acquisition Proposal or (D) enter into any binding acquisition agreement, merger agreement or other definitive transaction agreement (other than a confidentiality agreement entered into in accordance with Section 6.9(c)) relating to any Acquisition Proposal.

(c)    Notwithstanding anything to the contrary set forth in Section 6.9(a) and 6.9(b), prior to the approval of the Parent Share Issuance by the shareholders of Parent by the Requisite Parent Vote or the submission by the Stockholder of the Stockholder Written Consent, as applicable, in the event that Parent or the Company, as applicable, receives an unsolicited bona fide written Acquisition Proposal after the date of this Agreement (which Acquisition Proposal did not result from a breach of this Section 6.9) and the Parent Board or the Company Board, as applicable, concludes in good faith (after receiving the advice of its outside counsel and its outside financial advisor) that such Acquisition Proposal constitutes, or would reasonably be expected to result in, a Superior Proposal, Parent or the Company, as applicable, may, and may permit its Subsidiaries and its Subsidiaries’ respective Representatives to furnish, or cause to be furnished, confidential or nonpublic information or data and participate in such negotiations or discussions to the extent that the Parent Board or the Company Board, as applicable, concludes in good faith (after receiving the advice of its outside counsel and its outside financial advisor) that failure to take such actions would be inconsistent with its fiduciary duties under applicable Law; provided further that, prior to providing any confidential or nonpublic information or data permitted to be provided pursuant to the foregoing provisions of this Section 6.9(c), (i) Parent or the Company, as applicable, shall have entered into a confidentiality agreement with such third party on terms no less favorable to it than the Confidentiality Agreement, which confidentiality agreement shall not provide such person with any exclusive right to negotiate with Parent or the Company, as applicable, and (ii) any confidential or non-public information to be provided by Parent or the Company, as applicable, to such third party shall have been previously provided, or is concurrently provided, to the Company, in the case of Parent, or Parent, in the case of the Company.

(d)    Each of Parent and the Company will promptly (and, in any event, within twenty-four (24) hours after receipt) advise the Company, in the case of Parent, or Parent, in the case of the Company, in writing following its receipt after the date of this Agreement of any Acquisition Proposal or any inquiry which could reasonably be expected to lead to an Acquisition Proposal, and the substance thereof (including the terms and conditions of, and the identity of the person making, such inquiry or Acquisition Proposal), and will promptly (and in any event within twenty-four (24) hours after receipt) advise the Company, in the case of Parent, or Parent, in the case of the Company, of any related developments, discussions and negotiations on a current basis (but in no event more than once every twenty-four (24) hours), including any amendments to or revisions of the terms of such inquiry or Acquisition Proposal. Each of Parent and the Company shall use its reasonable best efforts to enforce any existing confidentiality, standstill or similar agreements to which it or any of its Subsidiaries is a party in accordance with the terms thereof.

(e)    As used in this Agreement, “Acquisition Proposal,” (A) with respect to the Company, shall mean, other than the transactions contemplated by this Agreement, any third party offer or proposal relating to, or any third-party indication of interest in, (i) any acquisition or purchase, direct or indirect, of more than 25% of the consolidated assets of the Company and its Subsidiaries or more than 25% of the total voting power of the equity securities of the Company or one (1) or more of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 25% of the consolidated assets of the Company (each, a “Trigger Acquisition”), (ii) any tender offer (including self-tender offer) or exchange offer that, if consummated, would result in such third party beneficially owning more than 25% of the total voting power of the equity securities of the Company or one (1) or more of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 25% of the consolidated assets of the Company, or (iii) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transactions that results in a Trigger Acquisition by a third party, and (B) with respect to Parent, shall mean, other than the transactions contemplated by this Agreement, any offer or proposal relating to, or any third-party indication of interest in, transactions described in subclauses (i) through (iii) of clause (A) of this sentence, substituting “the Company” for “Parent” thereof.

(f)    As used in this Agreement, “Superior Proposal” means a bona fide unsolicited written Acquisition Proposal (substituting “50%” for “25%” in the definition thereof) which the Parent Board or the Company Board, as applicable, has determined in good faith, after receiving the advice of its outside counsel and its outside financial advisor, taking into account all factors that the Parent Board or the Company Board considers relevant, including legal, financial, regulatory and other aspects of such offer or proposal and the person making the proposal, (i) would be more favorable, from a financial point of view, to the holders of the Parent Common Stock, in the case of Parent, or the holders of Company Common Stock, in the case of the Company, than the transactions contemplated by this Agreement (after taking into account any proposed revisions to the terms of this Agreement) and (ii) is reasonably capable of being consummated.

(g)    Nothing contained in this Agreement shall prohibit Parent, the Parent Board or any committee of the Parent Board, or the Company, the Company Board or any committee of the Company Board, as applicable, from (i) taking and disclosing to the shareholders of Parent or the stockholders of the Company, as applicable, a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or (ii) making any disclosure to the shareholders of Parent or the stockholders of the Company, as applicable, that is required by applicable Law; provided that, if such disclosure would constitute a Change in Parent Recommendation or a Change in Company Recommendation, the provisions in this Agreement applicable to a Change in Parent Recommendation or Change in Company Recommendation shall apply; it being understood that a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act shall not be deemed to be a Change in Parent Recommendation or a Change in Company Recommendation. To the extent permissible under applicable Law, Parent or the Company, as applicable, shall take such actions as it is required to take pursuant to this Section 6.9 in connection with a Change in Parent Recommendation or a Change in Company Recommendation, as applicable, prior to making any disclosure contemplated by this Section 6.9(g) that would be or would be deemed to be a Change in Parent Recommendation or a Change in Company Recommendation, as applicable.

6.10    Public Announcements. The Company and Parent shall (a) develop a joint communications plan, (b) ensure that all press releases and, to the extent reasonably practicable, other public statements with respect to the transactions contemplated hereby shall be consistent with such joint communications plan, and (c) except in respect of (i) any announcement required by (A) applicable Law or regulation or (B) a request by a Governmental Entity, (ii) communications that are substantially similar to communications previously approved pursuant to this Section 6.10, or (iii) an obligation pursuant to any listing agreement with or rules of any securities exchange, consult with each other and to obtain the advance approval of the other party (which approval shall not be unreasonably withheld, conditioned or delayed) before issuing any press release or, to the extent reasonably practicable, otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby.

6.11    Change of Method . Prior to the mailing or delivery of the Joint Statement by Parent to its shareholders or by the Company to its stockholders, subject to the Company’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed), Parent may change the method of effecting the Merger, and in such case, Parent and the Company shall agree to enter into such amendments to this Agreement in order to give effect to such restructuring; provided, however, that no such change or amendment shall (a) alter or change the amount or kind of the Merger Consideration provided for in this Agreement, (b) adversely affect the Tax treatment of the Merger with respect to the Company’s stockholders or (c) in any way impede or delay the consummation of the transactions contemplated by this Agreement.

6.12    Takeover Statutes. Neither the Company nor Parent shall take any action that would cause any Takeover Statute to become applicable to any of the Transaction Agreements or any related agreement or the Company’s ability to consummate the transactions contemplated hereby or thereby, including the Merger, and each of Parent and the Company shall take all necessary steps within its control to exempt (or ensure the continued exemption of) the Merger and the other transactions contemplated by the Transaction Agreements or any related agreement from any applicable Takeover Statute now or hereafter in effect to the extent permissible thereunder. If any Takeover Statute may become, or may purport to be, applicable to the transactions contemplated by any of the Transaction Agreements or any related agreement, including the issuance of shares of Parent Common Stock pursuant to the Parent Share Issuance, each of Parent and the Company will grant such approvals and take such actions as are necessary to the extent permissible thereunder so that the transactions contemplated by such Transaction Agreements or any related agreement, including the issuance of shares of Parent Common Stock pursuant to the Parent Share Issuance, may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Statute on any of the transactions contemplated by any of the Transaction Agreements or any related agreement.

6.13    Exemption from Liability Under Section 16(b). The Company and Parent agree that, in order to most effectively compensate and retain those officers and directors of the Company subject to the reporting requirements of Section 16(a) of the Exchange Act (the “Company Insiders”), both prior to and after the Effective Time, it is desirable that Company Insiders not be subject to a risk of liability under Section 16(b) of the Exchange Act to the fullest extent permitted by applicable Law in connection with the conversion of shares of Company Common Stock and Company Equity Awards in the Merger and other transactions contemplated by this Agreement, and for that compensatory and retentive purpose agree to the provisions of this Section 6.13. The Parent Board and the Company Board, or a committee solely of two or more non-employee directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall reasonably promptly after the date of this Agreement, and in any event prior to the Effective Time, take all such steps as may be necessary or appropriate to cause (i) any acquisitions or dispositions of Company Common Stock or Company Equity Awards by Company Insiders and (ii) any acquisitions of Parent Common Stock or any derivatives thereof, including Parent Equity Awards, by any Company Insiders who, immediately following the Merger, will be officers or directors of Parent subject to the reporting requirements of Section 16(a) of the Exchange Act, in each case of clauses (i) and (ii), pursuant to the transactions contemplated by this Agreement, to be exempt from liability pursuant to Rule 16b-3 under the Exchange Act to the fullest extent permitted by applicable Law.

6.14    Litigation and Claims. Each of Parent and the Company shall promptly notify the other party in writing of any action, arbitration, audit, hearing, investigation, litigation, suit, subpoena or summons issued, commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity or arbitrator pending or threatened in writing against Parent, the Company or any of their respective affiliates (other than any negotiations or proceedings in connection with, arising out of or otherwise related to a demand for appraisal under Section 262 of the DGCL, which shall be governed by Section 2.3) that (a) questions or would reasonably be expected to question the validity of this Agreement or the other agreements contemplated hereby or thereby or any actions taken or to be taken by Parent, the Company, or their respective affiliates with respect hereto or thereto, or (b) seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby. The Company and Parent shall give the other party the opportunity to participate, at such party’s own expense, in the defense or settlement of any stockholder litigation against the Company and/or its directors or affiliates or Parent and/or its directors or affiliates relating to the transactions contemplated by this Agreement, and no such settlement shall be agreed without Parent’s or the Company’s, as applicable, prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

6.15    Financing.

(a)    Parent shall, and shall cause each of its Subsidiaries to, use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and consummate the Financing on the terms and conditions described in or contemplated by the Commitment Letter (including any “flex” provisions) to the extent required, when taken together with cash or cash equivalents held by the Parent and the Company on the Closing Date and the other sources of funds available to Parent on the Closing Date, to refinance in full all amounts outstanding under the Company Credit Agreement, the Company Receivables Financing Agreement and the Company Indentures and to pay cash in lieu of fractional shares in accordance with Section 2.2, including using reasonable best efforts to (i) maintain in effect the Commitment Letter, (ii) satisfy (or, if determined advisable by the Parent, obtain the waiver of) on or prior to the Closing Date all conditions to funding contained in the Commitment Letter and such definitive agreements for the Financing to be entered into pursuant thereto, in each case, that are within the control of Parent, (iii) negotiate and enter into definitive agreements with respect to the Financing contemplated by the Commitment Letter on terms and conditions not materially less favorable to Parent, taken as a whole, than those described in the Commitment Letter (including any “flex” provisions contained therein) on or prior to the Closing Date, (iv) enforce its rights under the Commitment Letter and (v) in the event that all conditions to funding contained in the Commitment Letter have been satisfied or waived, cause the applicable Financing Sources providing the Financing contemplated by the Commitment Letter to fund on the Closing Date the portion of the Financing contemplated by the Commitment Letter required to refinance in full all amounts outstanding under the Company Credit Agreement, the Company Receivables Financing Agreement and the Company Indentures and to pay cash in lieu of fractional shares in accordance with Section 2.2 (including by enforcing the Commitment Letter against any breaching Financing Source). In the event any portion of the Financing contemplated by the Commitment Letter becomes unavailable on the terms and conditions (including any “flex” provisions) contemplated in the Commitment Letter for any reason (other than as contemplated by the Commitment Letter, including as a result of entering into any Qualifying Bank Financing (as defined in the Commitment Letter) or issuing any debt securities) and such portion is necessary to refinance in full all amounts outstanding under the Company Credit Agreement, the Company Receivables Financing Agreement and the Company Indentures, to pay cash in lieu of fractional shares in accordance with Section 2.2 and to pay the fees and expenses relating to the Merger and the Financing (A) Parent shall promptly notify the Company in writing and (B) Parent shall, and shall cause each of its Subsidiaries to, use its reasonable best efforts to obtain, as promptly as practicable following the occurrence of such event, alternative financing for any such portion from alternative sources (the “Alternative Financing”) in an amount, when taken together with cash or cash equivalents held by the Parent and the Company on the Closing Date and the other sources of funds available to Parent on the Closing Date, sufficient to refinance in full all amounts outstanding under the Company Credit Agreement, the Company Receivables Financing Agreement and the Company Indentures, to pay cash in lieu of fractional shares in accordance with Section 2.2 and to pay the fees and expenses relating to the Merger and the Financing and which (1) does not involve terms and conditions that, taken as a whole, are materially less beneficial to Parent than those contained in the Commitment Letter, or (2) would not reasonably be expected to prevent, materially impede or materially delay the consummation of the transactions contemplated by this Agreement. To the extent requested by the Company from time to time, Parent shall keep the Company informed on a reasonably current basis of the status of its efforts to arrange the Financing. Without limiting the generality of the foregoing, Parent shall promptly notify the Company in writing (x) if there exists any material breach, material default, repudiation, cancellation or termination by any party to the Commitment Letter (or any event or circumstance that, with or without notice, lapse of time or both, could reasonably be expected to give rise to any material breach, material default, repudiation, cancellation or termination) of which Parent obtains knowledge, (y) of the receipt by Parent or any of its Subsidiaries of any written notice or other written communication from any Financing Source party to the Commitment Letter asserting any actual material breach, material default, repudiation, cancellation or termination by any party to the Commitment Letter or (z) if for any reason Parent or any of its Subsidiaries believes in good faith that there is (or there is reasonably likely to be) a material dispute or disagreement between or among any parties to the Commitment Letter or any definitive document related to the Financing with respect to the obligations to fund the Financing contemplated by the Commitment Letter. None of Parent nor any of its Subsidiaries shall (without the prior written consent of the Company, such consent not to be unreasonably withheld, delayed or conditioned) consent or agree to any amendment, replacement, supplement or modification to, or any waiver of any provision under, the Commitment Letter or the definitive agreements relating to the Financing if such amendment, replacement, supplement, modification or waiver (1) decreases the aggregate amount of the Financing to an amount that would be less than an amount that would be required, when taken together with cash or cash equivalents held by the Parent and the Company on the Closing Date and the other sources of funds available to Parent on the Closing Date, to refinance in full all amounts outstanding under the Company Credit Agreement, the Company Receivables Financing Agreement and the Company Indentures, to pay cash in lieu of fractional shares in accordance with Section 2.2 and to pay the fees and expenses relating to the Merger and the Financing, (2) imposes new or additional conditions or otherwise expands, amends or modifies any of the conditions to the receipt of the Financing, (3) could reasonably be expected to prevent, materially impede or materially delay the consummation of the transactions contemplated by this Agreement, or (4) materially and adversely impacts the ability of Parent to enforce its rights against the other parties to the Commitment Letter; provided, however, that, for the avoidance of doubt, Parent may amend, replace, supplement and/or modify the Commitment Letter to add lenders, lead arrangers, bookrunners, syndication agents or similar entities as parties thereto who had not executed the Commitment Letter as of the date of this Agreement or increase the amount of commitments under the Commitment Letter. Upon any amendment, supplement or modification of the Commitment Letter, Parent shall provide a copy thereof to the Company (with only fee amounts and other economic terms, and the rates and amounts included in the “flex” provisions, redacted, none of which redacted provisions would adversely affect the conditionality, enforceability, termination or amount of the debt financing contemplated by the Commitment Letter as so amended, supplemented or modified) and, to the extent such amendment, supplement or modification has been made in compliance with this Section 6.15(a), the term “Commitment Letter” shall mean the Commitment Letter as so amended, replaced, supplemented or modified. Notwithstanding the foregoing, compliance by Parent with this Section 6.15(a) shall not relieve Parent of its obligation to consummate the transactions contemplated by this Agreement whether or not the Financing is available and Parent acknowledges that this Agreement and the transactions contemplated hereby are not contingent on Parent’s ability to obtain the Financing or any specific term with respect to such Financing. To the extent Parent obtains Alternative Financing pursuant to this Section 6.15(a), or amends, replaces, supplements, modifies or waives any of the Financing pursuant to this Section 6.15(a), references to the “Financing,” and “Commitment Letter” (and other like terms in this Agreement) shall be deemed to refer to such Alternative Financing, the commitments thereunder and the agreements with respect thereto, or the Financing as so amended, replaced, supplemented, modified or waived.

(b)    The Company shall, and shall cause its Subsidiaries to, and shall use its reasonable best efforts to cause its and their respective Representatives to, use reasonable best efforts to provide to Parent, at Parent’s sole cost and expense, all cooperation as is reasonably requested by Parent in connection with arranging, underwriting, obtaining, syndicating and consummating the Financing (or Alternative Financing obtained in accordance with Section 6.15(a)), including: (i) promptly furnishing Parent and the Financing Parties with (A) such financial statements, financial data, audit reports and other pertinent information regarding the Company and its Subsidiaries of the type required by SEC Regulation S-X and SEC Regulation S-K under the Securities Act for registered offerings of debt securities of the type contemplated by the Commitment Letter, such financial statements to include (1) audited consolidated balance sheets and related statements of operations, comprehensive income (loss), equity and cash flows and related notes thereto of the Company for the three (3) fiscal years most recently ended at least sixty (60) days prior to the Closing Date (it being acknowledged that Parent has received such financial statements for the fiscal years of the Company ended December 31, 2017, December 31, 2016 and December 31, 2015) and (2) unaudited consolidated balance sheets and related statements of operations, comprehensive income (loss), equity and cash flows and related notes thereto of the Company for each subsequent fiscal quarter ended at least forty (40) days prior to the Closing Date (other than the fourth fiscal quarter of any fiscal year) (it being acknowledged that Parent has received such financial statements for the fiscal quarters of the Company ended March 31, 2018, June 30, 2018 and September 30, 2018); provided that, in each case, such financial statements shall meet the requirements of Regulation S-X under the Securities Act and all other accounting rules and regulations of the SEC promulgated thereunder applicable to a registration statement on Form S-3; (B) information regarding the Company and its Subsidiaries customarily included in information memoranda and other syndication materials for revolving and term loan facilities, and (C) all other historical financial and other data regarding the Company required by Parent to permit Parent to prepare customary pro forma financial statements (collectively, the “Required Information”); provided that, without limiting the foregoing, the Company shall not be obligated to (v) prepare any pro forma financial information or projections (for which, for the avoidance of doubt, Parent shall be solely responsible), (w) provide a description of all or any component of the Financing or other information customarily provided by the Financing Sources or their counsel, (x) provide risk factors relating to all or any component of the Financing, (y) prepare separate subsidiary financial statements or any other information of the type required by Rule 3-05, Rule 3-09, Rule 3-10 or Rule 3-16 of Regulation S-X or “segment reporting” to the extent not otherwise required by applicable law and regulation or (z) in the case of a private offering or private placement by Parent, provide other information customarily excluded from each of a confidential information memorandum and an offering memorandum, (ii) making senior management of the Company available at reasonable times and locations and upon reasonable prior notice, to participate in meetings (including one-on-one meetings or conference calls with Financing Parties and potential Financing Parties), drafting sessions, presentations, road shows, rating agency presentations and due diligence sessions and other syndication activities, (iii) assisting Parent and its Financing Parties in the preparation of (A) offering documents, offering memoranda, offering circulars, private placement memoranda, registration statements, prospectuses, syndication documents and other syndication materials, including information memoranda, lender and investor presentations, bank books and other marketing documents, and similar documents for any portion of the Financing and (B) materials for rating agency presentations, (iv) cooperating with the marketing efforts of Parent and the Financing Parties, including, to the extent applicable, obtaining representation and authorization letters and arranging for customary auditor consents for use of the Required Information and other financial data in the marketing and offering documentation, including any registration statement filed with the SEC in connection with the Financing, (v) assisting in obtaining or updating corporate and facility credit ratings, (vi) using reasonable best efforts to cause the Company’s independent registered accounting firm and internal and external counsel of the Company to provide assistance to Parent, including in connection with comfort letters and opinions of counsel to be delivered in connection with the Financing, including by (A) using reasonable best efforts to cause the Company’s independent registered accounting firm to provide customary comfort letters (including “negative assurance” comfort, if appropriate) in connection with any capital markets transaction comprising a part of the Financing to the applicable Financing Parties and to participate in a reasonable number of due diligence sessions and (B) providing customary back-up certificates, (vii) reasonably cooperating with internal and external counsel of Parent or any Financing Party in connection with providing back-up certificates and factual information regarding any legal opinion that such counsel may be required to deliver in connection with the Financing, (viii) providing, as promptly as practicable, and in any event at least five (5) business days prior to Closing, to the extent requested in writing at least ten (10) business days prior to Closing, all documentation and other information regarding the Company and its Subsidiaries that any Financing Party reasonably determines is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act of 2001, and, to the extent required by any Financing Party, a beneficial ownership certificate (substantially similar in form and substance to the form of Certification Regarding Beneficial Owners of Legal Entity Customers published jointly, in May 2018, by the Loan Syndications and Trading Association and Securities Industry and Financial Markets Association) in respect of any of the Company or any of its Subsidiaries that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation (31 C.F.R. § 1010.230), (ix) assisting in the negotiation and preparation of, and executing and delivering, any credit agreement, indenture, note, purchase agreement, underwriting agreement, pledge and security documents, guarantees, hedging agreement, customary closing certificates and any other certificates, exhibits, schedules, letters and documents as may be reasonably requested by Parent, in each case contemplated in connection with the Financing, (x) ensuring that Parent benefits from the existing lending relationship of the Company and its Subsidiaries and (xi) taking all corporate actions, subject to the occurrence of the Closing, reasonably requested by Parent to permit the consummation of the Financing and to permit the proceeds thereof to be made available on the Closing Date.

(c)    From the date hereof through the Effective Time, at Parent’s written request, the Company shall cooperate with, and provide all reasonable assistance to, Parent in connection with any steps Parent may, in its sole discretion, determine are necessary or desirable to take to retire, repay, defease, repurchase, redeem, satisfy and discharge, cancel or otherwise terminate effective at or after the Effective Time, some or all amounts outstanding under (i) the Company Credit Agreement, (ii) the Company Receivables Financing Agreement and/or (iii) any or all Company Indentures, and, in each case, any replacement indebtedness therefor, which cooperation and assistance shall include (A) arranging for (1) the optional redemption, satisfaction and discharge, defeasance, exchange or other repurchase by the Parent, any of Parent’s Subsidiaries, Company or any Company Subsidiary of, or a tender offer by Parent, any of Parent’s Subsidiaries, Company or any Company Subsidiary for, some or all of the notes issued pursuant to any Company Indenture and (2) the repayment or prepayment of any amounts outstanding under the Company Credit Agreement and the Company Receivables Financing Agreement on or after the Closing Date, including, in each case, by preparing and submitting, prior to the Closing Date, customary notices in respect of any such redemption, satisfaction and discharge, defeasance, exchange, other repurchase, tender offer or repayment or prepayment; provided that the consummation of any such redemption, satisfaction and discharge, defeasance, exchange offer, other repurchase, tender offer or repayment or prepayment shall be contingent upon the occurrence of the Effective Time unless otherwise agreed in writing by the Company, and (B) obtaining from the applicable lenders and/or agents customary payoff letters, Lien and guarantee releases or instruments of termination or discharge in respect of the existing indebtedness of the Company and its Subsidiaries, including in respect of indebtedness under the Company Credit Agreement, the Company Receivables Financing Agreement and Company Indentures;

(d)    The Company shall timely make all notices, and timely take all such other actions, required to be made by it pursuant to the Company Credit Agreement, the Company Receivables Financing Agreement and Company Indentures in connection with this Agreement and/or any of the transactions contemplated hereby.

(e)    All documentation prepared by the Company, the Company’s Subsidiaries and/or the Representatives of any of the foregoing in connection with this Section 6.15 shall be subject to the prior review, comment and approval of Parent.

(f)    The actions contemplated in this Section 6.15 with respect to the Financing and the Company Credit Agreement, the Company Receivables Financing Agreement and Company Indentures do not and shall not (i) require such cooperation from the Company to the extent it would require the Company, any of its Subsidiaries, or any of its or their respective Representatives, to incur any monetary liability, pay any fees, reimburse any expenses, or provide any indemnity, in each case, prior to the Closing that is not contingent on the Closing or for which Parent is not obligated to reimburse or indemnify the Company or its Subsidiaries under this Agreement, or take any actions that would cause the Company or any of its Subsidiaries to breach this Agreement or become unable to satisfy a condition to the Closing, (ii) involve any binding commitment or agreement by the Company, any of its Subsidiaries, or any of its or their respective Representatives (other than customary authorization and representation letters and other than other actions by officers or directors continuing employment with Parent following the Closing that, in the case of such other actions, are contingent upon the Closing and would not be effective prior to the Closing) which commitment or agreement is not conditioned on the Closing and does not terminate without liability to the Company, any of its Subsidiaries, or any of its or their respective Representatives upon the termination of this Agreement, (iii) require such cooperation to the extent it would unreasonably interfere with the operations of the Company, (iv) require the Company, any of its Subsidiaries, or any of its or their respective Representatives to be the issuer of any securities or issue any offering document prior to Closing, (v) require the Company, any of its Subsidiaries, or any of its or their respective Representatives to provide any information the disclosure of which is prohibited or restricted by applicable law or (vi) require the Company, any of its Subsidiaries, or any of its or their respective Representatives to take any action that will conflict with or violate the organizational documents of such person or any applicable Law or legal proceeding.

(g)    Parent (i) will promptly, upon request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs and expenses (including (A) reasonable and documented outside attorneys’ fees and (B) reasonable and documented fees and expenses of the Company’s accounting firms engaged to assist in connection with the Financing, including performing additional requested procedures, reviewing any offering documents, participating in any meetings and providing any comfort letters) incurred by the Company and its Subsidiaries in connection with any cooperation of the Company and its affiliates requested by Parent under this Section 6.15 (provided that such reimbursement shall not include general auditor and legal expenses that the Company would have incurred regardless of whether cooperation was requested pursuant to this Section 6.15), (ii) acknowledges and agrees that, except for obligations from and after the Closing that arise under the definitive agreements governing the Financing or closing certificates relating to the Financing, the Company, its Subsidiaries and their respective Representatives shall not have any responsibility for, or incur any liability to, any person under any arrangement with respect to the Financing that Parent may request in connection with the transactions contemplated by this Agreement and (iii) will indemnify and hold harmless the Company and its affiliates from and against any and all losses actually suffered or incurred by any of them of any type in connection with the arrangement of any Financing and any information provided or used in connection therewith (other than information provided by the Company and its Subsidiaries for inclusion in connection with the Financing or to the extent arising from the willful misconduct, gross negligence or fraud of the Company or its Subsidiaries or any of its affiliates or Representatives).

(h)    The Company hereby consents to the use of its and its Subsidiaries’ logos in connection with the Financing; provided that such logos are used solely in a manner that is not intended to, nor reasonably likely to, harm or disparage the Company or its Subsidiaries or the Company’s or its Subsidiaries’ reputation or goodwill.

(i)    For purposes of this Agreement,

(i)    “Financing Sources” means the parties named in the Commitment Letter, any joinder agreements (or any similar agreement pursuant to which the Commitment Letter is modified solely to add lenders, lead arrangers, bookrunners, syndication agents or similar entities as parties thereto who had not executed the Commitment Letter as of the date hereof) thereto and the fee letter contemplated therein (and their respective successors and permitted assigns) as having committed to provide any portion of the Financing.

(ii)    “Financing Parties” means the persons (other than Parent or any of its Subsidiaries) that have committed to provide any portion of any Financing or have otherwise entered into any commitment letter, engagement letter, credit agreement, underwriting agreement, purchase agreement, indenture or other agreement in connection with the Financing, including any Financing Source, and any arranger, bookrunner, underwriter, initial purchaser, placement agent, administrative or collateral agent, trustee or similar representative in connection with any portion of the Financing together with, in each case, their Representatives.

(iii)    “Company Credit Agreement” means the Credit Agreement, dated as of September 24, 2007, among the Company, as borrower, the several lenders from time to time party thereto, Credit Suisse, Cayman Islands Branch, as administrative agent, swingline lender and letter of credit issuer, Citibank, N.A. as syndication agent, and the other parties party thereto, as amended, modified and supplemented through the date of this Agreement.

(iv)    “Company Indentures” means (A) the Indenture, dated August 11, 2015, among the Company, the guarantors named therein and Wells Fargo Bank, National Association, as trustee, related to the 5.375% Senior Secured Notes Due 2023, (B) the Indenture, dated November 25, 2015, by and among the Company, the guarantors named therein and Wells Fargo Bank, National Association, as trustee, related to the 5.000% Senior Secured Second Lien Notes Due 2024, and (C) the Indenture, dated November 25, 2015, among the Company, the guarantors named therein and Wells Fargo Bank, National Association, as trustee, related to the 5.750% Senior Secured Second Lien Notes Due 2024, in each case as amended, modified or supplemented through the date of this Agreement.

(v)    “Company Receivables Financing Agreement” means the Receivables Financing Agreement, dated as of December 31, 2015, by and among the Company, First Data Receivables, LLC and the other persons party thereto, as amended, modified and supplemented through the date of this Agreement.

6.16    Transition.

(a)      Commencing on and following the date hereof, and in all cases subject to applicable Law, upon the reasonable request of Parent, the Company shall, and shall cause its Subsidiaries to, cooperate with Parent and its Subsidiaries to facilitate the integration of the parties and their respective businesses effective as of the Closing Date or such later date as may be determined by Parent. Without limiting the generality of the foregoing, from the date hereof through the Closing Date, and consistent with the performance of their day-to-day operations and the continuous operation of the Company and its Subsidiaries in the ordinary course of business, and subject to any requirements under applicable Law, the Company shall use commercially reasonable efforts to cause the employees and officers of the Company and its Subsidiaries to take reasonable actions and assist Parent in performing all tasks, including providing assistance with respect to conversion planning and customer communications and notices (including joint communications and notices relating to anticipated account changes or systems conversion), reasonably required to result in a successful transition and integration at the Closing or such later date as may be determined by Parent.

(b)      Upon the consummation of the Merger and the other transactions contemplated by this Agreement, the name of the combined company shall be “Fiserv, Inc.” and the corporate brand of the combined company shall be “Fiserv”.

6.17    Stock Exchange Delisting. Prior to the Closing Date, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the NYSE to enable the delisting by the Surviving Corporation of the Company Class A Common Stock from the NYSE and the deregistration of the Company Class A Common Stock under the Exchange Act as promptly as practicable after the Effective Time.

6.18    Employee Cooperation. Between the date of this Agreement and the Closing Date, the Company and Parent shall, and subject in all cases to applicable Law, (a) work together in good faith to identify key employees of the Company and the Company Subsidiaries and Parent and the Parent Subsidiaries (such employees, “Key Employees”), including providing any information as reasonably requested by Parent or the Company, as applicable, about individual employees and groups of employees with respect to their roles, job descriptions, performance, compensation levels, retention risk factors and other similar information, and (b) to the extent determined by the parties to be reasonable and appropriate in light of mutual retention and incentive objectives, cooperate in good faith to help establish and implement any employee retention and transition incentive programs designed to encourage the retention and performance of Key Employees.

6.19    Tax Matters. For U.S. federal income tax purposes, it is intended that (a) the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and (b) with respect to the Merger, this Agreement will constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code. Each of the Company and Parent shall, and shall cause each of their respective Subsidiaries to, use its reasonable best efforts to cause the Merger to qualify as “reorganization” within the meaning of Section 368(a) of the Code.

6.20    Parent 10b5-1 Plan. As promptly as reasonably practicable after the date hereof in a manner consistent with applicable Law, Parent shall, or shall cause, the Parent 10b5-1 Plan to be suspended from and after such suspension date until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms.

6.21    Voting and Support Agreement. Without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), prior to the Effective Time, Parent shall not, and shall not permit any of its Subsidiaries to, (a) amend or otherwise modify, or agree to amend or otherwise modify, the Voting and Support Agreement or any other contract between Parent or any of its Subsidiaries, on the one hand, and the Stockholder, on the other hand, or (b) enter into, or agree to enter into, any contract between Parent or any of its Subsidiaries, on the one hand, and the Stockholder, on the other hand.

ARTICLE VII

CONDITIONS PRECEDENT

7.1      Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of the parties to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a)      Stockholder Approval and Shareholder Approval. This Agreement shall have been adopted by the stockholders of the Company by the Requisite Company Vote, and the Parent Share Issuance shall have been approved by the shareholders of Parent by the Requisite Parent Vote.

(b)      Stock Exchange Listing. The shares of Parent Common Stock that shall be issuable pursuant to this Agreement shall have been authorized for listing on the NASDAQ, subject to official notice of issuance.

(c)      S-4. The S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the S-4 shall have been issued and remain in effect and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn.

(d)      No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any Governmental Entity of competent jurisdiction preventing the consummation of the Merger shall be in effect. No statute, rule or regulation shall have been enacted, entered, promulgated or enforced by any Relevant Governmental Entity which prohibits or makes illegal consummation of the Merger. For purposes of this Section 7.1(d), “Relevant Governmental Entity” shall mean only a Governmental Entity of competent jurisdiction in a jurisdiction listed in Section 7.1(d) of the Company Disclosure Schedule.

(e)      Requisite Regulatory Approvals. (i) (A) Any applicable waiting period under the HSR Act shall have been expired or been earlier terminated and any customary timing agreement delaying the Closing entered into in connection therewith shall have expired (the “HSR Clearance”) and (B) all other authorizations, consents, orders, approvals, filings and declarations, and all other expirations of waiting periods, required pursuant to other antitrust or competition Laws of non-U.S. jurisdictions set forth in Section 7.1(e)(i)(B) of the Parent Disclosure Schedule, shall have been obtained, and (ii) those regulatory approvals set forth in Section 7.1(e)(ii) of the Parent Disclosure Schedule shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated (such approvals, in the foregoing clauses (i) and (ii), together, the “Requisite Regulatory Approvals”).

7.2     Conditions to Obligations of Parent and Merger Sub. The obligation of Parent and Merger Sub to effect the Merger is also subject to the satisfaction, or waiver by Parent, at or prior to the Effective Time, of the following conditions:

(a)      Representations and Warranties. The representations and warranties of the Company set forth (i) in Sections 3.2(a) and 3.8(a) (in each case, after giving effect to the lead in to Article III) shall be true and correct (other than, in the case of Section 3.2(a), such failures to be true and correct as are de minimis), in each case, as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, and (ii) in Sections 3.1(a), 3.1(b) and 3.3(a) (in each case, after giving effect to the lead in to Article III) shall be true and correct in all material respects, in each case, as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. All other representations and warranties of the Company set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead in to Article III) shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that, for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be likely to have a Material Adverse Effect on the Company or the Surviving Corporation. Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to the foregoing effect.

(b)      Performance of Obligations of the Company. The Company shall have performed and complied with, in all material respects, the obligations required to be performed and complied with by it under this Agreement at or prior to the Closing, and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to such effect.

(c)      Tax Opinion. Parent shall have received from Sullivan & Cromwell LLP, counsel to Parent, or another nationally recognized law firm, a written opinion, dated as of the Closing Date, to the effect that for U.S. federal income tax purposes the Merger will constitute a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel to Parent shall be entitled to rely upon customary assumptions and representations reasonably satisfactory to such counsel, including representations set forth in certificates of officers of Parent, Merger Sub and the Company.

7.3     Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction, or waiver by the Company, at or prior to the Effective Time, of the following conditions:

(a)      Representations and Warranties. The representations and warranties of Parent set forth (i) in Sections 4.2(a) and 4.8 (in each case, after giving effect to the lead in to Article IV) shall be true and correct (other than, in the case of Section 4.2(a), such failures to be true and correct as are de minimis), in each case, as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, and (ii) in Sections 4.1(a), 4.1(b) and 4.3(a) (in each case, after giving effect to the lead in to Article IV) shall be true and correct in all material respects, in each case, as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. All other representations and warranties of Parent set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead in to Article IV) shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that, for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be likely to have a Material Adverse Effect on Parent. The Company shall have received a certificate signed on behalf of Parent by the Chief Executive Officer and the Chief Financial Officer of Parent to the foregoing effect.

(b)      Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed and complied with, in all material respects, the obligations required to be performed and complied with by it under this Agreement at or prior to the Closing, and the Company shall have received a certificate signed on behalf of Parent by the Chief Executive Officer and the Chief Financial Officer of Parent to such effect.

(c)      Tax Opinion. The Company shall have received from Simpson Thacher & Bartlett LLP, counsel to the Company, or another nationally recognized law firm, a written opinion, dated as of the Closing Date, to the effect that for U.S. federal income tax purposes, the Merger will constitute a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel to the Company shall be entitled to rely upon customary assumptions and representations reasonably satisfactory to such counsel, including representations set forth in certificates of officers of Parent, Merger Sub and the Company.

(d)      Governance Matters. (a) The Amended Parent Bylaws shall have been adopted and (b) Parent shall have taken all actions necessary to cause the matters set forth in Sections 6.8(a) through 6.8(d) to be completed and become effective as of the Effective Time.

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1     Termination. This Agreement may be terminated at any time prior to the Effective Time:

(a)      by mutual consent of Parent and the Company in a written instrument;

(b)      by either Parent or the Company if (i) any Governmental Entity required to grant a Requisite Regulatory Approval has denied approval of the Merger and such denial has become final and non-appealable or (ii) any Governmental Entity of competent jurisdiction shall have issued a final non-appealable order, injunction or decree permanently enjoining or otherwise prohibiting or making illegal the consummation of the Merger (unless the occurrence of the foregoing clauses (i) or (ii) shall be due to the failure of the party seeking to terminate this Agreement to perform or comply with the covenants and agreements of such party set forth herein);

(c)      by either Parent or the Company if the Merger shall not have been consummated on or before October 16, 2019 (the “Initial Termination Date,” and, as it may be extended below, the “Termination Date”); provided that, if, on the Initial Termination Date, any of the Requisite Regulatory Approvals shall not have been obtained and all of the other conditions set forth in Article VII have been satisfied or waived (other than those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver thereof), the Initial Termination Date may be extended by either Parent or the Company to January 16, 2020 (the “First Extended Termination Date”) on written notice to the other party on or by the Initial Termination Date; provided further that, if, on the First Extended Termination Date, any of the Requisite Regulatory Approvals shall not have been obtained and all of the other conditions set forth in Article VII have been satisfied or waived (other than those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver thereof), the First Extended Termination Date may be extended by either Parent or the Company to April 16, 2020 (the “Second Extended Termination Date”) on written notice to the other party on or by the First Extended Termination Date; provided further that, notwithstanding the foregoing, if the failure of the Closing to occur by the Initial Termination Date, the First Extended Termination Date or the Second Extended Termination Date, as applicable, shall be due to the failure of the party seeking to terminate this Agreement or to extend the Termination Date, as applicable, to perform or observe the covenants and agreements of such party set forth herein, such party shall not have the right to seek to terminate this Agreement or to extend the Termination Date, as applicable;

(d)      by either Parent or the Company (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties (or any such representation or warranty shall cease to be true) set forth in Article III on the part of the Company, in the case of a termination by Parent, or in Article IV on the part of Parent or Merger Sub, in the case of a termination by the Company, which breach or failure to be true, either individually or in the aggregate with all other breaches by such party (or failures of such representations or warranties to be true), would constitute, if occurring or continuing on the date on which the Closing would otherwise have been required to occur pursuant to Section 1.2, the failure of a condition set forth in Section 7.2(a) or 7.2(b) or Section 7.3(a) or 7.3(b), as the case may be, and which (i) is not cured within the earlier of (A) the Termination Date and (B) sixty (60) days following written notice to the Company, in the case of a termination by Parent, or Parent, in the case of a termination by the Company, or (ii) by its nature or timing cannot be cured;

(e)      by Parent prior to such time as the Requisite Company Vote is obtained, if the Company Board shall have (i) failed to recommend in the Joint Proxy/Consent Solicitation Statement that the stockholders of the Company adopt this Agreement, (ii) effected a Change in Company Recommendation, (iii) failed to issue a press release reaffirming the Company Recommendation within ten (10) business days after receipt of a written request from the Parent Board to do so following an Acquisition Proposal with respect to the Company that is publicly announced, or (iv) submitted this Agreement to the holders of Company Common Stock for adoption without a recommendation for adoption;

(f)      by the Company prior to such time as the Requisite Parent Vote is obtained, if the Parent Board shall have (i) failed to recommend in the Joint Statement that the shareholders of Parent approve the Parent Share Issuance, (ii) effected a Change in Parent Recommendation, (iii) failed to issue a press release reaffirming the Parent Recommendation within ten (10) business days after receipt of a written request from the Company Board to do so following an Acquisition Proposal with respect to Parent that is publicly announced, or (iv) submitted the Parent Share Issuance to the holders of Parent Common Stock for approval without a recommendation for approval;

(g)      by either Parent or the Company if the Requisite Company Vote shall not have been obtained by the time that either (i) in the event that a Company Meeting Election has not been made pursuant to Section 6.3(c), the Parent Meeting (including any adjournments or postponements thereof) shall have been concluded or (ii) in the event that a Company Meeting Election has been made pursuant to Section 6.3(c), the Company Meeting (including any adjournments or postponements thereof) shall have been concluded; or

(h)      by either Parent or the Company if the Parent Meeting (including any adjournments or postponements thereof) shall have concluded and the Requisite Parent Vote shall not have been obtained.

The party desiring to terminate this Agreement pursuant to clause (b), (c), (d), (e), (f), (g) or (h) of this Section 8.1 shall give written notice of such termination to the other party in accordance with Section 9.5, specifying the provision or provisions hereof pursuant to which such termination is effected.

8.2     Effect of Termination.

(a)      In the event of termination of this Agreement by either Parent or the Company as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of Parent, Merger Sub, the Company, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby; provided that (i) Section 6.2(b), Section 6.2(e), Section 6.15 and this Section 8.2 and Article IX shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, none of Parent, Merger Sub or the Company shall be relieved or released from any liabilities or damages arising out of its fraud in the making of its representations and warranties in Article III or Article IV, as applicable, or its willful and material breach (with actual knowledge, or knowledge that a person acting reasonably under the circumstances should have, that such party’s act or failure to act would reasonably be expected to result in a breach) of any of its covenants or agreements contained in this Agreement.

(b)      In the event that this Agreement is terminated (i)(A) by either the Company or Parent pursuant to Section 8.1(c) and, at the time of termination, the condition to closing in Section 7.1(d) as it relates to any antitrust or competition law of the United States is not satisfied as a result of an Action initiated or pursued by a Governmental Entity or the condition to closing in Section 7.1(e)(i)(A) is not satisfied, (B) by either the Company or Parent pursuant to Section 8.1(b) as a result of HSR Clearance not being obtained or an order, injunction, or decree giving rise to such termination in connection with any antitrust or competition law of the United States that arises from an Action initiated or pursued by a Governmental Entity or (C) by the Company pursuant to Section 8.1(d) based on a failure by Parent to perform its covenants or agreements under Section 6.1 with respect to any antitrust or competition law of the United States, and (ii) (x) in the case of the foregoing clause (i)(A), at the time of such termination, the conditions to effect the Merger set forth in Section 7.1(a), (c), (d) and (e) (but, in the case of clause (e), only with respect to material Requisite Regulatory Approvals), except as they may relate to the basis for termination in clause (i)(A), (B) or (C) of this Section 8.2, Section 7.2(a) and Section 7.2(b) shall have been satisfied or waived (except for (I) those conditions that by their nature can only be satisfied at the Closing but which conditions would be satisfied or would be capable of being satisfied if the Closing Date were the date of termination or (II) those conditions that have not been satisfied as a result of a breach of this Agreement by Parent or Merger Sub) and (y) in the case of each of the foregoing clauses (i)(B) and (C), at the time of such termination, the conditions to effect the Merger set forth in Section 7.2(a) and Section 7.2(b) shall have been satisfied or waived (except for (I) those conditions that by their nature can only be satisfied at the Closing but which conditions would be satisfied or would be capable of being satisfied if the Closing Date were the date of termination or (II) those conditions that have not been satisfied as a result of a breach of this Agreement by Parent or Merger Sub), then, in each case, Parent shall pay to the Company a fee equal to $665,000,000 (the “Termination Fee”) by wire transfer of same day funds, as promptly as reasonably practicable after the date of termination (and, in any event, within three (3) business days thereafter).

(c)      (i)     In the event that (A) after the date of this Agreement and prior to the termination of this Agreement, a bona fide Acquisition Proposal shall have been made known to the Company Board or a senior executive of the Stockholder’s sponsor who is a member of the Company Board or directly to the Company’s stockholders generally or any person shall have publicly announced a bona fide Acquisition Proposal with respect to the Company, (B) such Acquisition Proposal shall not have been withdrawn, (C) thereafter this Agreement is terminated (1) by either Parent or the Company pursuant to Section 8.1(c) without the Requisite

Company Vote having been obtained, or (2) by Parent pursuant to Section 8.1(d), and (D) prior to the date that is twelve (12) months after the date of such termination, the Company enters into a definitive agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then the Company shall, on the earlier of the date it enters into such definitive agreement and the date of consummation of such transaction, pay Parent, by wire transfer of same day funds, a fee equal to the Termination Fee; provided that, for purposes of this Section 8.2(c), all references in the definition of Acquisition Proposal to “25%” shall instead refer to “50%.”

(ii)    In the event that this Agreement is terminated by Parent pursuant to Section 8.1(e), then the Company shall pay Parent, by wire transfer of same day funds, the Termination Fee as promptly as reasonably practicable after the date of termination (and, in any event, within three (3) business days thereafter).

(d)      (i)    In the event that (A) after the date of this Agreement and prior to the termination of this Agreement, a bona fide Acquisition Proposal shall have been made to the Parent Board or directly to Parent’s shareholders generally or any person shall have publicly announced a bona fide Acquisition Proposal with respect to Parent, (B) such Acquisition Proposal shall not have been withdrawn, (C) thereafter this Agreement is terminated (1) by either Parent or the Company pursuant to Section 8.1(c) without the Requisite Parent Vote having been obtained, (2) by either Parent or the Company pursuant to Section 8.1(h), as a result of the Requisite Parent Vote not having been obtained, or (3) by the Company pursuant to Section 8.1(d), and (D) prior to the date that is twelve (12) months after the date of such termination, Parent enters into a definitive agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then Parent shall, on the earlier of the date it enters into such definitive agreement and the date of consummation of such transaction, pay the Company, by wire transfer of same day funds, a fee equal to the Termination Fee; provided that, for purposes of this Section 8.2(d), all references in the definition of Acquisition Proposal to “25%” shall instead refer to “50%.”

(ii)    In the event that this Agreement is terminated by the Company pursuant to Section 8.1(f), then Parent shall pay the Company, by wire transfer of same day funds, the Termination Fee as promptly as reasonably practicable after the date of termination (and, in any event, within three (3) business days thereafter).

(e)      Subject to the proviso set forth in Section 8.2(a), notwithstanding anything to the contrary herein, the maximum aggregate amount of fees payable by each of Parent and the Company to the other party under this Section 8.2 shall be equal to the Termination Fee, it being understood that the Termination Fee shall constitute liquidated damages and not a penalty and, in the event of a termination of this Agreement under circumstances where the Termination Fee is payable, receipt of the Termination Fee shall be the sole and exclusive remedy for damages against the other party for any loss suffered as a result of any breach of any representation, warranty, covenant or agreement set forth in this Agreement or the failure of the transactions contemplated hereby to be consummated, subject to the proviso set forth in Section 8.2(a). In no event shall either the Company or Parent, as applicable, be obligated to pay more than one (1) Termination Fee.

(f)      Each of Parent and the Company acknowledges that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other party would not enter into this Agreement; accordingly, if either Parent or the Company fails promptly to pay the amount due pursuant to this Section 8.2, and, in order to obtain such payment, the Company or Parent, as applicable, commences a suit which results in a final, non-appealable judgment of a Chosen Court against Parent or the Company, as applicable, for the Termination Fee or any portion thereof, Parent or the Company, as applicable, shall pay the costs and expenses of the Company or Parent, as applicable (including reasonable attorneys’ fees and expenses), in connection with such suit. In addition, if either Parent or the Company, as applicable, fails to pay the amounts payable pursuant to this Section 8.2, then such party shall pay interest on such overdue amounts (for the period commencing as of the date that such overdue amount was originally required to be paid and ending on the date that such overdue amount is actually paid in full) at a rate per annum equal to the “prime rate” (as announced by Citibank, N.A. or any successor thereto) in effect on the date on which such payment was required to be made for the period commencing as of the date that such overdue amount was originally required to be paid. The parties hereto further acknowledge and agree that nothing in this Section 8.2 shall be deemed to affect their right to specific performance under Section 9.13.

ARTICLE IX

GENERAL PROVISIONS

9.1     Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement (other than the Shareholder Agreement, the Registration Rights Agreement or the Confidentiality Agreement, each of which shall survive in accordance with its terms) shall survive the Effective Time, except for Sections 6.5 and 6.6 and for those other covenants and agreements contained herein and therein which by their terms apply or are to be performed in whole or in part after the Effective Time.

9.2     Amendment. Subject to compliance with applicable Law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards, as applicable, at any time before or after approval of the matters presented in connection with the Merger by the shareholders of Parent or the stockholders of the Company; provided, however, that, after the approval of the Parent Share Issuance by the shareholders of Parent or the adoption of this Agreement by the stockholders of the Company, there may not be, without further approval of such shareholders or stockholders, as applicable, any amendment of this Agreement that requires further approval under applicable Law. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties in interest at the time of the amendment. Notwithstanding anything to the contrary in this Agreement, none of the provisions of which the Financing Parties are expressly made third-party beneficiaries pursuant to Section 9.12 may be modified, amended or waived in a manner adverse to any Financing Party without the prior written consent of the relevant Financing Source.

9.3    Extension; Waiver. At any time prior to the Effective Time, the parties hereto, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or satisfaction of any conditions contained herein; provided, however, that, after the approval of the Parent Share Issuance by the shareholders of Parent or the adoption of this Agreement by the stockholders of the Company, there may not be, without further approval of such shareholders or stockholders, as applicable, any extension or waiver of this Agreement or any portion thereof that requires further approval under applicable Law. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

9.4    Expenses. Except (a) with respect to costs and expenses of printing and mailing the Joint Statement and all filing and other fees paid to the SEC in connection with the Merger, which shall be borne equally by Parent and the Company, and (b) as otherwise provided in Section 8.2, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

9.5    Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile or email, upon confirmation of receipt, (b) on the first (1st) business day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth (5th) business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

if to the Company, to:

First Data Corporation 225 Liberty Street, 29th Floor
New York, New York 10281
Attention: General Counsel
E-mail: Adam.Rosman@FirstData.com

With a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP 425 Lexington Avenue
New York, NY 10017
Attention: Gary I. Horowitz

Kathryn King Sudol
Elizabeth A. Cooper
Facsimile: (212) 455-2502
E-mail: ghorowitz@stblaw.com
ksudol@stblaw.com
ecooper@stblaw.com

and

if to Parent or to Merger Sub, to:

Fiserv, Inc. 255 Fiserv Drive
Brookfield, Wisconsin 53045
Attention: Lynn S. McCreary, Chief Legal Officer
Facsimile: (262) 879-5532
E-mail: Lynn.McCreary@Fiserv.com

With a copy (which shall not constitute notice) to:

Sullivan & Cromwell LLP 125 Broad Street
New York, NY 10004
Attention: Mark J. Menting
Jared M. Fishman
Facsimile: (212) 291-9099
(212) 291-9280
E-mail: Mentingm@sullcrom.com
Fishmanj@sullcrom.com

9.6    Interpretation. The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Whenever the words “hereof,” “hereby,” “herein,” “hereunder” or similar terms are used in this Agreement, they shall be deemed to refer to this Agreement as a whole and not to any particular Article or Section in which such words appear. Whenever the words “to the extent” are used in this Agreement, they shall mean “the degree by which” and not merely “if.” References to “the date hereof” shall mean the date of this Agreement. As used in this Agreement, the “knowledge” of the Company means the actual knowledge of any of the officers of the Company listed on Section 9.6 of the Company Disclosure Schedule, and the “knowledge” of Parent means the actual knowledge of any of the officers of Parent listed on Section 9.6 of the Parent Disclosure Schedule. As used herein, (a) “business day ” means any day other than a Saturday, a Sunday or a day on which banks in New York, New York are authorized by Law or executive order to be closed, (b) the term “person” ” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature, (c) an “affiliate” ” of a specified person is any person that directly or indirectly controls, is controlled by, or is under common control with, such specified person, and (d) the term “made available” ” means any document or other information that was (i) provided by one party or its Representatives to the other party or its Representatives prior to the execution and delivery of this Agreement, (ii) included in the virtual data room of a party prior to the execution and delivery of this Agreement or (iii) filed by a party with the SEC and publicly available on the Electronic Data Gathering, Analysis and Retrieval (EDGAR) database of the SEC prior to the execution and delivery of this Agreement. The Company Disclosure Schedule and the Parent Disclosure Schedule, as well as all other schedules and all exhibits hereto, shall be deemed part of this Agreement, incorporated herein for all purposes and included in any reference to this Agreement. References to any statute or regulation refer to such statute or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, including any rules and regulations promulgated thereunder) and reference to any section of any statute or regulation include any successor to such section. All references to “dollars” or “$” in this Agreement are to United States dollars. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless business days are specified. This Agreement shall not be interpreted or construed to require any person to take any action, or fail to take any action, if to do so would violate any applicable Law.

9.7     No Other Representations or Warranties.

(a)      Except for the representations and warranties made by the Company in Article III, neither the Company nor any other person, including the Stockholder (except as provided in the Voting and Support Agreement, Registration Rights Agreement and Shareholder Agreement, if applicable), makes any express or implied representation or warranty with respect to the Company, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and the Company hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither the Company nor any other person, including the Stockholder, makes or has made any representation or warranty to Parent, Merger Sub or any of their respective affiliates or Representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to the Company, any of its Subsidiaries or their respective businesses, or (ii) except for the representations and warranties made by the Company in Article III, any oral or written information presented to Parent, Merger Sub or any of their respective affiliates or Representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or in the course of the transactions contemplated hereby. The Company acknowledges and agrees that none of Parent, Merger Sub or any other person has made or is making any express or implied representation or warranty other than those contained in Article IV.

(b)      Except for the representations and warranties made by Parent and Merger Sub in Article IV, none of Parent, Merger Sub nor any other person makes any express or implied representation or warranty with respect to any of Parent, its Subsidiaries (including Merger Sub), or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and each of Parent and Merger Sub hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, none of Parent, Merger Sub or any other person makes or has made any representation or warranty to the Company or the Stockholder or any of their respective affiliates or Representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to Parent, Merger Sub, any of their respective Subsidiaries or their respective businesses, or (ii) except for the representations and warranties made by Parent and Merger Sub in Article IV, any oral or written information presented to the Company or the Stockholder or any of their respective affiliates or Representatives in the course of their due diligence investigation of Parent, the negotiation of this Agreement or in the course of the transactions contemplated hereby. Each of Parent and Merger Sub acknowledges and agrees that neither the Company nor any other person, including the Stockholder, has made or is making any express or implied representation or warranty other than those contained in Article III.

9.8     Counterparts. This Agreement may be executed in two or more counterparts (including by facsimile or other electronic means), all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

9.9     Entire Agreement. This Agreement (including the documents and the instruments referred to herein) together with the Confidentiality Agreement constitutes the entire agreement among the parties and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

9.10    Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT (INCLUDING ANY DISPUTE ARISING OUT OF OR RELATING TO THE FINANCING OR THE COMMITMENT LETTER OR THE PERFORMANCE OF SERVICES THEREUNDER OR RELATED THERETO). EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10.

9.11    Governing Law; Jurisdiction.

(a)      This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without regard to any applicable conflicts of law that would cause the application of the laws of any jurisdiction other than the State of Delaware (except that matters relating to the fiduciary duties of the Parent Board shall be governed and construed in accordance with the laws of the State of Wisconsin).

(b)      Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in the Court of Chancery of the State of Delaware (or, only if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, the United States District Court for the Southern District of New York located in New York, New York or, if such court declines to accept jurisdiction, then any court of the State of New York sitting in the borough of Manhattan) (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 9.5.

(c)      Notwithstanding anything in this Agreement to the contrary, all claims or causes of action (whether at law, in equity, in contract, in tort or otherwise) against any of the Financing Parties in any way relating to this Agreement, the Financing, the Commitment Letter or any other agreement relating to the Financing, or the performance thereof or the financings contemplated thereby shall, except as specifically set forth in the Commitment Letter, be exclusively governed by, and construed in accordance with, the internal laws of the State of New York, without regard to the conflict of law principles thereof to the extent that such principles would have the effect of applying the laws of, or directing a matter to, another jurisdiction, and each party agrees not to bring or support any person in any action of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any of the Financing Parties in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including any dispute arising out of or relating in any way to the Financing, the Commitment Letter or any other agreement relating to the Financing, or the performance thereof or the financings contemplated thereby, in any forum other than the federal and New York state courts located in the Borough of Manhattan within the City of New York.

9.12    Assignment; Third-Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise specifically provided in Section 6.6, which is intended to benefit each Company Indemnified Party and his or her heirs and representatives, and Section 9.16, which is intended to benefit each Non-Recourse Party to the extent set forth therein, this Agreement (including the documents and instruments referred to herein) is not intended to and does not confer upon any person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance herewith without notice or liability to any other person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date. Except as provided in Section 6.6, notwithstanding any other provision in this Agreement to the contrary, no consent, approval or agreement of any third party beneficiary will be required to amend, modify or waive any provision of this Agreement. Notwithstanding the foregoing, each of the Financing Parties shall be an express third-party beneficiary of and shall be entitled to rely on the last sentence of Section 9.2, Section 9.10, Section 9.11(c), this sentence of this Section 9.12 and Section 9.16(a) and each of the Financing Parties may enforce such provisions.

9.13    Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached. Accordingly, the parties shall be entitled to specific performance of the terms of this Agreement, including an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Merger), in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.

9.14    Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.

9.15    Delivery by Facsimile or Electronic Transmission. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent executed and delivered by means of a facsimile machine or by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.

9.16    No Recourse.

(a)       Notwithstanding anything that may be expressed or implied in this Agreement or any document, agreement, or instrument delivered contemporaneously herewith, in no event shall any Financing Party have any liability or obligation to, or be subject to any action, suit, proceeding or claim from the Company, its affiliates, or it or its affiliates’ respective former, current or future general or limited partners, stockholders, managers, members, controlling persons, agents or Representatives (collectively, the “Company Parties”) in connection with this Agreement or the transactions contemplated hereby, including any Financing, whether at law or equity, in contract, in tort or otherwise, and none of Company Parties will have any rights or claims against any Financing Party (solely in its capacity as a Financing Party) under this Agreement or any other agreement contemplated by, or entered into in connection with the transactions contemplated by, this Agreement, including any commitments by the Financing Sources in respect of financing the transactions contemplated by this Agreement.

(b)       Notwithstanding anything that may be expressed or implied in this Agreement or any document or instrument delivered in connection herewith (other than any letter of transmittal, the Voting and Support Agreement, the Shareholder Agreement, the Registration Rights Agreement and a certain letter agreement between New Omaha Holdings L.P. and the Stockholder, on the one hand, and Parent, on the other hand, dated as of the date hereof), by its acceptance of the benefits of this Agreement:

(i)    Parent and Merger Sub each covenants, agrees and acknowledges that no persons other than the Company have any liabilities, obligations, commitments (whether known or unknown or whether contingent or otherwise) hereunder, and that, no persons other than the Company have any liabilities, obligations, commitments (whether known or unknown or whether contingent or otherwise) hereunder, and that, notwithstanding that the Stockholder and its affiliates or their respective managing members or general partners may be partnerships or limited liability companies, neither Parent nor Merger Sub has any right of recovery under this Agreement, or any claim based on such liabilities, obligations, commitments against, and no personal liability shall attach to, any Non-Recourse Party of the Company, through the Company or otherwise, whether by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of the Company against any Non-Recourse Party of the Company, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or Law, or otherwise; and

(ii)    The Company covenants, agrees and acknowledges that no persons other than Parent and Merger Sub have any liabilities, obligations, commitments

(whether known or unknown or whether contingent or otherwise) hereunder, and that, no persons other than Parent and Merger Sub have any liabilities, obligations, commitments (whether known or unknown or whether contingent or otherwise) hereunder, and that, the Company does not have any right of recovery under this Agreement, or any claim based on such liabilities, obligations, commitments against, and no personal liability shall attach to, any Non-Recourse Party of Parent or Merger Sub, through Parent or Merger Sub or otherwise, whether by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of Parent or Merger Sub against any Non-Recourse Party of Parent or Merger Sub, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or Law, or otherwise.

(c)       For purposes of this Agreement, a “Non-Recourse Party”, with respect any party, means (i) any former, current or future equity holders, controlling persons, directors, officers, employees, agents, affiliates, members, managers or general or limited partners of any of such person, or (ii) any former, current or future stockholder, controlling person, director, officer, employee, general or limited partner, member, manager, affiliate or agent of any of the foregoing persons specified in clause (i), as applicable; provided that a Non-Recourse Party of any party shall not include such party itself.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

FISERV, INC.

By:	/s/ Jeffery Yabuki
Name: Jeffery Yabuki
Title: President and CEO

[Signature Page to Agreement and Plan of Merger]

300 HOLDINGS, INC.

By:	/s/ Jeffery Yabuki
Name: Jeffery Yabuki
Title: President

[Signature Page to Agreement and Plan of Merger]

FIRST DATA CORPORATION

By:	/s/ Frank J. Bisignano
Name: Frank J. Bisignano
Title: Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

Exhibit A

Amended Parent Bylaws

(see attached)

BY-LAWS

OF

FISERV, INC.

Incorporated under the Laws of the

State of Wisconsin

Adopted as of December 31, 1992; Amended and Restated as of March 25, 1999; Amended as of February 16, 2000; Amended on September 17, 2003; Amended and Restated as of February 18, 2004; Amended and Restated as of May 23, 2007; Amended and Restated as of August 14, 2007; Amended and Restated as of November 28, 2008; Amended and Restated as of February 22, 2012; Amended and Restated as of May 23, 2012; Amended and Restated as of February 19, 2016; Amended and Restated as of [●].

ii

BY-LAWS

OF

FISERV, INC.

ARTICLE I

OFFICES

The registered office of the Corporation in the State of Wisconsin shall be located in the City of Brookfield, County of Waukesha. The Corporation may establish or discontinue, from time to time, such other offices within or without the State of Wisconsin as may be deemed proper for the conduct of the Corporation’s business.

ARTICLE II

MEETINGS OF SHAREHOLDERS

Section 1.    Place of Meetings. All meetings of shareholders shall be held at such place or places, within or without the State of Wisconsin, as may from time to time be fixed by the Board of Directors, the Chairman of the Board or the Chief Executive Officer, or as shall be specified in the respective notices, or waivers of notice, thereof. Any meeting may be postponed or adjourned pursuant to Section 8 of this Article II to reconvene at any place designated by vote of the Board of Directors or by the Chairman of the Board or the Chief Executive Officer.

Section 2.    Annual Meeting. The annual meeting of shareholders (the “Annual Meeting”) shall be held on such date and at such time as may be fixed by the Board of Directors, the Chairman of the Board or the Chief Executive Officer. In fixing a meeting date for any Annual Meeting, the Board of Directors, the Chairman of the Board or the Chief Executive Officer may consider such factors as it, he or she deems relevant within the good faith exercise of its, his or her business judgment. At each Annual Meeting, the shareholders shall elect individuals to the Board of Directors in accordance with the Articles of Incorporation and By-Laws of the Corporation. At any such Annual Meeting, only other business properly brought before the Annual Meeting by the Board of Directors or in accordance with Section 5 of this Article II may be transacted.

Section 3.    Special Meetings.

(a)    A special meeting of the shareholders (a “Special Meeting”) may be called only by (i) a majority of the Board of Directors, (ii) the Chairman of the Board or (iii) the Chief Executive Officer. The Board of Directors, the Chairman of the Board or the Chief Executive Officer shall call a Special Meeting upon the demand, in accordance with this Section 3, of the holders of record representing at least 10% of all the votes entitled to be cast on any issue proposed to be considered at the Special Meeting (a “Demand Special Meeting”).

(b)    To enable the Corporation to determine the shareholders entitled to demand a Demand Special Meeting, the Board of Directors may fix a record date to determine the shareholders entitled to make such a demand (the “Demand Record Date”). The Demand Record Date shall not precede the date on which the Board of Directors adopts the resolution fixing the Demand Record Date and shall not be more than ten days after the date on which the resolution fixing the Demand Record Date is adopted by the Board of Directors. Any shareholder of record entitled to demand a Demand Special Meeting who is seeking to have shareholders demand a Demand Special Meeting shall, by sending written notice to the Secretary at the principal offices of the Corporation, by hand or by certified or registered mail, return receipt requested, request the Board of Directors to fix a Demand Record Date. The Board of Directors shall promptly, but in all events within ten days after the date on which a valid request to fix a Demand Record Date is received and verified, adopt a resolution fixing the Demand Record Date and shall make a public announcement of such Demand Record Date. If no Demand Record Date has been fixed by the Board of Directors within ten days after the date on which such request is received and verified by the Secretary at the principal offices of the Corporation, then the Demand Record Date shall be the tenth day after the first date on which a valid written request to set a Demand Record Date is received and verified by the Secretary at the principal offices of the Corporation. To be valid, such written request shall set forth the purpose or purposes for which the Demand Special Meeting is to be held, shall be signed by one or more shareholders of record and by the beneficial owner or owners, if any, on whose behalf the request is made, shall bear the date of signature of each such shareholder and any such beneficial owner and shall set forth all information, including about each such shareholder and any such beneficial owner, that would be required to be set forth in a shareholder’s notice described in Section 5(a)(ii) of this Article II as if the notice related to an Annual Meeting.

(c)    For a shareholder or shareholders to demand a Demand Special Meeting, a written demand or demands for a Demand Special Meeting by the holders of record as of the Demand Record Date of shares representing at least 10% of all the votes entitled to be cast on any issue proposed to be considered at the Demand Special Meeting, calculated as if the Demand Record Date were the record date for the Demand Special Meeting, must be delivered to the Secretary at the principal offices of the Corporation. To be valid, each written demand by a shareholder for a Demand Special Meeting (i) shall set forth the specific purpose or purposes for which the Demand Special Meeting is to be held (which purpose or purposes shall be limited to the purpose or purposes set forth in the written request to set a Demand Record Date received by the Corporation pursuant to the foregoing Section 3(b)), (ii) shall be signed by one or more Persons who as of the Demand Record Date are shareholders of record of at least 10% of all the votes entitled to be cast on any issue proposed to be considered at the Demand Special Meeting and by the beneficial owners, if any, on whose behalf the demand is made, (iii) shall bear the date of signature of each such shareholder and any such beneficial owner, (iv) shall set forth the name and address of each such shareholder (as they appear in the Corporation’s books) and any such beneficial owner signing such demand and the Share Information (as defined in Section 5(a)(ii) of this Article II) for each such shareholder and any such beneficial owner, (v) shall be sent to the Secretary at the principal offices of the Corporation, by hand or by certified or registered mail, return receipt requested, and (vi) shall be received by the Secretary at the principal offices of the Corporation within seventy days after the Demand Record Date.

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(d)    The Board of Directors, the Chairman of the Board and the Chief Executive Officer shall not be required to call a Demand Special Meeting unless, in addition to the documents required by the foregoing Section 3(c), the Secretary receives a written agreement, which may require furnishing of a bond, signed by each Soliciting Shareholder (as defined below) pursuant to which each Soliciting Shareholder, jointly and severally, agrees to pay the Corporation’s costs of holding the Demand Special Meeting, including the costs of preparing and mailing proxy materials for the Corporation’s own solicitation, provided that if each of the resolutions introduced by any Soliciting Shareholder at such meeting is adopted, and each of the individuals nominated by or on behalf of any Soliciting Shareholder for election as a director at such meeting is elected, then the Soliciting Shareholders shall not be required to pay such costs. For purposes of these By-Laws, the following terms shall have the respective meanings set forth below:

(i)    “Affiliate” of any Person (as defined herein) shall mean any Person controlling, controlled by or under common control with such first Person.

(ii)    “Business Day” shall mean any day other than a Saturday, a Sunday or a day on which banking institutions in the State of Wisconsin are authorized or obligated by law or executive order to close.

(iii)   “Participant” shall have the meaning assigned to such term in Rule 14a-12 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(iv)    “Person” shall mean any individual, firm, corporation, partnership, joint venture, association, trust, unincorporated organization or other entity.

(v)     “Proxy” shall have the meaning assigned to such term in Rule 14a-1 promulgated under the Exchange Act.

(vi)    “Solicitation” shall have the meaning assigned to such term in Rule 14a-1 promulgated under the Exchange Act.

(vii)   “Soliciting Shareholder” shall mean, with respect to any Demand Special Meeting, each of the following Persons:

(A)    if the number of shareholders signing the demand or demands of meeting delivered to the Secretary at the principal offices of the Corporation pursuant to the foregoing Section 3(c) is ten or fewer, each Person signing any such demand; or

(B)    if the number of shareholders signing the demand or demands of meeting delivered to the Corporation pursuant to the foregoing Section 3(c) is more than ten, each Person who either (I) was a Participant in any Solicitation of such

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demand or demands or (II) at the time of the delivery to the Secretary at the principal offices of the Corporation of the documents described in the foregoing Section 3(c) had engaged or intends to engage in any Solicitation of Proxies for use at such Demand Special Meeting (other than a Solicitation of Proxies on behalf of the Corporation).

A “Soliciting Shareholder” shall also mean each Affiliate of a Soliciting Shareholder described in clause (A) or (B) above who is a member of such Soliciting Shareholder’s “group” for purposes of Rule 13d-5(b) under the Exchange Act, and any other Affiliate of such a Soliciting Shareholder, if a majority of the directors then in office determines, reasonably and in good faith, that such Affiliate should be required to sign the written notice described in the foregoing Section 3(c) and/or the written agreement described in this Section 3(d) to prevent the purposes of this Section 3 from being evaded.

(e)    Except as provided in the following sentence, any Special Meeting shall be held at such date and time as may be designated by whichever of the Board of Directors, the Chairman of the Board or the Chief Executive Officer shall have called such meeting. In the case of any Demand Special Meeting, such meeting shall be held at such date and time as may be designated by whichever of the Board of Directors, the Chairman of the Board or the Chief Executive Officer shall have called such meeting upon a demand in accordance with this Section 3; provided, however, that the date of any Demand Special Meeting shall be not more than seventy days after the Meeting Record Date (as defined in Section 6(a) of this Article II); and provided further that in the event that the directors, Chairman of the Board or the Chief Executive Officer then in office fail(s) to designate a date and time for a Demand Special Meeting within ten days after the date that valid written demands for such meeting by the holders of record as of the Demand Record Date of shares representing at least 10% of all the votes entitled to be cast on any issue proposed to be considered at the Demand Special Meeting, calculated as if the Demand Record Date were the record date for the Demand Special Meeting, are delivered to the Corporation (the “Delivery Date”), then such meeting shall be held at 10:00 A.M., local time, on the 100th day after the Delivery Date or, if such 100th day is not a Business Day, on the first preceding Business Day. In fixing a meeting date for any Special Meeting or Demand Special Meeting, the Board of Directors, the Chairman of the Board or the Chief Executive Officer may consider such factors as it, he or she deems relevant within the good faith exercise of its, his or her business judgment, including, without limitation, the nature of the action proposed to be taken, the facts and circumstances surrounding any demand for such meeting and any plan of the Board of Directors, the Chairman of the Board or the Chief Executive Officer to call an Annual Meeting or Special Meeting for the conduct of related business.

(f)    The Corporation may engage regionally or nationally recognized independent inspectors of elections to act as an agent of the Corporation for the purpose of promptly performing a ministerial review of the validity of any purported written demand or demands for a Demand Special Meeting received by the Secretary. For the purpose of permitting the inspectors to perform such review, no purported demand shall be deemed to have been delivered to the Corporation until the earlier of (i) five Business Days following receipt by the Secretary of such purported demand and (ii) such date as the independent inspectors certify to the Corporation that the valid demands received by

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the Secretary represent at least 10% of all the votes entitled to be cast on any issue proposed to be considered at the Demand Special Meeting, calculated as if the Demand Record Date were the record date for the Demand Special Meeting. Nothing contained in this Section 3(f) shall in any way be construed to suggest or imply that the Board of Directors, the Chairman of the Board or the Chief Executive Officer or any shareholder shall not be entitled to contest the validity of any demand, whether during or after such five Business Day period, or to take any other action (including, without limitation, the commencement, prosecution or defense of any litigation with respect thereto).

Section 4.    Notice of Meetings.

(a)    Written notice stating the place, day and time of an Annual Meeting or a Special Meeting shall be delivered not less than ten days nor more than seventy days before the date of the meeting (unless a different date is required by law or the Articles of Incorporation), by or at the direction of the Chairman of the Board or the Secretary, to each shareholder of record entitled to vote at such meeting and to such other Persons as are required by the Wisconsin Business Corporation Law. In the event of any Demand Special Meeting, such notice of meeting shall be sent prior to the later of (i) the two days after the Meeting Record Date for such Demand Special Meeting and (ii) thirty days after the Delivery Date. For purposes of this Section 4, notice by “electronic transmission” (as defined in the Wisconsin Business Corporation Law) is written notice. Written notice pursuant to this Section 4 shall be deemed to be effective (x) when mailed, if mailed postpaid and addressed to the shareholder’s address shown in the Corporation’s current record of shareholders or (y) when electronically transmitted to the shareholder in a manner authorized by the shareholder.

(b)    Except as provided in the following sentence, in the case of any Special Meeting, the notice of meeting shall describe any business that the Board of Directors shall have theretofore determined to bring before the meeting and, if applicable, shall contain the information required in the notice received by the Corporation in accordance with Section 5(b) of this Article II. In the case of a Demand Special Meeting, the notice of meeting (i) shall describe any business set forth in the statement of purpose of the demands received by the Corporation in accordance with Section 3 of this Article II, (ii) if applicable, shall contain all of the information required in the notice received by the Corporation in accordance with Section 5(b) of this Article II and (iii) shall describe any business that the Board of Directors shall have theretofore determined to bring before the Demand Special Meeting. Except as otherwise provided in these By-Laws, in the Articles of Incorporation or in the Wisconsin Business Corporation Law, the notice of an Annual Meeting need not include a description of the purpose or purposes for which the meeting is called.

(c)    If any Annual Meeting, Special Meeting or Demand Special Meeting is adjourned to a different date, time or place, then the Corporation shall not be required to give notice of the new date, time or place if the new date, time or place is announced at the meeting before adjournment; provided, however, that if a new Meeting Record Date for an adjourned meeting is or must be fixed, then the Corporation shall give notice of the adjourned meeting to Persons who are shareholders as of the new Meeting Record Date.

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Section 5.    Notice of Shareholder Business and Nomination of Directors.

(a)    Annual Meetings.

(i)    Subject to Article IX of these By-Laws, nominations of persons for election to the Board of Directors and the proposal of other business to be considered by the shareholders may be made at an Annual Meeting (A) pursuant to the Corporation’s notice of meeting, (B) by or at the direction of the Board of Directors, (C) by any shareholder of the Corporation who (1) is a shareholder of record at the time of giving of notice provided for in this Section 5(a) and until and at the time of the Annual Meeting, (2) is entitled to vote with respect to such nomination or other business at the meeting under the Articles of Incorporation and (3) complies with the notice procedures set forth in this Section 5(a) as to such nomination or other business or (D) with respect to nominations by any shareholder of the Corporation who is eligible under, and complies with the notice procedures set forth in, Section 14 of this Article II. The preceding clauses (C) and (D) shall be the exclusive means for a shareholder to make nominations or submit other business (other than matters properly brought under Rule 14a-8 under the Exchange Act and included in the Corporation’s notice of meeting) before an Annual Meeting.

(ii)    For nominations or any other business to be properly brought before an Annual Meeting by a shareholder pursuant to the foregoing Section 5(a)(i)(C), the shareholder must have given timely notice thereof in writing to the Secretary and such other business must otherwise be a proper matter for shareholder action. To be timely, a shareholder’s notice shall be received by the Secretary at the principal offices of the Corporation not less than forty-five days nor more than seventy days prior to the first annual anniversary of the date set forth in the Corporation’s proxy statement for the immediately preceding Annual Meeting as the date on which the Corporation first made available to its shareholders definitive proxy materials for the immediately preceding Annual Meeting (the “Anniversary Date”); provided, however, that if the date for which the Annual Meeting is called is more than thirty days before or more than thirty days after the first annual anniversary of the immediately preceding Annual Meeting, then notice by the shareholder to be timely must be received by the Secretary not earlier than the close of business on the 100th day prior to the date of such Annual Meeting and not later than the later of (A) the 75th day prior to the date of such Annual Meeting or (B) the 10th day following the day on which public announcement of the date of such Annual Meeting is first made. In no event shall any adjournment or postponement of an Annual Meeting or the announcement thereof commence a new time period for the giving of a shareholder notice as described above. Such shareholder’s notice (whether given pursuant to this Section 5(a)(ii) or Section 5(b)) to the Secretary shall be signed by the shareholder of record who intends to make the nomination or introduce the other business and by the beneficial owner or owners, if any, on whose behalf the shareholder is acting, shall bear the date of signature of such shareholder and any such beneficial owner and shall set forth: (I) the name and address of such shareholder (as they appear on the Corporation’s books) and any such beneficial owner; (II) the Share Information (which Share Information required by this clause (II) shall be supplemented by such shareholder and any such beneficial owner not later than ten days after the Meeting Record Date to

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disclose such Share Information as of the Meeting Record Date); (III) a representation that such shareholder is a holder of record of shares of the Corporation entitled to vote under the Articles of Incorporation at such meeting with respect to such nomination or other business and intends to appear in person or by proxy at the meeting to make such nomination or introduce such other business; (IV) any other information relating to such shareholder and any such beneficial owner that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder; (V) in the case of any proposed nomination for election or re-election as a director, (1) the name and residence address of the person or persons to be nominated, (2) a description of all agreements, arrangements or understandings between such shareholder and any such beneficial owner and each nominee and any other Person or Persons (naming such Person or Persons) pursuant to which the nomination is to be made by such shareholder and any such beneficial owner, including without limitation any arrangement or understanding with any Person as to how such nominee, if elected as a director of the Corporation, will act or vote on any issue or question, (3) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among such shareholder and any such beneficial owner and their respective Affiliates and associates, or others acting in concert therewith, on the one hand, and each proposed nominee, and his or her respective Affiliates and associates, or others acting in concert therewith, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Rule 404 promulgated under Regulation S-K if the shareholder making the nomination and any beneficial owner on whose behalf the nomination is made, or any Affiliate or associate thereof or Person acting in concert therewith, were the “registrant” for purposes of such rule and the nominee were a director or executive officer of such registrant, (4) such other information regarding each nominee proposed by such shareholder and any such beneficial owner as would be required to be disclosed in solicitations of proxies for contested elections of directors, or would be otherwise required to be disclosed, in each case pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder, and (5) the written consent of each nominee to be named in a proxy statement and to serve as a director of the Corporation if so elected; (VI) in the case of any proposed removal of a director, (1) the names of the directors to be removed and (2) the reasons of such shareholder and any such beneficial owner for asserting that such directors should be removed; and (VII) in the case of any other business that such shareholder and any such beneficial owner propose to bring before the meeting, (1) a brief description of the business desired to be brought before the meeting and, if such business includes a proposal to amend these By-Laws, the language of the proposed amendment, (2) the reasons of such shareholder and any such beneficial owner for conducting such business at the meeting, (3) any material interest in such business of such shareholder and any such beneficial owner and (4) a description of all agreements, arrangements or understandings between such shareholder and any such beneficial owner and any other Person or Persons (naming such Person or Persons) in connection with the proposal of such business by such shareholder. In the case of any proposed nomination for election or

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re-election as a director, the Corporation may require any proposed nominee to furnish such other information as may reasonably be required by the Corporation to determine the eligibility of such proposed nominee to serve as an independent director of the Corporation or that could be material to a reasonable shareholder’s understanding of the independence, or lack thereof, of such nominee.

For purposes of these By-Laws, the term “Share Information” shall mean (1) the class or series and number of shares of the Corporation that are owned, directly or indirectly, of record and/or beneficially by a shareholder, any beneficial owner on whose behalf the shareholder is acting and any of their respective Affiliates, (2) any option, warrant, convertible security, stock appreciation right or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of the Corporation or with a value derived in whole or in part from the value of any class or series of shares of the Corporation, whether or not such instrument or right shall be subject to settlement in the underlying class or series of capital stock of the Corporation or otherwise (a “Derivative Instrument’) directly or indirectly owned beneficially by such shareholder, any such beneficial owner and any of their respective Affiliates, and any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of the Corporation, (3) any proxy, contract, arrangement, understanding, or relationship pursuant to which such shareholder has a right to vote any shares of any security of the Corporation, (4) any short interest in any security of the Corporation (for purposes of this By-Law a Person shall be deemed to have a short interest in a security if such Person directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has the opportunity to profit or share in any profit derived from any decrease in the value of the subject security), (5) any rights to dividends on the shares of the Corporation owned beneficially by such shareholder that are separated or separable from the underlying shares of the Corporation, (6) any proportionate interest in shares of the Corporation or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which such shareholder or beneficial owner is a general partner or, directly or indirectly, beneficially owns an interest in a general partner and (7) any performance-related fees (other than asset-based fee) that such shareholder, any such beneficial owner and any of their respective affiliates are entitled to based on any increase or decrease in the value of shares of the Corporation or Derivative Instruments, if any, as of the date of such notice, including without limitation any such interests held by members of such Person’s immediate family sharing the same household.

(iii)    Notwithstanding anything in the second sentence of the foregoing Section 5(a)(ii) to the contrary, if the number of directors to be elected to the Board of Directors is increased and there is no public announcement naming all of the nominees for director or specifying the size of the increased Board of Directors made by the Corporation at least forty-five days prior to the Anniversary Date, then a shareholder’s notice required by this Section 5 shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be received by the Secretary at the principal offices of the Corporation not later than the close of business on the 10th day following the day on which such public announcement is first made by the Corporation.

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(b)    Special Meetings. Only such business shall be conducted at a Special Meeting as shall have been described in the Corporation’s notice of meeting sent to shareholders pursuant to the foregoing Section 4. Nominations of persons for election to the Board of Directors may be made at a Special Meeting at which directors are to be elected pursuant to the Corporation’s notice of meeting (i) by or at the direction of the Board of Directors or (ii) provided that the Board of Directors has determined that directors shall be elected at such Special Meeting, by any shareholder of the Corporation who (A) is a shareholder of record at the time of giving of notice provided for in this Section 5(b) and until and at the time of such Special Meeting, (B) is entitled to vote with respect to such nominations at the meeting under the Articles of Incorporation and (C) complies with the notice procedures set forth in this Section 5(b) as to such nomination. In the event the Board of Directors, the Chairman of the Board or the Chief Executive Officer calls a Special Meeting for the purpose of electing one or more directors to the Board of Directors, any shareholder permitted to nominate persons for election to the Board of Directors pursuant to clause (ii) of the preceding sentence who desires to nominate persons for election to such position(s) at such a Special Meeting as specified in the Corporation’s notice of meeting shall cause a written notice described in Section 5(a)(ii) of this Article II (as if the nomination related to an Annual Meeting) to be received by the Secretary at the principal offices of the Corporation not earlier than ninety days prior to such Special Meeting and not later than the close of business on the later of (I) the 60th day prior to such Special Meeting and (II) the 10th day following the day on which public announcement is first made of the date of such Special Meeting and of the nominees proposed by the Board of Directors to be elected at such meeting. In no event shall any adjournment or postponement of a Special Meeting or the announcement thereof commence a new time period for the giving of a shareholder’s notice as described above.

(c)    General.

(i)    Subject to Article IX of these By-Laws, only persons who are nominated by the Board of Directors or in accordance with the procedures set forth in this Section 5 or Section 14 of this Article II shall be eligible to be elected as directors at an Annual Meeting or Special Meeting. Only such business shall be conducted at an Annual Meeting or a Special Meeting, other than a Demand Special Meeting, as shall have been brought before such meeting by the Board of Directors or in accordance with the procedures set forth in this Section 5. Only such business shall be conducted at a Demand Special Meeting as shall have been set forth in the statement of purpose of the demands received by the Corporation in accordance with Section 3 of this Article II or as shall have been brought before the Demand Special Meeting as determined by the Board of Directors. The chairman of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made in accordance with the procedures set forth in this Section 5 or Section 14 of this Article II and, if any proposed nomination or business is not in compliance with this Section 5 or Section 14 of this Article II, as the case may be, to declare that such defective proposal shall be disregarded.

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(ii)    For purposes of this Section 5, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission (“SEC”) pursuant to Section 13, 14 or 15(d) of the Exchange Act.

(iii)    Notwithstanding the foregoing provisions of this Section 5, a shareholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section 5. Nothing in this Section 5 shall be deemed to limit the Corporation’s obligation to include shareholder proposals in its proxy statement if such inclusion is required by Rule 14a-8 under the Exchange Act.

Section 6.    Fixing of Record Date.

(a)    The Board of Directors may fix in advance a date not less than ten days and not more than seventy days prior to the date of an Annual Meeting or Special Meeting as the record date for the determination of shareholders entitled to notice of, or to vote at, such meeting (the “Meeting Record Date”). In the case of any Demand Special Meeting, (i) the Meeting Record Date shall be not later than the 30th day after the Delivery Date and (ii) if the Board of Directors fails to fix the Meeting Record Date within thirty days after the Delivery Date, then the close of business on such 30th day shall be the Meeting Record Date. The shareholders of record on the Meeting Record Date shall be the shareholders entitled to notice of and to vote at the Annual Meeting, Special Meeting or Demand Special Meeting. When a determination of shareholders entitled to notice of or to vote at the Annual Meeting, Special Meeting or Demand Special Meeting has been made as provided in this section, such determination shall be applied to any adjournment thereof unless the Board of Directors fixes a new Meeting Record Date and except as otherwise required by law. A new Meeting Record Date must be set if a meeting is adjourned to a date more than one hundred twenty days after the date fixed for the original meeting.

(b)    The Board of Directors may also fix in advance a date as the record date for the purpose of determining shareholders entitled to take any other action or determining shareholders for any other purpose other than those set forth in Section 3(a) of this Article II and the foregoing Section 6(a). Such record date shall not be more than seventy days prior to the date on which the particular action, requiring such determination of shareholders, is to be taken. If the Board of Directors does not fix a record date for the determination of shareholders entitled to receive a share dividend or distribution (other than a distribution involving a purchase, redemption or other acquisition of the Corporation’s shares), then the close of business on the date on which the resolution of the Board of Directors is adopted declaring the dividend or distribution shall be the record date.

(c)    In order that the Corporation may determine the shareholders entitled to express consent to corporate action in writing without a meeting, the Board of Directors may fix a record date to determine the shareholders entitled to express consent to

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corporate action in writing without a meeting (the “Consent Record Date”). The Consent Record Date shall not precede the date upon which the resolution fixing the Consent Record Date is adopted by the Board of Directors, and such date shall not be more than ten days after the date upon which the resolution fixing the Consent Record Date is adopted by the Board of Directors. Any shareholder or shareholders of record who are seeking to have the shareholders express consent to corporate action in writing without a meeting shall, by sending written notice to the Secretary of the Corporation by hand or by certified registered mail, return receipt requested, request the Board of Directors to fix a Consent Record Date. The Board of Directors shall promptly, but in all events within ten days after the date on which such a valid request is received and verified, adopt a resolution fixing the Consent Record Date and shall make a public announcement of such Consent Record Date. If no Consent Record Date has been fixed by the Board of Directors within ten days after the date on which such a request is received and verified by the Secretary, then the Consent Record Date shall be the 10th day after the first date on which a valid written request to set a Consent Record Date is received and verified by the Secretary. To be valid, such written request shall comply with each of the following:

(i)    Such written request shall be signed by one or more shareholders of record and by the beneficial owners or owners, if any, on whose behalf the shareholder or shareholders are acting, shall bear the date of signature of each such shareholder and any such beneficial owner and shall set forth: (A) the name and address, as they appear on this Corporation’s books, of each such shareholder and any such beneficial owner who seeks to have the shareholders express consent to corporate action in writing without a meeting; (B) the Share Information; (C) a representation that each such shareholder is a holder of record of shares of the Corporation entitled to vote under the Articles of Incorporation at a meeting of shareholders with respect to each matter for which such shareholder is seeking to have shareholders express consent to corporate action in a writing without a meeting; (D) any other information relating to such shareholder and any such beneficial owner that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder; (E) the manner in which each such shareholder and any such beneficial owner intend to comply with Regulation 14A under the Exchange Act in seeking to have the shareholders express consent to corporate action in writing without a meeting; (F) in the case of any such shareholder and any such beneficial owner seeking to elect or re-elect a director by the shareholders expressing consent to corporate action in writing without a meeting, (1) the name and residence address of the person or persons each such shareholder and any such beneficial owner are seeking to elect or re-elect as a director, (2) a description of all agreements, arrangements or understandings between each such shareholder and any such beneficial owner and each person such shareholder and any such beneficial owner are seeking to elect or re-elect as a director and any other Person or Persons (naming such Person or Persons) pursuant to which such shareholder and any such beneficial owner are seeking to elect or re-elect such person as a director including without limitation any arrangement or understanding with any Person as to how such person, if elected or re-elected as a director of the Corporation, will act or vote on any issue or question, (3) a description of all direct and indirect compensation and other

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material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among such shareholder and any such beneficial owner and their respective Affiliates and associates, or others acting in concert therewith, on the one hand, and each person such shareholder and any such beneficial owner are seeking to elect or re-elect as a director, and his or her respective Affiliates and associates, or others acting in concert therewith, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Rule 404 promulgated under Regulation S-K if such shareholder and any such beneficial owner, or any Affiliate or associate thereof or Person acting in concert therewith, were the “registrant” for purposes of such rule and the person such shareholder and any such beneficial owner are seeking to elect or re-elect as a director were a director or executive officer of such registrant, (4) such other information regarding each person such shareholder and any such beneficial owner are seeking to elect or re-elect as a director as would be required to be disclosed in solicitations of proxies for contested elections of directors, or would be otherwise required to be disclosed, in each case pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder, and (5) the written consent of each such person to serve as a director of the Corporation if so elected; (G) in the case of any such shareholder and any such beneficial owner seeking to remove a director by the shareholders expressing consent to corporate action in writing without a meeting, (1) the names of the director(s) each such shareholder and any such beneficial owner are seeking to remove and (2) the reasons of each such shareholder and any such beneficial owner for asserting that such director(s) may be removed for cause; and (H) in the case of any such shareholder and any such beneficial owner seeking to authorize or take any other corporate action by the shareholders expressing consent to corporate action in writing without a meeting, (1) a brief description of the corporate action desired to be authorized or taken and, if such corporate action includes an amendment to these By-Laws, the language of the proposed amendment, (2) the reasons of each such shareholder and any such beneficial owner for authorizing or taking such corporate action, (3) any material interest in such corporate action of each such shareholder and any such beneficial owner and (4) a description of all agreements, arrangements or understandings between such shareholder and any such beneficial owner and any other Person or Persons (naming such Person or Persons) in connection with the corporate action desired to be authorized or taken by such shareholder. In the case of any such shareholder and any such beneficial owner seeking to elect or re-elect a director by the shareholders expressing consent to corporate action in writing without a meeting, the Corporation may require any person such shareholder and any such beneficial owner are seeking to elect or re-elect as a director to furnish such other information as may reasonably be required by the Corporation to determine the eligibility of such person to serve as an independent director of the Corporation or that could be material to a reasonable shareholder’s understanding of the independence, or lack thereof, of such person.

(ii)    Such written request shall be accompanied by a written agreement, which may require furnishing of a bond, signed by each Consent Soliciting Shareholder (as defined below) pursuant to which each Consent Soliciting Shareholder, jointly and severally, agrees to pay the Corporation’s costs relating to such Consent Soliciting Shareholder seeking to have the shareholders express consent to corporate action in

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writing without a meeting, including the costs of preparing and mailing proxy materials for the Corporation’s own solicitation, provided that if the Consent Soliciting Shareholder obtains the requisite number of shares subject to valid and unrevoked Consents (as defined in Section 11(b) of this Article II) to express the corporate action referred to therein in accordance with these By-Laws, then the Consent Soliciting Shareholders shall not be required to pay such costs. For purposes of these By-Laws, “Consent Soliciting Shareholder” shall mean each of the following Persons: (A) if the number of shareholders signing the Consent or Consents is ten or fewer, each Person signing any such Consents; or (B) if the number of shareholders signing the Consent or Consents is more than ten, each Person who either (1) was a Participant in any Solicitation of such consent or consents or (2) at the time of the delivery to the Corporation of the documents described in this Section 6(c) had engaged or intends to engage in any Solicitation of Consents and/or Proxies for expressing consent to corporate action in writing without a meeting (other than a Solicitation of Consents and/or Proxies on behalf of the Corporation).

A “Consent Soliciting Shareholder” shall also mean each Affiliate of a Consent Soliciting Shareholder described in clause (A) or (B) above who is a member of such Consent Soliciting Shareholder’s “group” for purposes of Rule 13d-5(b) under the Exchange Act, and any other Affiliate of such a Consent Soliciting Shareholder, if a majority of the directors then in office determine, reasonably and in good faith, that such Affiliate should be required to sign the written notice described in the foregoing Section 6(c)(i) and/or the written agreements described in this Section 6(c)(ii) and the following Section 6(c)(iii) to prevent the purposes of this Section 6(c) and Section 11 of this Article II from being evaded.

(iii)    Such written request shall be accompanied by a written agreement signed by each Consent Soliciting Shareholder pursuant to which each Consent Soliciting Shareholder agrees to deliver to any inspectors of election engaged by the Corporation pursuant to Section 11(d) of this Article II within two Business Days after receipt all Consents and revocations thereof received by such Consent Soliciting Shareholder or such Consent Soliciting Shareholder’s proxy solicitor or other designated agent in connection with such Consent Soliciting Shareholder seeking to have the shareholders express written consent to corporate action without a meeting.

Section 7.    List of Shareholders. It shall be the duty of the Secretary or other officer of the Corporation who shall have charge of the stock ledger to prepare and make, at least ten days before every meeting of the shareholders, a complete list of the shareholders entitled to vote thereat, arranged in alphabetical order, and showing the address of each shareholder and the number of shares registered in his name. Such list shall be open to the examination of any shareholder, for any purpose germane to the meeting, during ordinary business hours, for a period beginning two Business Days after notice of the meeting is given for which the list was prepared and continuing to the date of the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting or, if not so specified, at the place where the meeting is to be held. The list shall be kept and produced at the time and place of the meeting during the whole time thereof and subject to the inspection of any shareholders who may be present. The original or duplicate ledger shall be the only evidence as to who are the shareholders entitled to examine such list or the books of the Corporation or to vote in person or by proxy at such meeting.

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Section 8.    Quorum; Postponement; Adjournments.

(a)    Shares entitled to vote as a separate voting group may take action on a matter at a meeting only if a quorum of those shares exists with respect to that matter. Except as otherwise provided in the Articles of Incorporation, these By-Laws or in the Wisconsin Business Corporation Law, a majority of the votes entitled to be cast on a matter by the voting group shall constitute a quorum of that voting group for action on that matter. Once a share is represented for any purpose at a meeting, other than for the purpose of objecting to holding the meeting or transacting business at the meeting, it is considered present for purposes of determining whether a quorum exists for the remainder of the meeting and for any adjournment of the meeting unless a new Meeting Record Date is or must be set for the adjourned meeting.

(b)    The Board of Directors acting by resolution may postpone and reschedule any previously scheduled meeting; provided, however, that a Demand Special Meeting shall not be postponed beyond the 100th day following the Delivery Date. Any meeting may be adjourned from time to time, whether or not there is a quorum, (i) at any time, upon a resolution by shareholders if the votes cast in favor of such resolution by the holders of shares of each voting group entitled to vote on any matter theretofore properly brought before the meeting exceed the number of votes cast against such resolution by the holders of shares of each such voting group or (ii) at any time prior to the transaction of any business at such meeting, by the Chairman of the Board or Chief Executive Officer or pursuant to a resolution of the Board of Directors; provided, however, that a Demand Special Meeting adjourned pursuant to clause (ii) must be reconvened on or before the 100th day following the Delivery Date. No notice of the time and place of adjourned meetings need be given except as required by the Wisconsin Business Corporation Law. At any adjourned meeting at which a quorum shall be present or represented, any business may be transacted that might have been transacted at the meeting as originally noticed.

Section 9.    Voting. Every shareholder of record who is entitled to vote shall at every meeting of the shareholders be entitled to one vote for each share of stock held by him on the record date; except, however, that shares of its own stock belonging to the Corporation or to another corporation, if a majority of the shares entitled to vote in the election of directors of such other corporation is held by the Corporation, shall neither be entitled to vote nor counted for quorum purposes. Nothing in this Section shall be construed as limiting the right of the Corporation to vote its own stock held by it in a fiduciary capacity. If a quorum exists, then action on a matter, other than the election of directors, by a voting group is approved if the votes cast within the voting group favoring the action exceed the votes cast opposing the action, unless the Articles of Incorporation, these By-Laws or the Wisconsin Business Corporation Law requires a greater number of affirmative votes. Each director shall be elected as provided in Section 2 of Article III. Unless demanded by a shareholder of the Corporation present in person or by proxy at any meeting of the shareholders and entitled to vote thereat or so directed by the

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chairman of the meeting or required by law, the vote thereat on any question need not be by written ballot. On a vote by written ballot, each ballot shall be signed by the shareholder voting, or in his name by his proxy, if there be such proxy, and shall state the number of shares voted by him and the number of votes to which each share is entitled.

Section 10.    Proxies. At any meeting, a shareholder entitled to vote may vote in person or by proxy. A shareholder entitled to vote at any meeting, or to express consent or dissent in writing to any corporate action without a meeting, may authorize another Person to act for the shareholder by appointing the Person as a proxy. The means by which a shareholder or the shareholder’s authorized officer, director, employee, agent or attorney-in-fact may authorize another Person to act for the shareholder by appointing the Person as proxy include:

(a)    Appointment of a proxy in writing by signing or causing the shareholder’s signature to be affixed to an appointment form by any reasonable means, including, without limitation, by facsimile signature.

(b)    Appointment of a proxy by transmitting or authorizing the transmission of an electronic transmission of the appointment to the Person who will be appointed as proxy or to a proxy solicitation firm, proxy support service organization or like agent authorized to receive the transmission by the Person who will be appointed as proxy. Every electronic transmission shall contain, or be accompanied by, information that can be used to reasonably determine that the shareholder transmitted or authorized the transmission of the electronic transmission. Any Person charged with determining whether a shareholder transmitted or authorized the transmission of the electronic transmission shall specify the information upon which the determination is made.

An appointment of a proxy is effective when a signed appointment form or an electronic transmission of the appointment is received by the inspector of election or the officer or agent of the Corporation authorized to tabulate votes. Unless the appointment form or electronic transmission states that the proxy is irrevocable and the appointment is coupled with an interest, a proxy may be revoked at any time before it is voted, either by written notice filed with the Secretary or the secretary of the meeting or by oral notice given by the shareholder to the presiding officer during the meeting. The presence of a shareholder who has made an effective proxy appointment shall not of itself constitute a revocation. A proxy appointment is valid for eleven months unless a different period is expressly provided in the appointment. The Board of Directors, the Chairman of the Board and the Chief Executive Officer each shall have the power and authority to make rules as to the validity and sufficiency of proxies.

Section 11.    Action without a Meeting.

(a)    Any action required to be taken at any Annual Meeting or Special Meeting or any action which may be taken at any Annual Meeting or Special Meeting may be taken without a meeting, without prior notice and without a vote, if a consent in writing setting forth the action so taken shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize

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or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those shareholders who have not consented in writing.

(b)    To be valid, each expression of consent to corporate action in writing (a “Consent”) shall be in writing; shall set forth the specific corporate action to be taken (which corporate action or actions shall be limited to the action or actions set forth in the written request to set a Consent Record Date received by the Corporation pursuant to Section 6(c) of this Article II); shall be signed by one or more Persons who as of the Consent Record Date are shareholders of record (or their duly authorized proxies); shall bear the date of signature of each such shareholder (or their duly authorized proxies); shall set forth the name and address, as they appear in the Corporation’s books, of each shareholder signing such Consent and the class and number of shares of the Corporation that are owned of record by each such shareholder; in the case of a Person who is not a shareholder of record, shall be accompanied by a proxy or proxies evidencing each such Person’s appointment as a proxy for the applicable shareholder of record; and shall be sent to the inspectors of elections engaged by the Corporation pursuant to the following Section 11(d) in accordance with the provisions of the following Section 11(e). Without limiting the foregoing, no Consent shall be valid unless, within seventy days after the applicable Consent Record Date fixed pursuant to Section 6(c) of this Article II, Consents representing the requisite number of shares subject to valid and unrevoked Consents to express such corporate action are delivered to the Corporation pursuant to this Section 11; provided, however, that if the Corporation or a Consent Soliciting Shareholder (whichever is soliciting Consents) has requested a Preliminary Consent Report that is pending on such 70th day pursuant to the following Section 11(f), then such Consents shall be valid if Consents representing the requisite number of shares subject to valid and unrevoked Consents to express such corporate action are delivered to the Corporation pursuant to this Section 11 at such time as such inspectors issue the Final Consent Report relating to the pending Preliminary Consent Report pursuant to the following Section 11(g) or Section 11(h). The Board of Directors, the Chairman of the Board or the Chief Executive Officer shall have the power and authority to make rules that are not inconsistent with the Wisconsin Business Corporation Law as to the validity of Consents and revocations thereof.

(c)    Consents may be revoked at any time prior to the earlier of (i) such time as the inspectors of elections issue a Final Consent Report pursuant to the following Section 11(g) or Section 11(h) or (ii) seventy days after the applicable Consent Record Date fixed pursuant to Section 6(c) of this Article II by written notice delivered to (A) the Secretary, (B) any Consent Soliciting Shareholder, (C) to a proxy solicitor or other agent designated by the Corporation or any Consent Soliciting Shareholder and/or (D) the inspectors of elections engaged by the Corporation pursuant to the following Section 11(d).

(d)    Within three Business Days after a Consent Record Date fixed pursuant to Section 6(c) of this Article II, the Corporation shall (i) engage regionally or nationally recognized independent inspectors of elections to act as agent of the Corporation for the

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purpose of promptly performing a ministerial review of the validity of Consents and revocations thereof and (ii) provide notice to each Consent Soliciting Shareholder of the identity of such inspectors and the manner in which such Consent Soliciting Shareholder may deliver Consents and revocations thereof to such inspectors pursuant to the following Section 11(e). Except as provided in Section 6(c)(ii) of this Article II, the cost of retaining inspectors of election shall be borne by the Corporation.

(e)    The Corporation, the Consent Soliciting Shareholders and their respective proxy solicitors or other designated agents shall deliver Consents and revocations thereof to the inspectors within two Business Days after receipt. As soon as the inspectors receive Consents and/or revocations thereof, the inspectors shall review the Consents and revocations thereof and shall maintain a count of the number of shares subject to valid and unrevoked Consents. The inspectors shall keep such count confidential and shall not reveal the count to any Person; provided, however, that, as soon as practicable after a written request therefor by the Corporation or a Consent Soliciting Shareholder, the inspectors shall issue a report (a “Consent Report”) to the Corporation and the Consent Soliciting Shareholders stating: (i) the number of shares subject to valid Consents; (ii) the number of shares subject to valid revocations of Consents; (iii) the number of shares subject to valid and unrevoked Consents; (iv) the number of shares subject to invalid Consents; (v) the number of shares subject to invalid revocations of Consents; (vi) whether, based on their count, the requisite number of shares subject to valid and unrevoked Consents has been obtained to express the corporate action specified in the Consents; and (vii) the latest date the inspectors received Consents and revocations thereof that the inspectors reflected in such report (the “Report Date”).

(f)    As soon as practicable after a written request therefor by the Corporation or a Consent Soliciting Shareholder (whichever is soliciting Consents), notice of which request shall be given to the Corporation and any parties opposing the solicitation of Consents, if any, which request shall state that the Corporation or the Consent Soliciting Shareholders, as the case may be, have a good faith belief that the requisite number of shares subject to valid and unrevoked Consents to express the corporate action specified in the Consents has been received in accordance with the Articles of Incorporation and these By-Laws, the inspectors shall issue and deliver to the Corporation and the Consent Soliciting Shareholders a preliminary Consent Report (the “Preliminary Consent Report”); provided, however, that neither the Corporation nor the Consent Soliciting Shareholders may request a Preliminary Consent Report after the 70th day after the applicable Consent Record Date fixed pursuant to Section 6(c) of this Article II. Unless the Corporation and the Consent Soliciting Shareholders shall agree to a shorter or longer period, the Corporation and the Consent Soliciting Shareholders shall have two Business Days after receipt of the Preliminary Consent Report to review the Consents and revocations thereof and to advise the inspectors and the opposing parties in writing as to whether they intend to challenge the Preliminary Consent Report.

(g)    If no written notice of an intention to challenge a Preliminary Consent Report is received within two Business Days after receipt of the Preliminary Consent Report by the Corporation and the Consent Soliciting Shareholders and either (i) the date that is two Business Days after such receipt of such Preliminary Consent Report

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(the “Cut-Off Date”) is more than seventy days after the applicable Consent Record Date fixed pursuant to Section 6(c) of this Article II or (ii) the Cut-Off Date is not more than seventy days after the applicable Consent Record Date fixed pursuant to Section 6(c) of this Article II and the requisite number of shares subject to valid and unrevoked Consents to express the corporate action specified in the Consents was obtained, then the inspectors shall as promptly as practicable issue to the Corporation and the Consent Soliciting Shareholders their final Consent Report (a “Final Consent Report”), which shall contain the information included in the Preliminary Consent Report, plus all changes in the vote totals as a result of Consents and revocations thereof received after the Preliminary Consent Report Report Date to the time of issuance of the Final Consent Report, if such Consents and revocations thereof are received within seventy days after the applicable Consent Record Date fixed pursuant to Section 6(c) of this Article II, and a certification as to whether the requisite number of shares subject to valid and unrevoked Consents to express the corporate action specified in the Consents was obtained. If the Cut-Off Date is not more than seventy days after the applicable Consent Record Date fixed pursuant to Section 6(c) of this Article II and the requisite number or shares subject to valid and unrevoked Consents to express the corporate action specified in the Consents was not obtained, then the inspectors shall as promptly as practicable issue a Consent Report to the Corporation and the Consent Soliciting Shareholders and a certification that the requisite number of shares subject to valid and unrevoked Consents to express the corporate action specified in the Consents was not obtained, and the Corporation or the Consent Soliciting Shareholders (whichever is soliciting Consents) shall have the right to request again a Preliminary Consent Report in accordance with the provisions of the foregoing Section 11(f).

(h)    If the Corporation or the Consent Soliciting Shareholders issue written notice to the inspectors and the Corporation or the Consent Soliciting Shareholders, as the case may be, of an intention to challenge a Preliminary Consent Report within two Business Days after receipt of the Preliminary Consent Report by the Corporation and the Consent Soliciting Shareholders, then a challenge session shall be scheduled by the inspectors as promptly as practicable, at which the Corporation and the Consent Soliciting Shareholders shall have the right to object to the validity of Consents and revocations thereof. A transcript of the challenge session shall be recorded by a certified court reporter. Following completion of the challenge session, if either (i) the date on which the challenge session is completed (the “Completion Date”) is more than seventy days after the applicable Consent Record Date fixed pursuant to Section 6(c) of this Article II or (ii) the Completion Date is not more than seventy days after the applicable Consent Record Date fixed pursuant to Section 6(c) of this Article II and the requisite number of shares subject to valid and unrevoked Consents to express the corporate action specified in the Consents was obtained, then the inspectors shall as promptly as practicable issue to the Corporation and the Consent Soliciting Shareholders a Final Consent Report, which shall contain the information included in the Preliminary Consent Report, plus all changes in the vote totals as a result of the challenge and, if such Consents and revocations thereof are received within seventy days after the applicable Consent Record Date fixed pursuant to Section 6(c) of this Article II, Consents and revocations thereof received after the Preliminary Consent Report Report Date to the time of issuance of the Final Report, and a certification as to whether the requisite number of

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shares subject to valid and unrevoked Consents to express the corporate action specified in the Consents was obtained. If the Completion Date is not more than seventy days after the applicable Consent Record Date fixed pursuant to Section 6(c) of this Article II and the requisite number of shares subject to valid and unrevoked Consents to express the corporate action specified in the Consents was not obtained, then the inspectors shall as promptly as practicable issue a Consent Report to the Corporation and the Consent Soliciting Shareholders and a certification that the requisite number of shares subject to valid and unrevoked Consents to express the corporate action specified in the Consents was not obtained, and the Corporation or the Consent Soliciting Shareholders (whichever is soliciting Consents) shall have the right to request again a Preliminary Consent Report in accordance with the provisions of the foregoing Section 11(f).

(i)    Simultaneously with the delivery of any Final Consent Report to the Corporation pursuant to the foregoing Section 11(g) or Section 11(4), the inspectors shall deliver all valid and unrevoked Consents to the Corporation, which shall constitute delivery of such Consents to the Corporation for purposes of Section 180.0704 of the Wisconsin Business Corporation Law and the Articles of Incorporation. A copy of any Final Consent Report shall be included in the book in which the proceedings of meetings of shareholders are recorded.

(j)    As to any Consent, if, prior to the issuance of a Final Consent Report and delivery of Consents to the Corporation, all Consent Soliciting Shareholders notify the Corporation and the inspectors in writing that such Consent Soliciting Shareholders no longer desire to express consent to the corporate actions specified in the Consents, then the Consents shall be deemed abandoned, and the inspectors shall not issue a Final Consent Report or deliver such Consents to the Corporation.

Section 12.    Acceptance of Instruments Showing Shareholder Action. If the name signed on a vote, consent, waiver or proxy appointment corresponds to the name of a shareholder, the Corporation, acting in good faith, may accept the vote, consent, waiver or proxy appointment and give it effect as the act of a shareholder. If the name signed on a vote, consent, waiver or proxy appointment does not correspond to the name of a shareholder, the Corporation, acting in good faith, may accept the vote, consent, waiver or proxy appointment and give it effect as the act of the shareholder if any of the following apply:

(a)    The shareholder is an entity and the name signed purports to be that of an officer or agent of the entity.

(b)    The name purports to be that of a personal representative, administrator, executor, guardian or conservator representing the shareholder and, if the Corporation requests, evidence of fiduciary status acceptable to the Corporation is presented with respect to the vote, consent, waiver or proxy appointment.

(c)    The name signed purports to be that of a receiver or trustee in bankruptcy of the shareholder and, if the Corporation requests, evidence of this status acceptable to the Corporation is presented with respect to the vote, consent, waiver or proxy appointment.

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(d)    The name signed purports to be that of a pledgee, beneficial owner, or attorney-in-fact of the shareholder and, if the Corporation requests, evidence acceptable to the Corporation of the signatory’s authority to sign for the shareholder is presented with respect to the vote, consent, waiver or proxy appointment.

(e)    Two or more persons are the shareholders as co-tenants or fiduciaries and the name signed purports to be the name of at least one of the co-owners and the person signing appears to be acting on behalf of all co-owners.

The Corporation may reject a vote, consent, waiver or proxy appointment if the Secretary or other officer or agent of the Corporation who is authorized to tabulate votes, acting in good faith, has reasonable basis for doubt about the validity of the signature on it or about the signatory’s authority to sign for the shareholder.

Section 13.    Conduct of Meetings. The Chairman of the Board or, in his or her absence, the Chief Executive Officer, or in the Chief Executive Officer’s absence, any other officer, shall call any Annual Meeting, Special Meeting or Demand Special Meeting to order and shall act as chairman of the meeting, and the Secretary shall act as secretary of all meetings of the shareholders, but, in the absence of the Secretary, the presiding officer may appoint any other person to act as secretary of the meeting. The Board of Directors may, to the extent not prohibited by law, adopt by resolution such rules and regulations for the conduct of a meeting as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board of Directors, the chairman of the meeting shall have the right and authority to prescribe such rules, regulations or procedures and to do such acts as, in the judgment of the chairman of the meeting, are appropriate for the proper conduct of a meeting. Such rules, regulations or procedures, whether adopted by the Board of Directors or prescribed by the chairman of the meeting, may to the extent not prohibited by law include, without limitation, the following: (a) the establishment of an agenda or order of business for the meeting; (b) rules and procedures for maintaining order at the meeting and the safety of those present; (c) limitations on attendance at or participation in the meeting to shareholders of record of the Corporation, their duly authorized and constituted proxies (which shall be reasonable in number) or such other persons as the chairman of the meeting shall determine; (d) restrictions on entry to the meeting after the time fixed for the commencement thereof; (e) limitations on the time allotted to questions or comments by participants; (f) rules and procedures regarding the execution of election ballots before or after the time fixed for the commencement of the meeting; (g) the appointment of an inspector of election or an officer or agent of the Corporation authorized to tabulate votes; and (h) rules and procedures to facilitate the conduct of, and participation in, the meeting by electronic means.

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Section 14.    Shareholder Nominations Included in the Corporation’s Proxy Materials.

(a)    Inclusion of Nominee in Proxy Statement. Subject to the provisions of this Section 14, if expressly requested in the relevant Nomination Notice (as defined below), the Corporation shall include in its proxy statement for any Annual Meeting:

(i)    the name of any person nominated for election (the “Nominee”) to the Board of Directors, which shall also be included on the Corporation’s form of proxy and ballot for the relevant Annual Meeting, by any Eligible Holder (as defined below) or group of up to 20 Eligible Holders that has (individually and collectively, in the case of a group) satisfied, as determined by the Board of Directors or its designee, acting in good faith, all applicable conditions and complied with all applicable procedures set forth in this Section 14 (such Eligible Holder or group of Eligible Holders being a “Nominating Shareholder”);

(ii)    disclosure about the Nominee and the Nominating Shareholder required under SEC rules or any other applicable law, rule or regulation to be included in the proxy statement; and

(iii)    any statement included by the Nominating Shareholder in the Nomination Notice for inclusion in the proxy statement in support of the Nominee’s election to the Board of Directors (subject, without limitation, to Section 14(e)(ii)), if such statement does not exceed 500 words.

Notwithstanding anything herein to the contrary, the Corporation may solicit shareholders against any Nominee and include in its proxy statement for any Annual Meeting any other information that the Corporation or the Board of Directors determines, in their discretion, to include in the proxy statement relating to the nomination of the Nominee, including without limitation any statement in opposition to the nomination and any of the information provided pursuant to this Section 14.

(b)    Maximum Number of Nominees.

(i)    The Corporation shall not be required to include in the proxy statement for an Annual Meeting more Nominees than that number of directors constituting 20% of the total number of directors of the Corporation on the last day on which a Nomination Notice may be submitted pursuant to Section 14(d) (the “Final Nomination Date”), rounded down to the nearest whole number, but not less than two (the “Maximum Number”). The Maximum Number for a particular Annual Meeting shall be reduced by (A) Nominees nominated by a Nominating Shareholder for that Annual Meeting whose nomination is subsequently withdrawn after the Nominating Shareholder is notified by the Corporation that the Nominees will be included in the Corporation’s proxy statement and proxy card for the Annual Meeting, (B) Nominees nominated by a Nominating Shareholder for such Annual Meeting pursuant to this Section 14 that the Board of Directors itself decides to nominate for election at such Annual Meeting and (C) the number of directors in office as of the Final Nomination Date who had been

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Nominees nominated by a Nominating Shareholder with respect to any of the preceding two Annual Meetings (including any Nominee who had been counted at any such Annual Meeting pursuant to the immediately preceding clause (B)) and whose reelection at the upcoming Annual Meeting is being recommended by the Board of Directors. If one or more vacancies for any reason occurs on the Board of Directors after the Final Nomination Date but before the date of the Annual Meeting and the Board of Directors resolves to reduce the size of the Board of Directors in connection with the occurrence of the vacancy or vacancies, then the Maximum Number shall be calculated based on the number of directors in office as so reduced.

(ii)    Any Nominating Holder submitting more than one Nominee pursuant to this Section 14 for an Annual Meeting shall rank such Nominees based on the order in which the Nominating Holder desires such Nominees to be selected for inclusion in the Corporation’s proxy statement for such Annual Meeting if the number of Nominees pursuant to this Section 14 exceeds the Maximum Number. If the number of Nominees pursuant to this Section 14 for any Annual Meeting exceeds the Maximum Number, then the highest ranking Nominee who meets the requirements of this Section 14 from each Nominating Holder will be selected for inclusion in the Corporation’s proxy statement until the Maximum Number is reached, going in order of the amount (largest to smallest) of the shares of common stock of the Corporation disclosed as owned in each Nominating Shareholder’s Nomination Notice.

(iii)    If, after the Final Nomination Date, (A) the Corporation is notified, or the Board of Directors or its designee, acting in good faith, determines that (1) a Nominating Shareholder has failed to satisfy or to continue to satisfy the eligibility requirements described in Section 14(c), (2) any of the representations and warranties made in the Nomination Notice cease to be true and accurate in all material respects (or omit a material fact necessary to make the statements therein not misleading) or (3) any material violation or breach occurs of the obligations, agreements, representations or warranties of the Nominating Shareholder or the Nominee under this Section 14, (B) a Nominating Shareholder or any qualified representative thereof does not appear at the Annual Meeting to present any nomination submitted pursuant to this Section 14, or the Nominating Shareholder withdraws its nomination, or (C) a Nominee becomes ineligible for inclusion in the Corporation’s proxy statement pursuant to this Section 14 or dies, becomes disabled or is otherwise disqualified from being nominated for election or serving as a director of the Corporation or is unwilling or unable to serve as a director of the Corporation, in each case as determined by the Board of Directors or its designee, acting in good faith, whether before or after the Corporation’s definitive proxy statement for such Annual Meeting is made available to shareholders, then the nomination of the Nominating Shareholder or such Nominee, as the case may be, shall be disregarded and no vote on such Nominee will occur (notwithstanding that proxies in respect of such vote may have been received by the Corporation), the Nominating Shareholder may not cure in any way any defect preventing the nomination of the Nominee, and the Corporation (1) may omit from its proxy statement and any ballot or form of proxy the disregarded Nominee and any information concerning such Nominee (including a Nominating Shareholder’s statement in support) or any successor or replacement nominee proposed by the Nominating Shareholder or by any other Nominating Shareholder and (2) may

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otherwise communicate to its shareholders, including without limitation by amending or supplementing its proxy statement or ballot or form of proxy, that the Nominee will not be included as a Nominee in the proxy statement or on any ballot or form of proxy and will not be voted on at the Annual Meeting.

(c)    Eligibility of Nominating Shareholder.

(i)    An “Eligible Holder” is a person who has either (A) been a record holder of the shares of the Corporation’s common stock used to satisfy the eligibility requirements in this Section 14(c) continuously for the three-year period specified in Section 14(c)(ii) or (B) provides to the Secretary of the Corporation, within the time period referred to in Section 14(d), evidence of continuous ownership of such shares for such three-year period from one or more securities intermediaries in a form and in substance that the Board of Directors or its designee, acting in good faith, determines would be deemed acceptable for purposes of a shareholder proposal under Rule 14a-8(b)(2) under the Exchange Act (or any successor rule).

(ii)    An Eligible Holder or group of up to 20 Eligible Holders may submit a nomination in accordance with this Section 14 only if the person or group (in the aggregate) has continuously owned at least the Minimum Number (as defined below) of shares of the Corporation’s common stock throughout the three-year period preceding and including the date of submission of the Nomination Notice and continues to own at least the Minimum Number through the date of the Annual Meeting. A group of funds under common management and investment control shall be treated as one Eligible Holder for purposes of such limitation if such Eligible Holder shall provide together with the Nomination Notice documentation reasonably satisfactory to the Corporation that demonstrates that the funds are under common management and investment control. For the avoidance of doubt, in the event of a nomination by a group of Eligible Holders, any and all requirements and obligations applicable to an individual Eligible Holder that are set forth in this Section 14, including the minimum holding period, shall apply to each member of such group; provided, however, that the Minimum Number shall apply to the ownership of the group in the aggregate, and a breach of any obligation, agreement, representation or warranty under this Section 14 by any member of a group shall be deemed a breach by the Nominating Shareholder. If any shareholder withdraws from a group of Eligible Holders at any time prior to the Annual Meeting, then the group of Eligible Shareholders shall only be deemed to own the shares held by the remaining members of the group and if, as a result of such withdrawal, the Nominating Shareholder no longer owns the Minimum Number of shares of the Corporation’s common stock, then the nomination shall be disregarded as provided in Section 14(b)(iii).

(iii)    The “Minimum Number” of shares of the Corporation’s common stock means 3% of the number of outstanding shares of the Corporation’s common stock as of the most recent date for which such amount is given in any filing by the Corporation with the SEC prior to the submission of the Nomination Notice.

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(iv)    For purposes of this Section 14, an Eligible Holder “owns” only those outstanding shares of common stock of the Corporation as to which the Eligible Holder possesses both:

(A)    the full voting and investment rights pertaining to such shares; and

(B)    the full economic interest in (including the opportunity for profit and risk of loss on) such shares;

provided that the number of shares calculated in accordance with clauses (A) and (B) shall not include any shares (1) sold by such Eligible Holder or any of its affiliates in any transaction that has not been settled or closed, (2) borrowed by such Eligible Holder or any of its affiliates for any purpose or purchased by such Eligible Holder or any of its affiliates pursuant to an agreement to resell or (3) subject to any option, warrant, forward contract, swap, contract of sale, other derivative or similar instrument or agreement entered into by such Eligible Holder or any of its affiliates, whether any such instrument or agreement is to be settled with shares or with cash based on the notional amount or value of outstanding shares of common stock of the Corporation, in any such case which instrument or agreement has, or is intended to have, the purpose or effect of (x) reducing in any manner, to any extent or at any time in the future, such Eligible Holder’s or any of its affiliates’ full right to vote or direct the voting of any such shares and/or (y) hedging, offsetting, or altering to any degree gain or loss arising from maintaining the full economic ownership of such shares by such Eligible Holder or any of its affiliates. An Eligible Holder “owns” shares held in the name of a nominee or other intermediary so long as the Eligible Holder retains the right to instruct how the shares are voted with respect to the election of directors and possesses the full economic interest in the shares. An Eligible Holder’s ownership of shares shall be deemed to continue during any period in which the Eligible Holder has delegated any voting power by means of a proxy, power of attorney or other similar instrument or arrangement that is revocable at any time by the Eligible Holder. An Eligible Holder’s ownership of shares shall be deemed to continue during any period in which the Eligible Holder has loaned such shares provided that the Eligible Holder has the power to recall such loaned shares on five business days’ notice, recalls such loaned shares upon being notified by the Corporation that any of the Eligible Holder’s Nominees will be included in the Corporation’s proxy statement and proxy card for the Annual Meeting (subject to the provisions of this Section 14) and holds such shares through the date of the Annual Meeting. The terms “owned,” “owning,” “ownership” and other variations of the word “own” shall have correlative meanings. Whether outstanding shares of the Corporation are “owned” for these purposes shall be determined by the Board. For purposes of this Section 14, the term “affiliate” or “affiliates” shall have the meaning ascribed thereto under the General Rules and Regulations under the Exchange Act.

(v)    No person shall be permitted to be in more than one group constituting a Nominating Shareholder, and if any person appears as a member of more than one group, then it shall be deemed to be a member of the group that has the largest amount of shares of common stock of the Corporation disclosed as owned in the Nomination Notice.

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(d)    Nomination Notice. To nominate a Nominee for purposes of this Section 14, the Nominating Shareholder must have given timely notice thereof in writing to the Secretary. To be timely, a Nominating Shareholder’s notice shall be received by the Secretary at the principal offices of the Corporation not less than 120 days nor more than 150 days prior to the first annual anniversary of the date set forth in the Corporation’s proxy statement for the immediately preceding Annual Meeting as the date on which the Corporation first made available to its shareholders definitive proxy materials for the immediately preceding Annual Meeting; provided, however, that if the date for which the Annual Meeting is called is more than 30 days before or more than 30 days after the first annual anniversary of the immediately preceding Annual Meeting, then notice by the Nominating Shareholder to be timely must be received by the Secretary by the later of the close of business on the date that is 180 days prior to the date of such Annual Meeting or the tenth day following the day on which public announcement of such Annual Meeting is first made. In no event shall any adjournment or postponement of any Annual Meeting or the announcement thereof commence a new time period for the giving of a Nomination Notice. To be in proper form, a Nominating Shareholder’s notice to the Secretary for purposes of this Section 14 shall include all of the following information and documents (collectively, the “Nomination Notice”):

(i)    A Schedule 14N (or any successor form) relating to the Nominee, completed and filed with the SEC by the Nominating Shareholder as applicable, in accordance with SEC rules;

(ii)    A written notice of the nomination of such Nominee that includes the following additional information, agreements, representations and warranties by the Nominating Shareholder (including each group member):

(A)    the information and representations that would be required to be set forth in a shareholder’s notice of a nomination for the election of directors pursuant to Section 5(a)(ii) of this Article II;

(B)    the details of any relationship that existed within the past three years and that would have been described pursuant to Item 6(e) of Schedule 14N (or any successor item) if it existed on the date of submission of the Schedule 14N;

(C)    a representation and warranty that the shares of common stock of the Corporation owned by the Nominating Shareholder were acquired in the ordinary course of business and not with the intent or objective to influence or change control of the Corporation and are not being held with the purpose or effect of changing control of the Corporation or to gain a number of seats on the Board of Directors that exceeds the maximum number of nominees that shareholders may nominate pursuant to this Section 14;

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(D)    a representation and warranty that the Nominating Shareholder satisfies the eligibility requirements set forth in Section 14(c) and has provided evidence of ownership to the extent required by Section 14(c)(i);

(E)    a representation and warranty that the Nominating Shareholder will continue to satisfy the eligibility requirements described in Section 14(c) through the date of the Annual Meeting;

(F)    a representation and warranty that the Nominating Shareholder has not nominated and will not nominate for election to the Board of Directors at the Annual Meeting any person other than the Nominees it is nominating pursuant to this Section 14;

(G)    a representation and warranty as to the Nominating Shareholder’s intentions with respect to continuing to own the Minimum Number of shares of common stock of the Corporation for at least one year following the Annual Meeting;

(H)    a representation and warranty that the Nominating Shareholder will not engage in, and will not be a “participant” in another person’s, “solicitation” within the meaning of Rule 14a-1(l) under the Exchange Act (without reference to the exception in Rule 14a-1(l)(2)(iv)) (or any successor rules) with respect to the Annual Meeting, other than with respect to its Nominees or any nominees of the Board of Directors;

(I)    a representation and warranty that the Nominating Shareholder will not use any proxy card other than the Corporation’s proxy card in soliciting shareholders in connection with the election of a Nominee at the Annual Meeting;

(J)    a representation and warranty that the Nominee’s nomination for election to the Board of Directors or, if elected, Board membership would not violate applicable state or federal law or the rules of any stock exchange on which the Corporation’s securities are traded;

(K)    a representation and warranty that the Nominee (1) qualifies as independent under the rules of any stock exchange on which the Corporation’s securities are traded, (2) meets the audit committee and compensation committee independence requirements under the rules of any stock exchange on which the Corporation’s securities are traded, (3) is a “non-employee director” for the purposes of Rule 16b-3 under the Exchange Act (or any successor rule), (4) is an “outside director” for the purposes of Section 162(m) of the Internal Revenue Code (or any successor provision), (5) meets the director qualifications set forth in Section 4 of Article III, and (6) is not and has not been subject to any event specified in Rule 506(d)(1) of Regulation D (or any successor rule) under the Securities Act of 1933 or Item 401(f) of Regulation S-K (or any successor rule) under the Exchange Act, without reference to whether the event is material to an evaluation of the ability or integrity of the Nominee;

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(L)    details of any position of the Nominee as an employee, consultant, agent or director of any Competitor of the Corporation within the three years preceding the submission of the Nomination Notice;

(1)    “Competitor” means an individual, business or any other entity or enterprise engaged or having publicly announced its intent to engage in the sale or marketing of any Competing Product or Service.

(2)    “Competing Product or Service” means any product or service that is sold in competition with, or is being developed and that will compete with, a product or service developed, manufactured, or sold by the Corporation.

(M)    if desired, a statement for inclusion in the proxy statement in support of the Nominee’s election to the Board of Directors, provided that such statement shall not exceed 500 words and shall fully comply with Section 14 of the Exchange Act and the rules and regulations thereunder, including Rule 14a-9; and

(N)    in the case of a nomination by a group, the designation by all group members of one group member for purposes of receiving communications, notices and inquiries from the Corporation and that is authorized to act on behalf of all group members with respect to matters relating to the nomination, including withdrawal of the nomination.

(iii)    An executed agreement, in a form deemed satisfactory by the Board of Directors or its designee, acting in good faith, pursuant to which the Nominating Shareholder (including each group member) agrees:

(A)    to comply with all applicable laws, rules and regulations in connection with the nomination, solicitation and election;

(B)    to file any written solicitation or other written communication with the Corporation’s shareholders relating to one or more of the Corporation’s directors or director nominees or any Nominee with the SEC, regardless of whether any such filing is required under rule or regulation or whether any exemption from filing is available for such materials under any rule or regulation;

(C)    to assume all liability (jointly and severally by all group members in the case of a nomination by a group) stemming from any action, suit or proceeding concerning any actual or alleged legal or regulatory violation arising out of any communication by the Nominating Shareholder, its affiliates and associates or their respective agents and representatives with the Corporation, its shareholders or any other person in connection with the nomination or election of directors, including without limitation the Nomination Notice, or out of the facts, statements or other information that the Nominating Shareholder or its Nominees provided to the Corporation in connection with the inclusion of such Nominees in the Corporation’s proxy statement;

(D)    to indemnify and hold harmless (jointly with all other group members, in the case of a group member) the Corporation and each of its directors,

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officers and employees individually against any liability, loss, damages, expenses or other costs (including attorneys’ fees) incurred in connection with any threatened or pending action, suit or proceeding, whether legal, administrative or investigative, against the Corporation or any of its directors, officers or employees arising out of or relating to any nomination submitted by the Nominating Shareholder pursuant to this Section 14 or a failure or alleged failure of the Nominating Shareholder to comply with, or any breach or alleged breach of, its obligations, agreements or representations under this Section 14; and

(E)    in the event that any information included in the Nomination Notice, or any other communication by the Nominating Shareholder (including with respect to any group member) with the Corporation, its shareholders or any other person in connection with the nomination or election ceases to be true and accurate in all material respects or omits a material fact necessary to make the statements made not misleading or that the Nominating Shareholder (including any group member) has failed to continue to satisfy the eligibility requirements described in Section 14(c), to promptly (and in any event within 48 hours of discovering such misstatement, omission or failure) notify the Corporation and any other recipient of such communication of the misstatement or omission in such previously provided information and of the information that is required to correct the misstatement or omission and/or notify the Corporation of the failure to continue to satisfy the eligibility requirements described in Section 14(c), as the case may be.

(iv)    An executed agreement, in a form deemed satisfactory by the Board of Directors or its designee, acting in good faith, by the Nominee:

(A)    to make such other acknowledgments, enter into such agreements and provide such other information as the Board of Directors requires of all directors, including promptly completing the Corporation’s director questionnaire;

(B)    that the Nominee has read and agrees, if elected as a director of the Corporation, to sign and adhere to the Corporation’s corporate governance guidelines and codes of ethics and any other Corporation policies and guidelines applicable to directors; and

(C)    that the Nominee is not and will not become a party to (1) any compensatory, payment, reimbursement, indemnification or other financial agreement, arrangement or understanding with any person or entity in connection with service or action as a director of the Corporation that has not been disclosed to the Corporation, (2) any agreement, arrangement or understanding with any person or entity as to how the Nominee would vote or act on any issue or question as a director (a “Voting Commitment”) that has not been disclosed to the Corporation or (3) any Voting Commitment that could limit or interfere with the Nominee’s ability to comply, if elected as a director of the Corporation, with his or her fiduciary duties under applicable law.

The information and documents required by this Section 14(d) shall be (i) provided with respect to and executed by each group member in the case of information

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applicable to group members and (ii) provided with respect to the persons specified in Instruction 1 to Items 6(c) and (d) of Schedule 14N (or any successor item) in the case of a Nominating Shareholder or group member that is an entity. The Nomination Notice shall be deemed submitted on the date on which all the information and documents referred to in this Section 14(d) (other than such information and documents contemplated to be provided after the date the Nomination Notice is provided) have been delivered to or, if sent by mail, received by the Secretary of the Corporation.

(e)    Exceptions.

(i)    Notwithstanding anything to the contrary contained in this Section 14, the Corporation may omit from its proxy statement and any ballot or form of proxy any Nominee and any information concerning such Nominee (including a Nominating Shareholder’s statement in support), and no vote on such Nominee will occur (notwithstanding that proxies in respect of such vote may have been received by the corporation), and the Nominating Shareholder may not, after the Final Nomination Date, cure in any way any defect preventing the nomination of the Nominee, if:

(A)    the Corporation receives a notice pursuant to Section 5(a) that a shareholder intends to nominate a person for election to the Board of Directors at the Annual Meeting;

(B)    the Board of Directors or its designee, acting in good faith, determines that such Nominee’s nomination or election to the Board of Directors would result in the corporation violating or failing to be in compliance with these By-Laws, the Corporation’s Articles of Incorporation or any applicable law, rule or regulation to which the Corporation is subject, including any rules or regulations of any stock exchange on which the corporation’s securities are traded;

(C)    the Nominee was nominated for election to the Board of Directors pursuant to this Section 14 at one of the Corporation’s two preceding Annual Meetings and either (i) withdrew or became ineligible or unavailable for election at any such Annual Meeting or (ii) received a vote of less than 25% of the shares of common stock of the Corporation entitled to vote for such Nominee; or

(D)    the Nominee has been, within the past three years, an officer or director of a competitor, as defined for purposes of Section 8 of the Clayton Antitrust Act of 1914, as amended.

(ii)    Notwithstanding anything to the contrary contained in this Section 14, the Corporation may omit from its proxy statement, or may supplement or correct, any information, including all or any portion of the statement in support of the Nominee included in the Nomination Notice, if the Board of Directors or its designee, acting in good faith, determines that:

(A)    such information is not true in all material respects or omits a material statement necessary to make the statements made not misleading;

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(B)    such information directly or indirectly impugns character, integrity or personal reputation of, or directly or indirectly makes charges concerning improper, illegal or immoral conduct or associations, without factual foundation, with respect to, any person; or

(C)    the inclusion of such information in the proxy statement would otherwise violate SEC rules or any other applicable law, rule or regulation.

ARTICLE III

BOARD OF DIRECTORS

Section 1.    Powers. The business and affairs of the Corporation shall be managed under the direction of the Board of Directors.

Section 2.    Election and Term.

(a)    The Board of Directors shall be elected for terms as set forth in the Articles of Incorporation of the Corporation. Acceptance of the office of Director may be expressed orally or in writing, and attendance at a meeting shall constitute such acceptance.

(b)    Except as provided in this Section 2, each Director shall be elected by the majority of the votes cast with respect to that Director’s election at any meeting of shareholders for the election of Directors at which a quorum is present and the election is not a Contested Election. For purposes of this Section 2, a majority of votes cast shall mean that the number of votes cast “for” a Director’s election exceeds the number of votes cast “withheld” with respect to that Director’s election. Abstentions will not be counted as votes cast with respect to that Director’s election. If at the close of the notice periods set forth in Sections 5 and 14 of Article II or upon the Corporation’s receipt of demands sufficient to require the calling of a Demand Special Meeting under Section 3(c) of Article II, the Chairman of the Board determines that the number of persons properly nominated to serve as Directors of the Corporation exceeds the number of Directors to be elected (a “Contested Election”), each Director shall be elected by a plurality of the votes cast with respect to that Director’s election at the meeting at which a quorum is present regardless of whether a Contested Election shall continue to exist as of the date of such meeting.

(c)    In an election of Directors that is not a Contested Election, any nominee who was an incumbent Director whose term would otherwise have expired at the time of the election if a successor had been elected who receives a number of votes cast “for” his or her election less than the number of votes cast “withheld” with respect to his or her election (a “Majority Against Vote”) will promptly tender his or her resignation to the Chairman of the Board following certification of the shareholder vote. The Nominating and Corporate Governance Committee of the Board of Directors will promptly consider the resignation submitted by such director, and the Nominating and Corporate Governance Committee will make a recommendation to the Board of Directors as to

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whether to accept the tendered resignation or to reject it, subject to Article IX of these By-Laws. In considering whether to accept or reject the tendered resignation, the Nominating and Corporate Governance Committee will consider all factors deemed relevant by the members of the Nominating and Corporate Governance Committee, including, without limitation, the stated reasons why shareholders “withheld” votes for election from such Director, the length of service and qualifications of the Director whose resignation has been tendered and the Director’s contributions to the Corporation. Subject to Article IX of these By-Laws, the Board of Directors will act on the Nominating and Corporate Governance Committee’s recommendation no later than 90 days following the date of the meeting of shareholders at which the election occurred. In considering the Nominating and Corporate Governance Committee’s recommendation, the Board of Directors will consider the factors considered by the Nominating and Corporate Governance Committee and such additional information and factors the Board of Directors believes to be relevant. Following the Board of Directors’ decision, the Corporation will promptly publicly disclose in a Form 8-K filed with the SEC the Board of Directors’ decision whether to accept the resignation as tendered, including a full explanation of the process by which the decision was reached and, if applicable, the reasons for rejecting the tendered resignation. Any Director who tenders a resignation pursuant to this provision will not participate in the Nominating and Corporate Governance Committee recommendation or Board of Directors consideration regarding whether or not to accept the tendered resignation. If a majority of the members of the Nominating and Corporate Governance Committee received Majority Against Votes at the same election, then the independent Directors who are on the Board of Directors who did not receive Majority Against Votes or who were not standing for election will appoint a committee of the Board of Directors among themselves for the purpose of considering the tendered resignations and will recommend to the Board of Directors whether to accept or reject them, Subject to Article IX of these By-Laws, this committee of the Board of Directors may, but need not, consist of all of the independent Directors who did not receive Majority Against Votes or who were not standing for election.

(d)    Subject to Article IX of these By-Laws, if a Director’s resignation is accepted by the Board of Directors pursuant to this Section 2, or if a nominee for Director is not elected and the nominee is not an incumbent Director whose term would otherwise have expired at the time of the election if a successor had been elected, then the Board of Directors may fill the resulting vacancy pursuant to the provisions of Section 11 of Article III of these By-Laws or may decrease the size of the Board of Directors pursuant to the provisions of Section 3 of Article III of these By-Laws.

Section 3.    Number. Subject to Article IX of these By-Laws, the number of Directors shall be such number as shall be determined from time to time by the Board of Directors but shall not be less than three nor more than eleven.

Section 4.    Tenure and Qualifications. Each Director shall hold office until the next annual meeting of shareholders and until his successor shall have been elected, or until his prior death, resignation or removal for cause only. A Director may be removed from office for cause only by the shareholders at an annual meeting or a special meeting of shareholders called for that purpose if the number of votes cast to remove such

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Director exceeds the number of votes cast not to remove such Director, and any vacancy so created may be filled by the shareholders by the affirmative vote of a majority of the votes cast with respect to filling such vacancy, subject to Article IX of these By-Laws. Directors need not be residents of the State of Wisconsin or shareholders of the Corporation.

Section 5.    Nominations for Election to the Board of Directors. Subject to Article IX of these By-Laws nominations for elections to the Board of Directors may be made by the Board of Directors or by any shareholder of any outstanding class of capital stock of the Corporation entitled to vote for election of Directors at a meeting of shareholders in accordance with Sections 5 or 14 of Article II.

Section 6.    Chairman of the Board. The Chairman of the Board of Directors, if one be elected, shall preside, if present, at all meetings of the shareholders and the Board of Directors, and shall have and perform such other duties as from time to time may be assigned to him by the Board of Directors. The Chairman may use the title Chairman or Chairman of the Board interchangeably.

Section 7.    Quorum and Manner of Acting. Unless otherwise provided by law, the presence of fifty-one percent (51%) of the whole Board of Directors shall be necessary to constitute a quorum for the transaction of business. In the absence of a quorum, a majority of the Directors present may adjourn the meeting from time to time until a quorum shall be present. Notice of any adjourned meeting need not be given. At all meetings of Directors, a quorum being present, all matters shall be decided by the affirmative vote of the majority of the Directors present, except as otherwise required by law or as otherwise provided in Article IX of these By-Laws. The Board of Directors may hold its meetings at such place or places within or without the State of Wisconsin as the Board of Directors may from time to time determine or as shall be specified in the respective notices, or waivers of notice, thereof.

Section 8.    Organization Meeting. Immediately after each annual meeting of shareholders for the election of Directors the Board of Directors shall meet at the place of the annual meeting of shareholders for the purpose of organization, the election of officers and the transaction of other business. Notice of such meeting need not be given. If such meeting is held at any other time or place, notice thereof must be given as hereinafter provided for special meetings of the Board of Directors, subject to a waiver of such notice, in the manner set forth in Section 180.0823 of the Wisconsin Business Corporation Law, by all Directors who may not have received such notice.

Section 9.    Regular Meetings. Regular meetings of the Board of Directors may be held at such time and place, within or without the State of Wisconsin, as shall from time to time be determined by the Board of Directors. After there has been such determination, and notice thereof has been once given to each member of the Board of Directors as hereinafter provided for special meetings, regular meetings may be held without further notice being given.

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Section 10.    Special Meetings; Notice. Special meetings of the Board of Directors shall be held whenever called by the Chairman of the Board, the Chief Executive Officer, or by a majority of the Directors. Notice of each such meeting shall be mailed to each Director, addressed to him at his residence or usual place of business, at least five days before the date on which the meeting is to be held, or shall be sent to him at such place by telegraph, cable, radio or wireless, or be delivered personally or by telephone, not later than the day before the day on which such meeting is to be held. Each such notice shall state the time and place of the meeting and, as may be required, the purposes thereof. Notice of any meeting of the Board of Directors need not be given to any Director if he shall sign a written waiver thereof either before or after the time stated therein for such meeting, or if he shall be present at the meeting. Unless limited by law, the Articles of Incorporation, these By-Laws or the terms of the notice thereof, any and all business may be transacted at any meeting without the notice thereof having specifically identified the matters to be acted upon.

Section 11.    Resignations. Any Director of the Corporation may resign at any time by giving written notice to the Chairman of the Board, the Chief Executive Officer or the Secretary of the Corporation. The resignation of any Director shall take effect upon receipt of notice thereof or at such later time as shall be specified in such notice; and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

Section 12.    Vacancies. Subject to Article IX of these By-Laws, any newly created directorships and vacancies occurring in the Board by reason of death, resignation, retirement or disqualification may be filled by (a) a majority of the Directors then in office or (b) the action of the holders of record of the majority of the issued and outstanding stock of the Corporation (i) present in person or by proxy at a meeting of holders of such stock and entitled to vote thereon or (ii) by a consent in writing in the manner contemplated in Section 11 of Article II. The Director so chosen, whether selected to fill a vacancy or elected to a new directorship, shall hold office until the next meeting of shareholders at which the election of directors is in the regular order of business, and until his successor has been elected and qualifies, or until he sooner dies, resigns or is removed.

Section 13.    Committees. Subject to Article IX of these By-Laws, there may be an Executive Committee. Subject to Article IX of these By-Laws, there shall be an Audit Committee composed of independent directors. Subject to Article IX of these By-Laws, there shall be a Compensation Committee composed of independent directors. Subject to Article IX of these By-Laws, the Board of Directors by resolution adopted by the affirmative vote of a majority of the number of directors then in office may create one or more additional committees. Subject to Article IX of these By-Laws, each committee shall have two or more members who shall, unless otherwise provided by the Board of Directors, serve at the pleasure of the Board of Directors. Except as otherwise provided by law or Article IX of these By-Laws, each committee, to the extent provided in the resolution of the Board of Directors, shall have and may exercise such power and authority as the Board of Directors shall specify.

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Section 14.    Compensation of Directors. Directors, as such, shall not receive any stated salary for their services, but, by resolution of the Board, a specific sum fixed by the Board plus expenses may be allowed for attendance at each regular or special meeting of the Board; provided, however, that nothing herein contained shall be construed to preclude any Director from serving the Corporation or any parent or subsidiary corporation thereof in any other capacity and receiving compensation therefor.

Section 15.    Action without a Meeting. Any action required or permitted to be taken at any meeting of the Board of Directors may be taken without a meeting if a written consent thereto is signed by all members of the Board, and such written consent is filed with the minutes or proceedings of the Board.

Section 16.    Telephonic Participation in Meetings. Members of the Board of Directors may participate in a meeting of the Board by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation shall constitute presence in persons at such meeting.

Section 17.    Lead Director. In the absence of a Chairman of the Board who is independent, the Board of Directors shall appoint an independent director to serve as Lead Director. The Lead Director will chair meetings of the independent directors, will facilitate meetings between members of the Board and the Chief Executive Officer and Chairman, and will assume such other duties which the independent directors as a whole may designate from time to time.

ARTICLE IV

OFFICERS

Section 1.    Principal Officers. The Board of Directors shall elect a Chief Executive Officer, a President, a Secretary and a Treasurer, and may in addition elect a Chairman of the Board, one or more Vice Presidents and such other officers as it deems fit; the Chief Executive Officer, the President, the Secretary, the Treasurer, the Chairman of the Board, if any, and the Vice Presidents, if any, being the principal officers of the Corporation. One person may hold, and perform the duties of, any two or more of said offices.

Section 2.    Election and Term of Office. The principal officers of the Corporation shall be elected annually by the Board of Directors at the organization meeting thereof. Each such officer shall hold office until his successor shall have been elected and shall qualify, or until his earlier death, resignation or removal.

Section 3.    Other Officers. In addition, the Board may elect, or the Chairman of the Board, if any, or the Chief Executive Officer may appoint, such other officers as they deem fit. Any such other officers so chosen shall be subordinate officers and shall hold office for such period, have such authority and perform such duties as the Board of Directors, the Chairman of the Board, if any, or the Chief Executive Officer may from time to time determine.

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Section 4.    Removal. Any officer may be removed, either with or without cause, at any time, by resolution adopted by the Board of Directors at any regular meeting of the Board, or at any special meeting of the Board called for that purpose, at which a quorum is present.

Section 5.    Resignations. Any officer may resign at any time by giving written notice to the Chairman of the Board, if any, the Chief Executive Officer, the Secretary or the Board of Directors. Any such resignation shall take effect upon receipt of such notice or at any later time specified therein; and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

Section 6.    Vacancies. A vacancy in any office may be filled for the unexpired portion of the term in the manner prescribed in these By-Laws for election or appointment to such office for such term.

Section 7.    Chief Executive Officer. The Chief Executive Officer shall have the general powers and duties of supervision and management usually vested in the office of Chief Executive Officer of a corporation. In the absence or non-election of the Chairman of the Board of Directors, if present thereat, he shall preside at all meetings of the shareholders and at all meetings of the Board of Directors. Except as the Board of Directors shall authorize the execution thereof in some other manner, he shall execute bonds, mortgages, and other contracts on behalf of the Corporation, and shall cause the seal to be affixed to any instrument requiring it and when so affixed the seal shall be attested by the signature of the Secretary or the Treasurer.

Section 8.    President. The President shall have the general powers and duties of supervision and management assigned to him by the Board of Directors and the Chief Executive Officer.

Section 9.    Vice President. Each Vice President shall have such powers and shall perform such duties as shall be assigned to him by the Chief Executive Officer.

Section 10.    Treasurer. The Treasurer shall have charge and custody of, and be responsible for, all funds and securities of the Corporation. He shall exhibit at all reasonable times his books of account and records to any of the Directors of the Corporation upon application during business hours at the office of the Corporation where such books and records shall be kept; when requested by the Board of Directors, he shall render a statement of the condition of the finances of the Corporation at any meeting of the Board or at the annual meeting of shareholders; he shall receive, and give receipt for, moneys due and payable to the Corporation from any source whatsoever; in general, he shall perform all the duties incident to the office of Treasurer and such other duties as from time to time may be assigned to him by the Chairman of the Board of Directors, the Chief Executive Officer or the Board of Directors. The Treasurer shall give such bond, if any, for the faithful discharge of his duties as the Board of Directors may require.

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Section 11.    Secretary. The Secretary, if present, shall act as secretary at all meetings of the Board of Directors and of the shareholders and keep the minutes thereof in a book or books to be provide for that purpose; he shall see that all notices required to be given by the Corporation are duly given and served; he shall have charge of the stock records of the Corporation; he shall see that all reports, statements and other documents required by law are properly kept and filed; and in general he shall perform all the duties incident to the office of Secretary and such other duties as from time to time may be assigned to him by the Chairman of the Board of Directors, the Chief Executive Officer or the Board of Directors.

Section 12.    Salaries. The salaries of the principal officers shall be fixed from time to time by the Board of Directors, and the salaries of any other officers may be fixed by the Chairman of the Board of Directors or, if no Chairman of the Board shall have been elected, the Chief Executive Officer.

ARTICLE V

INDEMNIFICATION

The Corporation shall to the fullest extent permitted or required by the Wisconsin Business Corporation Law, including any amendments thereto (but in the case of any such amendment, only to the extent such amendment permits or requires the Corporation to provide broader indemnification rights than prior to such amendment), indemnify its Directors and officers against any and all liabilities, and advance any and all reasonable expenses, incurred thereby in any proceedings to which any such Director or officer is a Party because he or she is or was a Director or officer of the Corporation. The Corporation shall also indemnify an employee who is not a Director or officer to the same extent as provided by the Corporation to its Directors and officers. The rights to indemnification granted hereunder shall not be deemed exclusive of any other rights to indemnification against liabilities or the advancement of expenses which a Director, officer or employee may be entitled to under any written agreement, Board of Directors resolution, vote of shareholders, the Wisconsin Business Corporation Law or otherwise. All capitalized terms used in this Article V and not otherwise defined shall have the meaning set forth in Section 180.0850 of the Wisconsin Business Corporation Law.

ARTICLE VI

SHARES AND THEIR TRANSFER

Section 1.    Certificates for Stock. The Board of Directors hereby authorizes the issuance of any class or series of shares of the Corporation without certificates to the full extent that the Secretary determines that such issuance is allowed by applicable law and the rules of the securities exchange upon which the Corporation’s shares are traded. Any such determination shall be conclusively evidenced by the Secretary delivering to

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the Corporation’s transfer agent and registrar written instructions that refer to this By-Law to issue any such shares without certificates. In any event, the foregoing authorization does not affect shares already represented by certificates until the certificates are surrendered to the Corporation. No book entry or certificate shall be made or issued for partly paid shares.

Section 2.    Stock Certificate Signature. Any certificate for such stock shall be numbered in the order in which it is issued and shall be signed by the Chairman of the Board or the Chief Executive Officer and the Secretary or Treasurer of the Corporation and its seal shall be affixed thereto. If such certificate is countersigned (1) by a transfer agent other than the Corporation or its employee, or (2) by a registrar other than the Corporation or its employee, the signatures of such officers of the Corporation may be facsimiles. In case any officer of the Corporation who has signed, or whose facsimile signature has been placed upon, any such certificate shall have ceased to be such officer before such certificate is issued, it may be issued by the Corporation with the same effect as if he were such officer at the date of issue.

Section 3.    Stock Ledger. A record shall be kept by the Secretary or by any other officer, employee or agent designated by the Board of Directors of the name of each Person holding capital stock of the Corporation, the number of shares represented by, and the respective dates of, each certificate or book entry for such capital stock, and, in case of cancellation of any such certificate or book entry, the respective dates of cancellation.

Section 4.    Cancellation. Every certificate surrendered to the Corporation for exchange or registration of transfer shall be cancelled, and no new certificate shall be issued or book entry made in exchange for any existing certificate until such existing certificate shall have been so cancelled, except, subject to Section 7 of this Article VI, in cases provided for by applicable law.

Section 5.    Registrations of Transfers of Stock. Registrations of transfers of shares of the capital stock of the Corporation shall be made on the books of the Corporation by the registered holder thereof, or by his attorney thereunto authorized by power of attorney duly executed and filed with the Secretary of the Corporation or with a transfer clerk or a transfer agent appointed as in Section 6 of this Article VI, on surrender of the certificate or certificates for such shares properly endorsed or, in the case of shares issued in book entry form, upon written transfer instructions delivered by the registered holder thereof, and the payment of all taxes thereon. The Person in whose name shares of stock stand on the books of the Corporation shall be deemed the owner thereof for all purposes as regards the Corporation.

Section 6.    Regulations. The Board of Directors may make such rules and regulations as it may deem expedient, not inconsistent with the Articles of Incorporation or these By-Laws, concerning the issue, transfer and registration of shares of the stock of the Corporation. It may appoint, or authorize any principal officer or officers to appoint, one or more transfer clerks or one or more transfer agents and one or more registrars, and may require certificates of stock, if any, to bear the signature or signatures of any of them.

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Section 7.    Lost, Stolen, Destroyed or Mutilated Certificates. Before any book entry is made or, if applicable, any certificate is issued for stock of the Corporation in exchange for a certificate that has been mutilated or lost, stolen or destroyed, proper evidence of such loss, theft, mutilation or destruction shall be procured for the Board of Directors, if it so requires.

Section 8.    Record Dates. For the purpose of determining the shareholders entitled to notice of or to vote at any meeting of shareholders or any adjournment thereof, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix, in advance, a date as a record date for any such determination of shareholders. Such record date shall not be more than sixty or less than ten days before the date of such meeting, or more than sixty days prior to any other action.

ARTICLE VII

MISCELLANEOUS PROVISIONS

Section 1.    Corporate Seal. The Board of Directors shall provide a corporate seal, which shall be in the form of a circle and shall bear the name of the Corporation and words and figures showing that it was incorporated in the State of Wisconsin in the year 1992. The Secretary shall be the custodian of the seal. The Board of Directors may authorize a duplicate seal to be kept and used by any other officer.

Section 2.    Voting of Stocks Owned by the Corporation. The Board of Directors may authorize any Person on behalf of the Corporation to attend, vote and grant proxies to be used at any meeting of shareholders of any corporation (except the Corporation) in which the Corporation may hold stock.

Section 3.    Dividends. Subject to the provisions of the Wisconsin Business Corporation Law and the Articles of Incorporation, the Board of Directors may, out of funds legally available therefor, at any regular or special meeting declare dividends upon the capital stock of the Corporation as and when they deem expedient. Before declaring any dividend there may be set apart out of any funds of the Corporation available for dividends such sum or sums as the Directors from time to time in their discretion deem proper for working capital or as a reserve fund to meet contingencies or for equalizing dividends or for such other purposes as the Board of Directors shall deem conducive to the interests of the Corporation.

ARTICLE VIII

AMENDMENTS

Except as otherwise provided in Article IX of these By-Laws, these By-Laws of the Corporation may be altered, amended or repealed (a) by the Board of Directors at any regular or special meeting of the Board of Directors or (b) by the shareholders at a

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meeting of shareholders or by a consent in writing in the manner contemplated in Section 11 of Article II if the votes cast favoring the proposed alteration, amendment or repeal exceed the votes cast opposing the proposed alteration, amendment or repeal, provided, however, that notice of the proposed alteration, amendment or repeal is contained in the notice of such meeting. By-Laws, whether made or altered by the shareholders or by the Board of Directors, shall be subject to alteration or repeal by the shareholders as in this Article VIII.

ARTICLE IX

GOVERNANCE MATTERS

Section 1.    Definitions. The following definitions shall apply to Article IX of these By-Laws:

(a)    “Closing Date” has the meaning specified in the Merger Agreement.

(b)    “Continuing First Data Directors” shall mean the directors of First Data as of the Effective Time who were nominated to be directors of the Corporation by First Data prior to the Effective Time and additional directors of the Corporation who take office after the Effective Time who are nominated by a majority of the Continuing First Data Directors Committee pursuant to Section 2(c) of this Article IX.

(c)    “Continuing First Data Directors Committee” shall mean the committee of the Board of Directors established by Section 2(c) of this Article IX.

(d)    “Continuing Fiserv Directors” shall mean the Directors of the Corporation as of the Effective Time who were nominated to be Directors by the Corporation prior to the Effective Time and additional Directors of the Corporation who take office after the Effective Time who are nominated by a majority of the Continuing Fiserv Directors Committee pursuant to Section 2(b) of this Article IX.

(e)    “Continuing Fiserv Directors Committee” shall mean the committee of the Board of Directors established by Section 2(b) of this Article IX.

(f)    “Effective Time” has the meaning specified in the Merger Agreement.

(g)    “entire Board of Directors” means the total number of Directors which the Corporation would have if there were no vacancies.

(h)    “First Data” means First Data Corporation, a Delaware corporation.

(i)    “Fiserv” means the Corporation.

(j)    “Lead Director” has the meaning set forth in Section 17 of Article III of these By-Laws.

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(k)    “Merger” has the meaning specified in the Merger Agreement.

(l)    “Merger Agreement” means the Agreement and Plan of Merger, dated as of January [●], 2019, by and among the Corporation, [MERGER SUB] and First Data (as the same may be amended, restated, supplemented or otherwise modified from time to time).

(m)    “Shareholders Agreement” means the Shareholders Agreement, dated as of January [●], 2019, by and between the Corporation and the Sponsor (as the same may be amended, restated, supplemented or otherwise modified from time to time).

(n)    “Specified Period” shall mean the period beginning on the Closing Date and ending immediately following the conclusion of the second Annual Meeting (including any postponement or adjournment thereof) following the Closing Date.

(o)    “Sponsor” shall mean New Omaha Holdings L.P.

Section 2.    Composition of the Board of Directors.

(a)    Beginning at the Effective Time and ending at the end of the Specified Period, the Board of Directors shall be comprised of 10 Directors, of which six shall be Continuing Fiserv Directors (one of whom shall be the Chief Executive Officer of Fiserv, if he or she is then a member of the Board of Directors, and the remainder of whom shall consist of Directors who are not officers of the Corporation) and four shall be Continuing First Data Directors (one of whom shall be the President of the Corporation, if he or she is then a member of the Board of Directors, and the remainder of whom shall consist of Directors who are not officers of the Corporation, including one Director nominated by the Sponsor to the extent they are so entitled in accordance with the Shareholders Agreement). During the Specified Period, all vacancies on the Board of Directors created by the cessation of service of a Continuing Fiserv Director shall be filled by a nominee selected by the Continuing Fiserv Directors Committee and all vacancies on the Board of Directors created by the cessation of service of a Continuing First Data Director be filled by a nominee selected by the Continuing First Data Directors Committee, subject to the Shareholders Agreement. During the Specified Period, the Continuing Fiserv Directors Committee shall have the exclusive authority to nominate, on behalf of the Board of Directors, Directors for election at each Annual Meeting, or at any Special Meeting at which Directors are to be elected, to fill each seat previously held by a Continuing Fiserv Director. During the Specified Period, the Continuing First Data Directors Committee shall have the exclusive authority to nominate, on behalf of the Board of Directors, Directors for election at each Annual Meeting, or at any Special Meeting at which Directors are to be elected, to fill each seat previously held by a Continuing First Data Director, in each case, subject to the Shareholders Agreement.

(b)    The Board of Directors shall constitute a Continuing Fiserv Directors Committee, which shall be comprised of all the Continuing Fiserv Directors. The Continuing Fiserv Directors Committee shall have all the power and may exercise all the authority of the Board of Directors to (i) fill all vacancies on the Board of Directors

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created by the cessation of service of a Continuing Fiserv Director and (ii) to nominate Directors for election at each Annual Meeting, or at any Special Meeting at which Directors are to be elected, to fill each seat previously held by a Continuing Fiserv Director. At the end of the Specified Period, the Continuing Fiserv Directors Committee shall be automatically disbanded.

(c)    The Board of Directors shall constitute a Continuing First Data Directors Committee, which shall be comprised of all the Continuing First Data Directors. The Continuing First Data Directors Committee shall have all the power and may exercise all the authority of the Board of Directors to (i) fill all vacancies on the Board of Directors created by the cessation of service of a Continuing First Data Director and (ii) to nominate Directors for election at each Annual Meeting, or at any Special Meeting at which Directors are to be elected, to fill each seat previously held by a Continuing First Data Director, in each case, subject to the Shareholders Agreement. At the end of the Specified Period, the Continuing First Data Directors Committee shall be automatically disbanded.

Section 3.     Composition of Committees. During the Specified Period, (i) the Board of Directors shall maintain the following standing committees (each, a “Standing Committee”): an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee and (ii) each committee of the Board of Directors (including each Standing Committee) shall be comprised of three or four members, with at least one qualified Continuing First Data Director on each Committee. During the Specified Period, a Continuing First Data Director shall be the chair of the Compensation Committee.

Section 4.    Lead Director. During the Specified Period, a Continuing Fiserv Director shall be the Lead Director.

Section 5.     Amendments. During the Specified Period, this Article IX may be amended, restated, supplemented, modified or repealed, and any provision of these By-laws, the Restated Articles of Incorporation or other resolution inconsistent with this Article IX may be adopted, or any such amendment, restatement, supplement, modification or repeal or provision of these By-laws, the Restated Articles of Incorporation or other resolution inconsistent with this Article IX recommended for adoption by the shareholders of the Corporation, only by an affirmative vote of at least 70 percent (70%) of the entire Board of Directors. In the event of any inconsistency between any other provision of these By-Laws the provisions of this Article IX shall control.

Section 6.     Termination. This Article IX shall terminate and be of no further force and effect immediately after the termination of the Specified Period.

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